   As filed with the Securities and Exchange Commission on May 19, 1997
                                                       Registration No. 333-
==============================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                FORM S-4
                         REGISTRATION STATEMENT
                                 UNDER
                       THE SECURITIES ACT OF 1933

                     MERCANTILE BANCORPORATION INC.
         (Exact name of Registrant as specified in its charter)

       Missouri                      6712                    43-0951744
(State of incorporation)   (Primary Standard Industrial   (I.R.S. Employer
                            Classification Code Number)  Identification No.)

                               P.O. Box 524
                         St. Louis, MO  63166-0524
                              (314) 425-2525
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              ----------------
                            JON W. BILSTROM, ESQ.
                        General Counsel and Secretary
                        Mercantile Bancorporation Inc.
                               P.O. Box 524
                         St. Louis, MO  63166-0524
                              (314) 425-2525
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ----------------
                                  Copies to:
      GARY W. DOUGLASS      EDWARD D. HERLIHY, ESQ.   CHRISTOPHER R. KELLY, ESQ.
  Chief Financial Officer      Wachtell, Lipton,          Silver, Freedman
    Roosevelt Financial          Rosen & Katz              & Taff, L.L.P.
       Group, Inc.            51 West 52nd Street     1100 New York Avenue, N.W.
   900 Roosevelt Parkway      New York, NY  10019        Washington DC  20005
Chesterfield, MO  63017-0524    (212) 403-1000             (202) 414-6100
       (314) 532-6200

      Approximate date of commencement of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                Proposed Maximum   Proposed Maximum      Amount of
 Title of Each Class of Securities           Amount to be        Offering Price       Aggregate         Registration
      to be Registered                       Registered<F2>       Per Share<F3>   Offering Price<F3>       Fee<F4>
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share<F1>  13,042,110 shares       $58.875           $767,854,226.25     $232,684
======================================================================================================================

<F1> Includes one attached Preferred Share Purchase Right per share.
<F2> Based upon the maximum number of shares that may be issued upon consummation of the merger described herein, and upon exercise of securities exercisable for shares of Common Stock.
<F3> Pursuant to Rule 457(f)(1) and 457(c), and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $767,855, which equals (x) the average of the high and low sale prices of the common stock, par value $.01 per share
     ("MBI Common Stock"), of Mercantile Bancorporation Inc. ("MBI"), of $58.875 as reported on the New York Stock Exchange on May 12,
     1997, multiplied by (y) the total number of shares of MBI
     Common Stock to be issued in the merger (the "Merger") of Roosevelt Financial Group, Inc. with and into a subsidiary of MBI.
     The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of Common Stock to be issued in the Merger.
<F4> In accordance with Rule 457(b), the filing fee of $210,160 paid pursuant to
     Section 14(g) of the Securities Exchange Act of 1934 and Rule 0-11 thereunder at the time of the filing of the Proxy Statement/Prospectus contained in this Registration Statement as preliminary proxy materials of Roosevelt has been credited to offset the $232,684 registration fee that would otherwise be payable.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================


[Roosevelt                     900 Roosevelt Parkway          (314) 532-6200
Financial Group, Inc. logo]    Chesterfield, Missouri 63017


                                                                   May 19, 1997

Dear Stockholder:

    On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders of Roosevelt Financial Group, Inc. ("Roosevelt") to be held at 2:00 p.m., Central Time, on June 20, 1997, at the St. Louis Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri (the "Annual Meeting").

    At this important meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Reorganization, dated December 22, 1996 (the "Merger Agreement"), providing for the merger (the "Merger") of Roosevelt with and into a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI"). Upon consummation of the Merger, each share of Roosevelt common stock, other than shares held by stockholders of Roosevelt who exercise their appraisal rights under the General Corporation Law of the State of Delaware, will be converted into either (i) 0.4211 of a share of MBI common stock, or (ii) $22.00 in cash, provided that the aggregate number of shares of MBI common stock issued in the Merger shall, subject to allocation procedures set forth in the Merger Agreement, be equal to 13,042,110 shares less the number of shares of MBI common stock issuable upon exercise of Roosevelt stock options and restricted stock outstanding as of the effective time of the Merger. In certain circumstances, as set forth in the Merger Agreement and more fully described in the Proxy Statement/Prospectus, Roosevelt stockholders who have elected to receive all cash or all shares of MBI common stock in the Merger will receive a combination of cash and MBI common stock. A copy of the Merger Agreement is attached to the accompanying Proxy Statement/Prospectus as Annex A and is incorporated by reference herein.

    You will also be asked to consider and vote upon the election of four directors of Roosevelt to serve until the Merger is consummated or, in the event the Merger is not consummated, until the expiration of their respective three-year terms or until their respective successors are elected and qualified.

    Finally, you will be asked to ratify the appointment of KPMG Peat Marwick LLP as Roosevelt's independent auditors for the fiscal year ending December 31, 1997.

    I have enclosed the following items relating to the Annual Meeting and the
Merger:

    1. Proxy Statement/Prospectus;

    2. Proxy card;

    3. 1996 Annual Report on Form 10-K;

    4. 1996 Summary Annual Report to Stockholders; and

    5. A pre-addressed return envelope for the proxy card.

    The Proxy Statement/Prospectus and related proxy materials set forth, or incorporate by reference, financial data and other important information relating to Roosevelt and MBI and describe the terms and conditions of the proposed Merger. The Board of Directors urges you to carefully review these materials before completing the enclosed proxy card or attending the Annual Meeting.

    Montgomery Securities, an investment banking firm, has issued its opinion to your Board of Directors regarding the fairness, from a financial point of view, of the consideration to be paid by MBI pursuant to the Merger Agreement as of the date of such opinion. A copy of the opinion is attached as Annex D to the Proxy Statement/Prospectus.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF ROOSEVELT AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF ROOSEVELT UNANIMOUSLY RECOMMENDS THAT ROOSEVELT STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, "FOR" THE PROPOSED SLATE OF DIRECTORS AND "FOR" THE RATIFICATION OF ROOSEVELT'S INDEPENDENT AUDITORS.

    It is important that your shares be represented at the Annual Meeting, whether or not you plan to attend the Annual Meeting in person. Please complete, sign and date the enclosed proxy card and return it to Harris Trust and Savings Bank in the enclosed pre-addressed envelope which requires no postage if mailed within the United States. If you later decide to attend the Annual Meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the Annual Meeting, you may do so and your proxy will have no further effect. You may revoke your proxy by delivering to Harris Trust and Savings Bank a written notice of revocation bearing a later date than the proxy, or any later dated proxy relating to the same shares, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

    The Board of Directors and management of Roosevelt appreciate your continued support. If you need assistance in completing your proxy card or if you have any questions about the Proxy Statement/Prospectus, please feel free to contact Mark G. Ellebrecht at 314-532-6200.

                                   Sincerely,

                                   /s/ STANLEY J. BRADSHAW

                                   Stanley J. Bradshaw
                                   Chairman of the Board,
                                     President and Chief Executive Officer

                        ROOSEVELT FINANCIAL GROUP, INC.

                             900 ROOSEVELT PARKWAY
                          CHESTERFIELD, MISSOURI 63017

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD
                                 JUNE 20, 1997

To the Stockholders of Roosevelt Financial Group, Inc.:

    Notice is hereby given that the Annual Meeting of Stockholders of Roosevelt Financial Group, Inc., a Delaware corporation ("Roosevelt"), will be held at the St. Louis Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri, on June 20, 1997, at 2:00 p.m., Central Time (the "Annual
Meeting"), for the following purposes:

    (1) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Reorganization, dated December 22, 1996 (the "Merger Agreement"), by and between Mercantile Bancorporation Inc., a Missouri corporation
("MBI"), and Roosevelt, pursuant to which, among other things, (i) Roosevelt will be merged (the "Merger") with and into Ameribanc, Inc., a Missouri corporation and a wholly owned subsidiary of MBI, with the result that the business and operations of Roosevelt will be continued through such wholly owned subsidiary, and (ii) upon consummation of the Merger, each outstanding share of Roosevelt common stock, par value $.01 per share ("Roosevelt Common Stock"), other than shares held by stockholders of Roosevelt who exercise their appraisal rights under the General Corporation Law of the State of Delaware (the "Delaware Law"), will be converted into either (i) 0.4211 of a share of MBI common stock ("MBI Common Stock"), or (ii) $22.00 in cash, provided that the aggregate number of shares of MBI Common Stock that shall be issued in the Merger shall, subject to allocation procedures set forth in the Merger Agreement, be equal to 13,042,110 shares less the number of shares of MBI Common Stock issuable upon exercise of Roosevelt stock options and restricted stock outstanding as of the effective time of the Merger. In certain circumstances, as set forth in the Merger Agreement and more fully described in the Proxy Statement/Prospectus, Roosevelt stockholders who have elected to receive all cash or all shares of MBI Common Stock in the Merger will receive a combination of cash and MBI Common Stock. The Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus and is incorporated by reference herein.

    (2) To consider and vote upon the election of four directors of Roosevelt.

    (3) To consider and ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of Roosevelt for the fiscal year ending December 31, 1997.

    (4) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    The record date for determining the holders of Roosevelt Common Stock entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof has been fixed as of the close of business on May 22, 1997. Approval by the Roosevelt stockholders of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Roosevelt Common Stock entitled to vote at the Annual Meeting. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy and entitled to vote and the ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares duly voted on the matter.

    Each holder of Roosevelt Common Stock has the right to dissent from the Merger and to demand payment of the fair value of his or her shares in the event the Merger is approved and consummated. Any right of any such stockholder to receive such payment would be contingent upon strict compliance with the requirements set forth in Section 262 of the Delaware Law, the full text of which is attached as Annex C to the accompanying Proxy Statement/Prospectus. For a summary of these requirements, see "APPRAISAL RIGHTS OF STOCKHOLDERS OF ROOSEVELT" in the Proxy Statement/Prospectus.

    Information regarding the Merger and related matters is contained in the accompanying Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING BY FOLLOWING THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

    THE BOARD OF DIRECTORS OF ROOSEVELT HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF ROOSEVELT AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF ROOSEVELT UNANIMOUSLY RECOMMENDS THAT ROOSEVELT STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, "FOR" THE PROPOSED SLATE OF DIRECTORS AND "FOR" THE RATIFICATION OF ROOSEVELT'S INDEPENDENT AUDITORS.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/  MARK G. ELLEBRECHT

                                    MARK G. ELLEBRECHT
                                    Secretary

Chesterfield, Missouri
May 19, 1997

            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

                        MERCANTILE BANCORPORATION INC.
                                  PROSPECTUS

                           ------------------------

                        ROOSEVELT FINANCIAL GROUP, INC.
                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 20, 1997

                          --------------------------

    This Prospectus of Mercantile Bancorporation Inc., a Missouri corporation ("MBI"), relates to up to 13,042,110 shares of common stock, par value $0.01 per share, and attached preferred share purchase rights (the "Rights"), of MBI (such common stock and Rights are collectively referred to herein as the "MBI Common Stock") to be issued to the stockholders of Roosevelt Financial Group, Inc., a Delaware corporation ("Roosevelt"), upon consummation of the proposed merger (the "Merger") of Roosevelt with and into Ameribanc, Inc., a Missouri corporation and a wholly owned subsidiary of MBI ("Merger Sub"). The Merger will be consummated pursuant to the Agreement and Plan of Reorganization, dated December 22, 1996, by and between MBI and Roosevelt (the "Merger Agreement"), upon the terms and subject to the conditions thereof. This Prospectus also serves as the Proxy Statement of Roosevelt for use in connection with the solicitation of proxies by the Board of Directors of Roosevelt (the "Roosevelt Board") to be used at the Annual Meeting of Stockholders of Roosevelt (the "Annual Meeting") to, among other things, approve and adopt the Merger Agreement. The Merger Agreement is attached as Annex A and is incorporated herein by reference.

    Pursuant to the Merger Agreement, MBI will issue up to an aggregate of 13,042,110 shares of MBI Common Stock less the number of shares of MBI Common Stock issuable upon exercise of Roosevelt's stock options and restricted stock outstanding as of the effective time of the Merger. Upon consummation of the Merger, among other things, each outstanding share of Roosevelt common stock, par value $.01 per share ("Roosevelt Common Stock"), other than shares held by stockholders of Roosevelt who exercise their appraisal rights under the General Corporation Law of the State of Delaware (the "Delaware Law"), will be converted into either (i) 0.4211 (the "Exchange Ratio") of a share of MBI Common Stock, or (ii) $22.00 in cash. Each Roosevelt stockholder will have the
                                            (Cover Page Continued on Next Page)

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE
 NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
    (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF MBI COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
  DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE
    NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK
     INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER
                             GOVERNMENTAL AGENCY.

                          --------------------------

          THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MAY 19, 1997

(Cover Page, Continued)

opportunity to elect whether to receive only shares of MBI Common Stock or cash as consideration in the Merger. In certain circumstances, as set forth in the Merger Agreement and more fully described below, Roosevelt stockholders who have elected to receive all cash or all shares of MBI Common Stock in the Merger will receive a combination of cash and MBI Common Stock. See "TERMS OF THE PROPOSED MERGER--Allocation" and "APPRAISAL RIGHTS OF STOCKHOLDERS OF ROOSEVELT." No fractional shares of MBI Common Stock will be issued in the Merger, but cash will be paid in lieu of such fractional shares. See "TERMS OF THE PROPOSED MERGER--Fractional Shares." Because the value of the Per Share Cash Consideration is fixed at $22.00 and the value of the Per Share Stock Consideration fluctuates based on the trading price of MBI Common Stock, at the Effective Time the value of the Per Share Cash Consideration and the value of the Per Share Stock Consideration received by Roosevelt stockholders may differ significantly.

    MBI Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "MTL." On December 20, 1996, the last full trading day before public announcement of the Merger, the last sale price of MBI Common Stock was $50.75 as reported on the NYSE Composite Tape. On May 15, 1997, the last sale price of MBI Common Stock as reported on the NYSE Composite Tape was $59.25. Roosevelt Common Stock is quoted on the Nasdaq National Market ("NASDAQ") under the symbol "RFED." On December 20, 1996, the last sale price of Roosevelt Common Stock was $18.125 as reported by NASDAQ. On May 15, 1997, the last sale price for Roosevelt Common Stock as reported by NASDAQ was $23.25.

    Based on the closing price of MBI Common Stock on May 15, 1997 of $59.25 per share, the value of the Per Share Stock Consideration would have been $24.95 and the Per Share Cash Consideration would have been $22.00, subject to the allocation procedures described below. See "TERMS OF THE PROPOSED MERGER--Allocation." Roosevelt shareholders are advised to obtain current market quotations for MBI Common Stock.

    This Proxy Statement/Prospectus, the Letter to Roosevelt Stockholders, the Notice of Annual Meeting of Stockholders and the form of proxy are first being mailed to the stockholders of Roosevelt on or about May 22, 1997.

                             AVAILABLE INFORMATION

    Each of MBI and Roosevelt is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning either MBI or Roosevelt can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the web site is http://www.sec.gov. MBI Common Stock is listed on the NYSE, and such reports, proxy statements and other information concerning MBI are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Roosevelt Common Stock is quoted on NASDAQ, and such reports, proxy statements and other information concerning Roosevelt are available for inspection and copying at the Public Reference section of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006.

    This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (together with any amendments thereto, the "Registration Statement") covering the securities offered hereby which has been filed by MBI with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Reference is hereby made to the Registration Statement for further information with respect to MBI and the securities offered hereby. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus provide a fair summary of the contents of any contract or other document referenced herein or therein but are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                                       i

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless specifically incorporated by reference herein or in such documents) are available, without charge, to any person to whom this Proxy Statement/Prospectus is delivered upon written or oral request to the following:


        MBI DOCUMENTS                          ROOSEVELT DOCUMENTS
        -------------                          -------------------
Jon W. Bilstrom, Esq.                     Mark G. Ellebrecht, Esq.
General Counsel                           Vice President, General Counsel
  and Secretary                             and Secretary
Mercantile Bancorporation Inc.            Roosevelt Financial Group, Inc.
P.O. Box 524                              900 Roosevelt Parkway
St. Louis, Missouri 63166-0524            Chesterfield, Missouri 63017
(314) 425-2525                            314-532-6200

    IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN JUNE 13, 1997.

    The following documents filed with the Commission by MBI under the Exchange Act are incorporated herein by reference (Commission File No. 1-11792):

        (i) MBI's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 MBI Form 10-K").

        (ii) MBI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

        (iii) The information contained in MBI's Proxy Statement, dated March 21, 1997, for its Annual Meeting of Shareholders to be held on April 24, 1997 that has been incorporated by reference in the 1996 MBI Form 10-K.

        (iv) The description of MBI Common Stock set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

        (v) The description of the Rights set forth in Item 1 of MBI's Registration Statement on Form 8-A, dated March 5, 1993, and any amendment or report filed for the purpose of updating such description.

        (vi)  MBI's Current Report on Form 8-K dated April 25, and May 13, 1997.

    The following documents filed with the Commission by Roosevelt under the Exchange Act are incorporated herein by reference (Commission File No. 0-17403):

        (i) Roosevelt's Annual Report on Form 10-K for the year ended December 31, 1996, as amended on Form 10-K/A on March 14, 1997 and on Form 10-K/A-2 on April 29, 1997 (the "1996 Roosevelt Form 10-K").

        (ii) Roosevelt's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    Accompanying this Proxy Statement/Prospectus is a copy of the 1996 Roosevelt 10-K, as amended, and Roosevelt's 1996 Summary Annual Report to Stockholders (the "Summary Annual Report").

    All documents filed with the Commission by MBI and/or Roosevelt pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein and made a part hereof from the date any such document is filed. The information relating to MBI and Roosevelt contained in this Proxy Statement/Prospectus does not purport to be complete and should be read together with the information in the documents incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MBI OR ROOSEVELT. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH IT RELATES SHALL IMPLY OR CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MBI OR ROOSEVELT OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF MBI FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS, REVENUE ENHANCEMENTS AND FUNDING ADVANTAGES THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE EXPECTED IMPACT OF THE MERGER ON MBI'S FINANCIAL PERFORMANCE AND EARNINGS ESTIMATES FOR THE COMBINED COMPANY. SEE "TERMS OF THE PROPOSED MERGER--BACKGROUND OF THE MERGER," "--REASONS FOR THE MERGER; ROOSEVELT BOARD RECOMMENDATION," "--OPINION OF ROOSEVELT'S FINANCIAL ADVISOR" AND "PRO FORMA FINANCIAL INFORMATION." THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (2) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER; (3) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF MBI AND ROOSEVELT ARE GREATER THAN EXPECTED; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS MORE THAN PLANNED; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (7) THE IMPACT OF REGULATORY CHANGES IS OTHER THAN EXPECTED; (8) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND
(9) CHANGES IN THE SECURITIES MARKETS. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF MBI AFTER THE MERGER IS INCLUDED IN THE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN.

                         TABLE OF CONTENTS

                                                               Page
                                                               -----

AVAILABLE INFORMATION.........................................     i

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............    ii

SUMMARY INFORMATION...........................................     1
    Business of MBI...........................................     1
    Business of Merger Sub....................................     1
    Business of Roosevelt.....................................     1
    Annual Meeting of Roosevelt Stockholders..................     2
    The Proposed Merger.......................................     2
    Fractional Shares.........................................     5
    Dividends.................................................     5
    Stock Option Agreement....................................     5
    Support Agreements........................................     5
    Recommendation of the Roosevelt Board.....................     6
    Opinion of Roosevelt's Financial Advisor..................     6
    Interests of Certain Persons in the Merger................     6
    Regulatory Approval.......................................     6
    Waiver and Amendment......................................     7
    Accounting Treatment......................................     7
    Roosevelt Stock Options...................................     7
    Federal Income Tax Consequences in General................     7
    Appraisal Rights..........................................     8
    Certain Differences in the Rights of Shareholders.........     8
    Markets and Market Prices.................................     8
    Comparative Unaudited Per Share Data......................    10
    Summary Financial Data....................................    11

INFORMATION REGARDING ANNUAL MEETING..........................    15
    General...................................................    15
    Date, Time and Place......................................    15
    Roosevelt Record Date; Vote Required......................    15
    Voting Securities and Certain Holders Thereof.............    16
    Voting and Revocation of Proxies..........................    17
    Solicitation of Proxies...................................    17

PROPOSAL I--APPROVAL OF THE MERGER AGREEMENT..................    18

TERMS OF THE PROPOSED MERGER..................................    18
    General Description of the Merger.........................    18
    Closing and Effective Time................................    18
    Election Procedures.......................................    18
    Allocation................................................    20
    Surrender of Roosevelt Stock Certificates and Receipt of
      MBI Common Stock and/or Cash............................    21
    Fractional Shares.........................................    22
    Dividends.................................................    22
    Stock Option Agreement....................................    22
    Support Agreements........................................    24
    Background of the Merger..................................    24
    Reasons for the Merger; Roosevelt Board Recommendation....    26
    Opinion of Roosevelt's Financial Advisor..................    26
    Interests of Certain Persons in the Merger................    30
    Conditions of the Merger..................................    32
    Termination of the Merger Agreement.......................    33
    Regulatory Approval.......................................    33
    Business Pending the Merger...............................    34
    Waiver and Amendment......................................    37
    Accounting Treatment......................................    37
    Management and Operations After the Merger................    37
    Employee Benefits.........................................    38

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.........    40
    Impact of Section 302 of the Code.........................    41

APPRAISAL RIGHTS OF STOCKHOLDERS OF ROOSEVELT.................    42

PRO FORMA FINANCIAL INFORMATION...............................    45
    Comparative Unaudited Per Share Data......................    45
    Pro Forma Combined Consolidated Financial Statements
      (Unaudited).............................................    46

DESCRIPTION OF ROOSEVELT......................................    54
    Roosevelt.................................................    54
    Roosevelt Bank............................................    55
    Missouri State Bank and Trust Company.....................    55

INFORMATION REGARDING MBI STOCK...............................    56
    Description of MBI Common Stock and Attached Preferred
      Share Purchase Rights...................................    56
    Restrictions on Resale of MBI Capital Stock by Affiliates;
      Affiliate Agreements....................................    57
    Comparison of the Rights of Shareholders of MBI and
      Stockholders of Roosevelt...............................    58

SUPERVISION AND REGULATION....................................    62
    General...................................................    62
    Certain Transactions with Affiliates......................    63
    Payment of Dividends......................................    63
    Capital Adequacy..........................................    63
    Support of Subsidiary Banks...............................    64
    FIRREA and FDICIA.........................................    64
    Depositor Preference Statute..............................    65
    FDIC Insurance Assessments................................    65
    Interstate Banking and Other Recent Legislation...........    66

PROPOSAL II--ELECTION OF DIRECTORS............................    67
    Roosevelt Board Meetings and Committees...................    68
    Compensation Committee Interlocks and Insider
      Participation...........................................    69
    Executive Compensation....................................    70
    Pension Plans.............................................    71
    Director Compensation.....................................    73
    Compensation and Stock Option Committee Report............    73
    Stockholder Return Performance Presentation...............    75
    Employment Agreements.....................................    75
    Certain Relationships and Related Transactions............    75

PROPOSAL III--RATIFICATION OF APPOINTMENT OF AUDITORS.........    76

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......    76

LEGAL MATTERS.................................................    77

EXPERTS.......................................................    77

OTHER MATTERS.................................................    77

SHAREHOLDER PROPOSALS.........................................    77

ANNEXES
  Annex A-- Agreement and Plan of Reorganization..............   A-1
  Annex B-- Stock Option Agreement............................   B-1
  Annex C-- Appraisal Rights Provisions Under the Delaware
            General Corporation Law............................  C-1
  Annex D-- Fairness Opinion of Montgomery Securities, dated
            December 22, 1996..................................  D-1

                              SUMMARY INFORMATION

    THE FOLLOWING IS A SUMMARY OF CERTAIN TERMS OF THE MERGER AND RELATED INFORMATION DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IS NOT INTENDED TO BE COMPLETE. IT IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, THE ACCOMPANYING ANNEXES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROXY STATEMENT/PROSPECTUS, THE TERMS "MBI" AND "ROOSEVELT" REFER TO SUCH CORPORATIONS, RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, SUCH CORPORATIONS AND THEIR RESPECTIVE SUBSIDIARIES ON A CONSOLIDATED BASIS. STOCKHOLDERS OF ROOSEVELT ARE URGED TO READ AND CONSIDER CAREFULLY ALL OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES TO THIS PROXY STATEMENT/PROSPECTUS. ALL INFORMATION CONCERNING MBI INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY MBI AND ALL INFORMATION CONCERNING ROOSEVELT INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY ROOSEVELT.

BUSINESS OF MBI

    MBI, a Missouri corporation, was organized in 1970 and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). As of March 31, 1997, MBI owned, directly or indirectly, all of the capital stock of Mercantile Bank National Association (formerly known as Mercantile Bank of St. Louis National Association), 33 other commercial banks and one federally chartered thrift which operate from over 400 locations throughout Missouri, Illinois, Iowa, Arkansas and eastern Kansas. MBI's services concentrate in three major lines of business--consumer, corporate, and trust and investment advisory services. MBI also operates non-banking subsidiaries that provide related financial services, including investment management, brokerage services and asset-based lending. As of December 31, 1996, MBI reported, on a consolidated basis, total assets of $22.0 billion, total deposits of $17.3 billion, total loans and leases of $15.0 billion and shareholders' equity of $1.9 billion.

    MBI's principal executive offices are located at One Mercantile Center, St. Louis, Missouri 63101 and its telephone number is (314) 425-2525.

    For additional information, see "--Summary Financial Data," "TERMS OF THE PROPOSED MERGER," "INFORMATION REGARDING MBI COMMON STOCK,"
"SUPERVISION AND REGULATION," "PRO FORMA FINANCIAL INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

BUSINESS OF MERGER SUB

    Merger Sub, a Missouri corporation which was organized in 1991, is a wholly owned subsidiary of MBI and a registered bank holding company under the BHCA. At December 31, 1996, Merger Sub owned all of the capital stock of Mercantile Bank National Association, 33 other commercial banks and one federally chartered thrift which operate from over 400 locations throughout Missouri, Illinois, Arkansas, Iowa and eastern Kansas. Merger Sub will be the surviving corporation after the Merger.

    The principal executive offices of Merger Sub are located at One Mercantile Center, St. Louis, Missouri 63101 and its telephone number is (314) 425-2525.

BUSINESS OF ROOSEVELT

    Roosevelt, a Delaware corporation, is the holding company for Roosevelt Bank, a federally chartered savings bank headquartered in Chesterfield, Missouri and Missouri State Bank and Trust Company ("Missouri State Bank"), a Missouri-chartered trust company with full commercial banking powers headquartered in St. Louis, Missouri. Roosevelt's business has consisted primarily of the business of Roosevelt Bank, Missouri State Bank and the other subsidiaries of Roosevelt. Roosevelt Bank had $7.4 billion in total assets at March 31, 1997, making it the largest Missouri-based thrift institution. Roosevelt Bank has 79 full-service offices including 37 offices serving the St. Louis metropolitan area and ten offices serving the Kansas City metropolitan area. Missouri State Bank had total assets of $86.3 million at March 31, 1997. Missouri State Bank has two offices, both located in the City of St. Louis, Missouri, from which it conducts a commercial banking business and acts primarily as a lender to small and middle market companies located within the St. Louis metropolitan area. Roosevelt's business on a consolidated basis consists primarily of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate and acquire real estate and consumer loans, to acquire mortgage-backed securities, to perform loan servicing functions for others, and to provide other retail banking and financial services to consumers. As of March 31, 1997, Roosevelt had total consolidated assets of $7.5 billion, deposits of $5.3 billion and stockholders' equity of $470 million.

    Roosevelt's principal executive offices are located at 900 Roosevelt Parkway, Chesterfield, Missouri 63017 and its telephone number is (314) 532-6200.

    For additional information, see "TERMS OF THE PROPOSED MERGER," "DESCRIPTION OF ROOSEVELT," "PRO FORMA FINANCIAL INFORMATION" and
"INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

ANNUAL MEETING OF ROOSEVELT STOCKHOLDERS

    The Annual Meeting will be held at the St. Louis Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri, on Friday, June 20, 1997, at 2:00 p.m., Central Time, at which Annual Meeting the stockholders of Roosevelt will consider and vote on (i) a proposal to approve and adopt the Merger Agreement;
(ii) the election of four directors; and (iii) the ratification of the appointment of Roosevelt's independent auditors, and will transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Approval by the Roosevelt stockholders of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Roosevelt Common Stock entitled to vote at the Annual Meeting ("Stockholder Approval"). The election of directors requires a plurality of the votes of the shares present in person or by proxy and entitled to vote. The ratification of the appointment of Roosevelt's independent auditors requires approval by a majority of the votes cast on such proposal. Only holders of record of Roosevelt Common Stock at the close of business on May 22, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of May 15, 1997, there were 45,149,041 shares of Roosevelt Common Stock outstanding, held by approximately 5,713 holders of record. See "INFORMATION REGARDING ANNUAL MEETING."

    As of May 15, 1997, directors and executive officers of Roosevelt and certain of their affiliates owned beneficially an aggregate of 1,158,896 shares of Roosevelt Common Stock, or approximately 2.57% of the outstanding shares of Roosevelt Common Stock entitled to vote at the Annual Meeting. All of the directors of Roosevelt, who as of May 15, 1997 beneficially owned in the aggregate approximately 2.30% of the outstanding shares of Roosevelt Common Stock, have each agreed pursuant to a support agreement, dated December 22, 1996 (each, a "Support Agreement"), to vote all shares of Roosevelt Common Stock beneficially owned by such person, or over which such person has voting power or control, to approve the Merger Agreement. See "INFORMATION REGARDING ANNUAL MEETING" and "TERMS OF THE PROPOSED MERGER--Support Agreements."

    Any stockholder of Roosevelt giving a proxy may revoke it at any time prior to the vote at the Annual Meeting. Stockholders of Roosevelt wishing to revoke a proxy prior to the vote may do so by delivering to the stock transfer agent, Harris Trust and Savings Bank, at P.O. Box 1878, Chicago, Illinois 60690-9312 by mail, or 311 West Monroe Street, 11th Floor, Chicago, Illinois 60690-3504 by courier or hand delivery, a written notice of revocation bearing a later date than the proxy or any later dated proxy relating to the same shares, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

THE PROPOSED MERGER

    General. Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement, which are described below, Roosevelt will merge with and into Merger Sub. Upon consummation of the Merger, Roosevelt's corporate existence will terminate, with Merger Sub continuing as the surviving corporation.

    Simultaneously with the effectiveness of the Merger, and subject to the election and allocation procedures set forth in the Merger Agreement and described below, each outstanding share of Roosevelt Common Stock, other than shares held by stockholders of Roosevelt who exercise their appraisal rights under the Delaware Law, will be converted into either (i) 0.4211 of a share of MBI Common Stock (the "Per Share Stock Consideration"), or (ii) $22.00 in cash (the "Per Share Cash Consideration") (together, the "Merger Consideration"). See "TERMS OF THE PROPOSED MERGER" and "APPRAISAL RIGHTS
OF STOCKHOLDERS OF ROOSEVELT." Because the value of the Per Share Cash Consideration is fixed at $22.00 and the value of the Per Share Stock Consideration fluctuates based on the trading price of MBI Common Stock, at the Effective Time the value of the Per Share Cash Consideration and the value of the Per Share Stock Consideration received by Roosevelt stockholders may differ significantly. Based on the closing price of MBI Common Stock on May 15, 1997 of $59.25 per share, the value of the Per Share Stock Consideration would have been $24.95 and the Per Share Cash Consideration would have been $22.00, subject to the allocation procedures described below. See "TERMS OF THE PROPOSED MERGER--Allocation." Roosevelt shareholders are advised to obtain current market quotations for MBI Common Stock.

    Election and Allocation Procedures. Each Roosevelt stockholder may elect to receive only shares of MBI Common Stock in exchange for such holder's Roosevelt Common Stock ("Stock Election Shares"), to elect to receive only cash with respect to such holder's Roosevelt Common Stock ("Cash Election Shares") or to indicate that such holder makes no election with respect to such holder's Roosevelt Common Stock ("No Election Shares").

    Approximately twenty five days prior to the anticipated Effective Time, Harris Trust and Savings Bank, which has been appointed the exchange agent (the "Exchange Agent"), will send to each Roosevelt stockholder who is a stockholder of record as of five business days prior to such date, an election form (the "Election Form") to be used by each such stockholder to indicate Stock Election Shares, Cash Election Shares or No Election Shares. In order for an Election Form to be deemed to be effective, such Election Form must be properly completed and duly executed by the Roosevelt stockholder and returned to the Exchange Agent by 5:00 p.m., Central Time, on the fifth day prior to the anticipated Effective Time (or such other time and date as MBI and Roosevelt may mutually agree) (the "Election Deadline"). MBI and Roosevelt currently anticipate that the Effective Time will occur on July 1, 1997. Based on such anticipated Effective Time, the Exchange Agent would mail Election Forms and the accompanying letters of transmittal on approximately June 6, 1997 to each Roosevelt stockholder who is a stockholder of record as of May 30, 1997. In addition, based on such anticipated Effective Time, the Election Deadline would be 5:00 p.m., Central Time, on June 26, 1997.

    The actual Merger Consideration that will be paid to each Roosevelt stockholder upon consummation of the Merger may differ from the form of Merger Consideration elected by such stockholder pursuant to his or her Election Form in the event that the aggregate number of shares of MBI Common Stock to be issued pursuant to the Merger would not equal 13,042,110 shares less the number of shares of MBI Common Stock issuable upon exercise of Roosevelt stock options and restricted stock outstanding as of the effective time of the Merger (the "Stock Amount").

    Any shares of Roosevelt Common Stock with respect to which an effective, properly completed Election Form has not been submitted to the Exchange Agent by the Election Deadline will be deemed to be "No Election Shares." An
Election Form will be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Roosevelt Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Roosevelt Common Stock represented by such Election Form shall become No Election Shares and MBI will cause the certificates representing Roosevelt Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form.

    In the event that the number of shares of MBI Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares is less than the Stock Amount, (i) all Stock Election Shares will be converted into the right to receive the Per Share Stock Consideration, (ii) the Exchange Agent will select first from among the holders of No Election Shares and then (if necessary), pro rata from among the Cash Election Shares (excluding dissenting shares), a sufficient number of shares ("Stock Designated Shares") such that the number of shares of MBI
Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Stock Designated Shares will be converted into the right to receive the Per Share Stock Consideration; provided that MBI has the option, in its sole discretion, to satisfy some or all of the Stock Designated Shares by similar pro rata selection in Per Share Cash Consideration in lieu of delivering the Per Share Stock Consideration subject to the requirement that the Merger continue to qualify as a tax-free reorganization for purposes of
Section 368 of the Code, and (iii) the Cash Election Shares and the No Election Shares which are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

    In the event that the number of shares of MBI Common Stock that would be issued upon the conversion of the Stock Election Shares is greater than the Stock Amount, (i) all Cash Election Shares and No Election Shares will be converted into the right to receive the Per Share Cash Consideration, (ii) the Exchange Agent will select from among the Stock Election Shares, on a pro rata basis, a sufficient number of shares ("Cash Designated Shares") such that the number of shares of MBI Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Cash Designated Shares will be converted into the right to receive the Per Share Cash Consideration, and
(iii) the Stock Election Shares which are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

    In the event that the number of shares of MBI Common Stock that would be issued upon conversion of the Stock Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Stock Amount, then all Stock Election Shares will be converted into the right to receive the Per Share Stock Consideration and all Cash Election Shares and No Election Shares will be converted into the right to receive the Per Share Cash Consideration. In the event that the number of shares of MBI Common Stock that would be issued upon the conversion of the Stock Election Shares and No Election Shares would equal or nearly equal (as determined by the Exchange Agent) the Stock Amount, then all Cash Election Shares will be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares will be converted into the right to receive the Per Share Stock Consideration.

    BECAUSE THE MAXIMUM AGGREGATE NUMBER OF SHARES OF MBI COMMON STOCK TO BE ISSUED IN THE MERGER IS FIXED, NO ASSURANCE CAN BE GIVEN THAT AN ELECTION BY ANY GIVEN ROOSEVELT STOCKHOLDER WILL BE HONORED IN ITS ENTIRETY. THEREFORE, ROOSEVELT STOCKHOLDERS MAY NOT RECEIVE PRECISELY THE FORM OF CONSIDERATION REQUESTED. SEE "TERMS OF THE PROPOSED MERGER--ELECTION PROCEDURES" AND "--ALLOCATION." IN THE EVENT A HOLDER OF ROOSEVELT COMMON STOCK RECEIVES BOTH MBI COMMON STOCK AND CASH, THE RECEIPT OF CASH COULD BE SUBJECT TO TAX. SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

    IF THE EXCHANGE AGENT FAILS TO RECEIVE YOUR PROPERLY COMPLETED ELECTION FORM BY THE ELECTION DEADLINE, YOUR SHARES WILL BE DEEMED NO ELECTION SHARES AND YOU WILL RECEIVE THE MERGER CONSIDERATION DETERMINED IN ACCORDANCE WITH THE ALLOCATION PROCEDURES SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED UNDER "TERMS OF THE PROPOSED MERGER--ALLOCATION." THEREFORE, IT IS IMPORTANT THAT
THE EXCHANGE AGENT RECEIVES YOUR ELECTION FORM BY THE ELECTION DEADLINE.

    Conditions. Consummation of the Merger is subject to certain terms and conditions, including, among other things, Stockholder Approval and receipt of all requisite regulatory approvals. See "TERMS OF THE PROPOSED
MERGER--Conditions of the Merger" and "--Regulatory Approval."

    Closing and Effective Time. Unless the parties otherwise agree, the closing (the "Closing") of the Merger shall take place at 10:00 a.m., local time, on the date (the "Closing Date") on which the Effective Time of the Merger occurs, which shall be any such date on or after May 16, 1997 as MBI shall notify Roosevelt in writing but (i) not earlier than the receipt of Stockholder Approval and all requisite regulatory approvals (the "Approval Date"), and
(ii) not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date. The Merger will be consummated and become effective on the date and at the time (the
"Effective Time") on which appropriate documents in respect of the Merger are filed with the Secretaries of State of the States of Delaware and Missouri. MBI and Roosevelt currently anticipate that the Effective Time will occur on July 1, 1997. See "TERMS OF THE PROPOSED MERGER--Closing and Effective Time."

    Termination. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of the parties or by either party upon the occurrence of certain events or if the Merger is not consummated by December 22, 1997. See "TERMS OF THE PROPOSED MERGER--Termination of the
Merger Agreement."

FRACTIONAL SHARES

    No fractional shares of MBI Common Stock will be issued to Roosevelt stockholders in connection with the Merger. Upon consummation of the Merger, each former holder of Roosevelt Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock shall be entitled to receive in lieu thereof cash, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the last business day preceding the Effective Time. Cash received by Roosevelt stockholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE
MERGER."

DIVIDENDS

    On April 24, 1997, the Roosevelt Board declared a dividend of $.225 per share, payable on May 30, 1997 to stockholders of record as of May 14, 1997. The dividend consists of Roosevelt's regular dividend of $.17 per share plus a special transition dividend of $.055 per share (the "Transition Dividend").
The Transition Dividend ensures that Roosevelt Stockholders receive fair dividends based on the record and payment dates of Roosevelt's anticipated last dividend prior to the Merger and the record and payment dates of MBI's first dividend following the Merger.

STOCK OPTION AGREEMENT

    In connection with the execution of the Merger Agreement, MBI and Roosevelt entered into the Stock Option Agreement, dated December 22, 1996 (the "Stock Option Agreement"), pursuant to which Roosevelt has issued MBI an option (the "Option") to purchase up to 8,785,429 shares of Roosevelt Common Stock (or 19.46% of the outstanding shares of Roosevelt Common Stock as of May 15, 1997, without including any shares subject to or issued pursuant to the Option) at an exercise price of $18.125 per share. The Option is exercisable only upon the occurrence of certain events and provides MBI the right, under certain circumstances, to require Roosevelt to purchase for cash the unexercised portion of the Option and all shares of Roosevelt Common Stock purchased by MBI pursuant thereto. The Option, which MBI required that Roosevelt grant as a condition to MBI's entering into the Merger Agreement, may increase the likelihood of consummation of the Merger by discouraging competing offers for Roosevelt. Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who may now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Roosevelt from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to stockholders of Roosevelt which had a higher current market price than the Per Share Stock Consideration or Per Share Cash Consideration to be received for each share of Roosevelt Common Stock pursuant to the Merger Agreement.

    The Stock Option Agreement is attached hereto as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. See "TERMS OF THE PROPOSED MERGER--Stock Option Agreement."

SUPPORT AGREEMENTS

    Concurrently with the execution of the Merger Agreement, all of the directors of Roosevelt, who as of May 15, 1997 beneficially owned in the aggregate approximately 2.30% of the outstanding shares of Roosevelt Common Stock (each, a "Supporting Stockholder" and together, the "Supporting Stockholders"), executed separate Support Agreements with MBI pursuant to which each Supporting Stockholder agreed, among other things, to vote all shares of Roosevelt Common Stock beneficially owned by the Supporting Stockholder to approve the Merger Agreement and against any Alternative Transaction (as defined below). Each Supporting Stockholder also thereby agreed, among other things, to not (i) sell, agree to sell, or otherwise transfer or dispose of any shares of Roosevelt Common Stock owned by the Supporting Stockholder, other than pursuant to the Merger, to an affiliate who agrees to comply with such Support Agreement, or with MBI's prior written consent, or (ii) directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to, any person relating to any sale of Roosevelt, or any of its business, material assets, or capital stock, or any business combination or similar transaction involving Roosevelt (each such transaction, an "Alternative Transaction"). Each Support Agreement terminates upon termination of the Merger Agreement in accordance with its terms. See "TERMS OF THE PROPOSED MERGER--Support Agreements."

RECOMMENDATION OF THE ROOSEVELT BOARD

    THE ROOSEVELT BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE ROOSEVELT BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF ROOSEVELT AND ITS STOCKHOLDERS AND RECOMMENDS THAT SUCH STOCKHOLDERS VOTE "FOR" THE MATTERS TO BE VOTED UPON BY SUCH
STOCKHOLDERS IN CONNECTION WITH THE MERGER.

    For a discussion of the factors considered by the Roosevelt Board in reaching its conclusion, see "TERMS OF THE PROPOSED MERGER--Background of the Merger" and "--Reasons for the Merger; Roosevelt Board Recommendation."

OPINION OF ROOSEVELT'S FINANCIAL ADVISOR

    Montgomery Securities ("Montgomery"), Roosevelt's financial advisor, delivered its oral opinion to the Roosevelt Board on December 22, 1996, which was confirmed in a written opinion dated December 22, 1996, to the effect that, as of such date and based upon the procedures and subject to the assumptions made, matters considered and limitations described therein, the Merger Consideration is fair from a financial point of view to the holders of Roosevelt Common Stock. The full text of the written opinion of Montgomery dated December 22, 1996 is attached as Annex D to this Proxy Statement/Prospectus and holders of Roosevelt Common Stock are urged to read carefully the opinion in its entirety. See "TERMS OF THE PROPOSED MERGER--Opinion of Roosevelt's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of the management of Roosevelt have interests in the Merger in addition to the interests generally as stockholders of Roosevelt. For instance, Stanley J. Bradshaw, Chairman of the Board, President and Chief Executive Officer of Roosevelt, Anat Bird, Senior Executive Vice President and Chief Operating Officer of Roosevelt, and Gary W. Douglass, Executive Vice President and Chief Financial Officer of Roosevelt, have each entered into employment agreements with MBI and Roosevelt. MBI and Roosevelt have also entered into an agreement which provides for the payment of severance benefits to certain employees of Roosevelt and its subsidiaries upon termination of their employment, including a payment equal to nine months of base salary to eligible employees holding the title of Senior Vice President or above. In addition, under the Merger Agreement, MBI has agreed to indemnify the present and past employees, agents, directors and officers of Roosevelt and its subsidiaries for all acts and omissions occurring at or prior to the Effective Time to the same extent as such persons were indemnified by Roosevelt as of the date of the Merger Agreement. The Merger Agreement also provides that MBI will provide, for a period of not less than six years after the Effective Time, an insurance and indemnification policy providing coverage to the directors and officers of Roosevelt that is no less favorable than the coverage provided by MBI to MBI's directors and officers as of the date of the Merger Agreement.

    The Roosevelt Board was aware of these interests and considered them, among other interests and other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "TERMS OF THE PROPOSED
MERGER--Interests of Certain Persons in the Merger."

REGULATORY APPROVAL

    The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHCA. In reviewing the Merger, the Federal Reserve Board will consider various factors, including possible anti-competitive effects of the Merger, and will examine the financial and managerial resources and future prospects of the combined organization. The Merger may not be consummated until expiration of all applicable waiting periods.

    Application for such approvals has been filed. There can be no assurance that any necessary regulatory approvals or actions will be received or taken or as to the timing of such approvals or actions.

    See "TERMS OF THE PROPOSED MERGER--Conditions of the Merger" and "--Regulatory Approval."

WAIVER AND AMENDMENT

    Any term, condition or provision of the Merger Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof. The Merger Agreement may be amended by action taken by or on behalf of the Board of Directors of MBI (the "MBI Board") and the Roosevelt Board at any time before or after Stockholder Approval, including an amendment to change one or more of the termination provisions set forth therein, by an instrument in writing signed on behalf of each party; provided that after Stockholder Approval no such modification may alter or change the amount or kind of consideration to be received by holders of Roosevelt Common Stock in the Merger.

ACCOUNTING TREATMENT

    It is intended that the Merger will be accounted for under the purchase method of accounting. See "TERMS OF THE PROPOSED MERGER--Accounting Treatment" and "--Conditions of the Merger."

ROOSEVELT STOCK OPTIONS

    At the Effective Time, all rights with respect to Roosevelt Common Stock pursuant to options (each a "Roosevelt Stock Option") to acquire Roosevelt Common Stock issued under Roosevelt's stock option plans ("Roosevelt Stock Plans") that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to MBI Common Stock, and MBI will assume each Roosevelt Stock Option in accordance with the terms of the Roosevelt Stock Plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Roosevelt Stock Option assumed by MBI will be exercisable solely for shares of MBI Common Stock, (ii) the number of shares of MBI Common Stock subject to each Roosevelt Stock Option will be equal to the number of shares of Roosevelt Common Stock subject to such Roosevelt Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (iii) the per share exercise price under each Roosevelt Stock Option will be adjusted by dividing the per share exercise price under such Roosevelt Stock Option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each Roosevelt Stock Option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. It is intended that the foregoing assumption of stock options be undertaken in a manner that will not constitute a "modification" as defined in the Internal Revenue Code of 1986, as amended (the "Code"), as to any Roosevelt Stock Option that is an "incentive stock option." The holder of a Roosevelt Stock Option which is converted into an option with respect to MBI Common Stock will not recognize gain or loss solely as a result of such conversion. Certain tax consequences will arise, however, upon the exercise of any such option that is a non-qualified stock option or the sale or disposition of the shares acquired by exercise of any such option that is an incentive stock option. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

    Certain executive officers, including certain executive officers who are directors, of Roosevelt currently hold Roosevelt Stock Options which will be converted into rights with respect to MBI Common Stock as described above.

FEDERAL INCOME TAX CONSEQUENCES IN GENERAL

    The Merger is intended to qualify as a reorganization under Section 368(a)(1) of the Code. Wachtell, Lipton, Rosen & Katz, special counsel to MBI, and Silver, Freedman & Taff, L.L.P., special counsel to Roosevelt, have delivered their opinions to the effect that, assuming the Merger occurs in accordance with the Merger Agreement, and conditioned on the accuracy of certain representations made by MBI, Roosevelt and others, for federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code, and no gain or loss will be recognized by the stockholders of Roosevelt to the extent they receive solely MBI Common Stock in exchange for shares of Roosevelt Common Stock. Roosevelt stockholders who receive cash in exchange for Roosevelt Common Stock, including in lieu of fractional shares, may recognize taxable income, but not in excess of the amount of cash received. EACH ROOSEVELT STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER. See "CERTAIN FEDERAL
INCOME TAX CONSEQUENCES OF THE MERGER."

APPRAISAL RIGHTS

    Under the Delaware Law, a holder of shares of Roosevelt Common Stock may, in lieu of the consideration such stockholder would otherwise receive in the Merger, seek payment of the "fair value" of such shares and receive payment of such fair value in cash if the Merger is consummated by following certain procedures set forth in Section 262 of the Delaware Law, the text of which is attached as Annex C to this Proxy Statement/Prospectus. A holder of shares of Roosevelt Common Stock who receives such a payment may recognize taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

    Failure to follow such procedures may result in a loss of such stockholder's appraisal rights. Any Roosevelt stockholder returning a blank executed proxy card will be deemed to have approved the Merger Agreement, thereby waiving any such appraisal rights. See "APPRAISAL RIGHTS OF STOCKHOLDERS OF ROOSEVELT."

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

    The rights of stockholders of Roosevelt are currently governed by the Delaware Law and Roosevelt's Certificate of Incorporation and By-Laws. Upon consummation of the Merger, Roosevelt stockholders who receive MBI Common Stock in the Merger will become shareholders of MBI, and their rights will be governed by the Missouri General and Business Corporation Law (the "Missouri Law") and MBI's Restated Articles of Incorporation and By-Laws. See "INFORMATION REGARDING MBI STOCK--Comparison of the Rights of Shareholders of MBI and Stockholders of Roosevelt."

MARKETS AND MARKET PRICES

    MBI Common Stock is currently listed on the NYSE under the symbol "MTL."
On December 20, 1996, the last full trading day preceding public announcement of the Merger, the last sale price of MBI Common Stock was $50.750 per share as reported on the NYSE Composite Tape. The last sale price of MBI Common Stock on May 15, 1997, the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus, was $59.25 per share as reported on the NYSE Composite Tape.

    Roosevelt Common Stock is currently quoted on NASDAQ under the symbol "RFED." On December 20, 1996, the last full trading day preceding public announcement of the Merger, the last sale price of Roosevelt Common Stock was $18.125 per share as reported on NASDAQ. The value of Roosevelt Common Stock at December 20, 1996, on an equivalent per share basis, was $21.371 (based upon the Exchange Ratio of .4211). The last sale price of Roosevelt Common Stock on May 15, 1997, the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus, was $23.25 per share as reported on NASDAQ.

    Stockholders are advised to obtain current market quotations for MBI Common Stock and Roosevelt Common Stock. There can be no assurance as to the market price of MBI Common Stock or Roosevelt Common Stock before, at, or, in the case of MBI Common Stock, after, the Effective Time. The following table sets forth for the periods indicated the high and low last sale prices (as reported on the NYSE Composite Tape or on NASDAQ, as the case may be) and per share cash dividend declared with respect to MBI Common Stock and Roosevelt Common Stock.

                                                     MBI                                     ROOSEVELT
                                                COMMON STOCK              CASH             COMMON STOCK              CASH
                                            ---------------------       DIVIDEND       ---------------------       DIVIDEND
                                              HIGH          LOW         DECLARED         HIGH          LOW         DECLARED
                                            -------       -------       --------       -------       -------       --------

1994
First Quarter...........................    $34.125       $29.875         $.28         $15.833       $13.917        $  .10
Second Quarter..........................     38.125        31.125          .28          18.250        14.328           .11
Third Quarter...........................     39.250        34.875          .28          17.375        16.000           .11
Fourth Quarter..........................     36.875        29.500          .28          16.875        12.750           .11

1995
First Quarter...........................    $37.250       $31.250         $.33         $17.250       $14.750        $  .14
Second Quarter..........................     44.875        36.000          .33          18.625        15.750           .14
Third Quarter...........................     47.000        41.625          .33          18.875        15.250           .14
Fourth Quarter..........................     46.500        41.500          .33          19.375        15.875           .14

1996
First Quarter...........................    $46.500       $41.500         $.41         $19.250       $17.000        $ .155
Second Quarter..........................     47.875        43.500          .41          19.750        17.875          .155
Third Quarter...........................     52.875        43.375          .41          18.875        15.625          .155
Fourth Quarter..........................     54.000        49.000          .41          21.000        16.875          .155

1997
First Quarter...........................    $59.500       $50.000         $.43         $23.375       $20.500        $ .17
Second Quarter (through May 15, 1997)...     59.250        53.000          .43          23.625        21.625          .225

    MBI will apply for the listing on the NYSE of the shares of MBI Common Stock to be issued in the Merger.

    The MBI Board intends to maintain its present policy of paying quarterly cash dividends on the MBI Common Stock when justified by the financial condition of MBI and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including MBI's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the MBI Board may deem relevant. See "INFORMATION REGARDING MBI STOCK--Description of MBI Common Stock and Attached Preferred Share Purchase Rights--Dividends."

    Pursuant to the Merger Agreement, Roosevelt has agreed that, during the period from the date of the Merger Agreement to the Effective Time, Roosevelt will not declare, set aside or pay any dividends or other distributions on the Roosevelt Common Stock, except that Roosevelt may declare and pay regular quarterly cash dividends of not more than $.17 per share on the Roosevelt Common Stock and declare and pay regular quarterly cash dividends of not more than $.8125 per share on shares of Roosevelt preferred stock; provided that the parties agreed to consult with respect to the last quarterly dividend of Roosevelt payable prior to the Effective Time with the object of assuring that the shareholders of Roosevelt do not receive a shortfall or a premium based on the record and payment dates of their last dividend prior to the Merger and the record and payment dates of the first dividend of MBI following the Merger. Roosevelt's dividend declared during the second quarter of 1997 consists of Roosevelt's regular dividend of $.17 per share plus the Transition Dividend of $.055 per share. See "TERMS OF THE PROPOSED MERGER--Dividends."

COMPARATIVE UNAUDITED PER SHARE DATA

    The following table sets forth for the periods indicated selected historical per share data of MBI and Roosevelt and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger. The data presented is based upon the supplemental consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of Roosevelt, Mark Twain and Regional included in this Proxy Statement/Prospectus or in documents prepared by the respective companies and provided to MBI, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See "PRO FORMA FINANCIAL INFORMATION."

    MBI and Roosevelt expect that the combined company will achieve substantial benefits from the Merger including operating cost savings and revenue enhancements. However, the unaudited pro forma comparative per share data does not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of MBI, Roosevelt and the Other Acquisitions, and therefore does not purport to be indicative of the results of future operations.

    The comparative per share data presented herein is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Roosevelt, both of which are incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION--Pro Forma Combined Consolidated Financial Statements (Unaudited)." Pro forma amounts are not necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger and the Other Acquisitions been consummated at the beginning of the periods indicated. All adjustments consisting of only normal recurring adjustments necessary for a fair statement of results of interim periods have been included.

                                                                                        MBI/              MBI/
                                                                                    ALL ENTITIES      ALL ENTITIES
                                                         MBI         ROOSEVELT       PRO FORMA         PRO FORMA
                                                       REPORTED      REPORTED       COMBINED<F3>     EQUIVALENT<F2>
                                                       --------      ---------      ------------     --------------

Book Value per Common Share:

    March 31, 1997<F1><F4>........................     $ 24.76        $ 9.91          $25.95            $10.93

    December 31, 1996<F1><F4>.....................     $ 25.11        $10.15          $26.26            $11.06

Cash Dividends Declared per Common Share:

    Three Months ended March 31, 1997.............     $   .43        $ 0.17          $  .43            $  .18

    Year ended December 31, 1996..................     $  1.64        $ 0.62          $ 1.64            $  .69

Earnings Before Extraordinary Items per Common
  Share:

    Three Months ended March 31, 1997.............     $   .98        $ 0.49          $  .95            $  .40

    Year ended December 31, 1996..................     $  3.17        $ 0.16          $ 2.13            $  .90

Market Price per Common Share:

    December 20, 1996<F5>.........................     $ 50.750       $18.125         $50.750           $21.371<F6>

    May 15, 1997<F5>..............................     $ 59.250       $23.250         $59.250           $24.950<F6>

---------
<F1> Includes the effect of pro forma adjustments for Roosevelt as appropriate.
     See "PRO FORMA FINANCIAL INFORMATION."

<F2> Based upon the pro forma combined per share amounts multiplied by .4211, the Exchange Ratio applicable to one share of Roosevelt Common Stock. See "PRO FORMA FINANCIAL INFORMATION."

                                      10

<F3> Includes the effect of pro forma adjustments for Roosevelt and the Other
     Acquisitions. See "PRO FORMA FINANCIAL INFORMATION."

<F4> Based upon the following number of shares outstanding:

                                                          AS OF                AS OF
                                                      MARCH 31, 1997     DECEMBER 31, 1996
                                                      --------------     -----------------
Shares of MBI Common Stock, as reported...........      76,015,444           77,486,469

Aggregate number of shares of MBI Common
  Stock to be issued in the Merger, net of
  treasury shares.................................       6,000,000            6,000,000
                                                        ----------           ----------

MBI/All Entities Pro Forma Combined...............      82,015,444           83,486,469
                                                        ==========           ==========

<F5> The market values of MBI Common Stock and Roosevelt Common Stock were determined as of the last trading day preceding the public announcement of the Merger and as of the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus based on the last sales price as reported on the NYSE Composite Tape or NASDAQ.

<F6> This amount represents MBI's Market Price per Common Share multiplied by the Exchange Ratio applicable to one share of Roosevelt Common Stock.

SUMMARY FINANCIAL DATA

    The following tables set forth for the periods indicated certain summary historical consolidated financial information for MBI and Roosevelt.

    The historical balance sheet data and income statement data included in the summary financial data for the periods indicated are derived from financial statements of MBI and Roosevelt as of and for such periods. These data include all adjustments which are, in the opinion of the respective managements of MBI and Roosevelt, necessary to present a fair statement of the results of these periods and all such adjustments are of a normal recurring nature. Results for interim periods are not necessarily indicative of results for the entire year.

    The following information should be read in conjunction with the consolidated financial statements of MBI and Roosevelt, and the related notes thereto, included in documents incorporated herein by reference and in conjunction with the unaudited pro forma combined consolidated financial information, including notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION."

                                            MERCANTILE BANCORPORATION INC.

                                                SUMMARY FINANCIAL DATA

                           ALL ENTITIES
                            PRO FORMA
                             COMBINED
                           CONSOLIDATED
                           AS OF OR FOR    AS OF OR FOR THE
                            THE THREE     THREE MONTHS ENDED                              AS OF OR FOR THE
                           MONTHS ENDED        MARCH 31                                YEAR ENDED DECEMBER 31
                            MARCH 31,    --------------------    ------------------------------------------------------------------
                              1997         1997        1996         1996          1995          1994          1993          1992
                           ------------  --------    --------    ----------    ----------    ----------    ----------    ----------
PER COMMON SHARE DATA

  Net income<F1>........   $   0.95      $   0.98    $   0.21    $     3.17    $     3.62    $     3.10    $     2.71    $     2.33

  Dividends declared....       0.43          0.43        0.41          1.64          1.32          1.12          0.99          0.93

  Book value at period
   end..................      26.26         24.76       23.98         25.11         24.44         21.71         20.12         18.16

  Average shares
   outstanding
   (Thousands)..........     82,575        76,575      78,484        77,292        77,170        74,882        73,445        68,997

EARNINGS (THOUSANDS)

  Interest income.......   $534,406      $398,462    $381,923    $1,552,863    $1,516,156    $1,311,928    $1,269,680    $1,316,560

  Interest expense......    286,342       186,501     181,385       724,910       715,466       521,542       508,469       628,837
                           --------      --------    --------    ----------    ----------    ----------    ----------    ----------

  Net interest income...    248,064       211,961     200,538       827,953       800,690       790,386       761,211       687,723

  Provision for
   possible loan losses.     19,083        18,443      34,149        73,015        41,533        48,791        70,584        88,238

  Other income..........    100,452        88,100      69,795       337,480       311,649       272,368       290,380       264,534

  Other expense.........    201,074       165,595     203,696       718,668       640,519       645,011       666,067       616,159

  Income taxes..........     49,838        41,028      15,403       128,535       149,898       135,896       114,768        83,773
                           --------      --------    --------    ----------    ----------    ----------    ----------    ----------

    Net income before
     extraordinary
     items..............   $ 78,521      $ 74,995    $ 17,085    $  245,215    $  280,389    $  233,056    $  200,172    $  164,087
                           ========      ========    ========    ==========    ==========    ==========    ==========    ==========

ENDING BALANCE SHEET
(MILLIONS)

  Total assets..........   $ 29,831      $ 22,078    $ 20,933    $   22,030    $   20,883    $   19,397    $   18,878    $   18,398

  Earning assets........     27,592        20,373      19,284        20,061        18,997        17,904        17,390        16,846

  Investment
   securities...........      7,755         4,847       5,103         4,746         4,964         4,895         5,234         5,148

  Loans and leases, net
   of unearned income...     19,523        15,213      13,861        14,953        13,703        12,764        11,637        11,183

  Deposits..............     22,661        17,354      16,423        17,336        16,172        15,137        15,435        15,295

  Long-term debt........      1,326           452         328           305           344           351           340           365

  Shareholders' equity..      2,128         1,882       1,883         1,946         1,915         1,643         1,510         1,322

  Reserve for possible
   loan losses.........         256           231         243           230           232           245           233           224

SELECTED RATIOS

  Return on average
   assets..............        1.05%         1.38%       0.33%         1.16%         1.39%         1.22%         1.08%         0.93%

  Return on average
   equity..............       14.45         15.63        3.50         12.95         15.64         14.57         14.06         13.32

  Net interest rate
   margin<F2>..........        3.64          4.36        4.27          4.34          4.38          4.61          4.58          4.36

  Equity to assets.....        7.13          8.52        8.99          8.83          9.17          8.47          8.00          7.19

  Reserve for possible
   loan losses

    Outstanding loans..        1.31          1.52        1.75          1.54          1.69          1.92          2.00          2.00

    Non-performing
    loans..............      271.59        273.18      271.46        318.99        241.79        552.34        289.13        155.54

  Dividend payout
    ratio..............       45.74         43.88          --         51.74         36.46         36.13         36.53         39.91

----------
<F1> Based on weighted average common shares outstanding.

<F2> Taxable-equivalent basis. Includes tax equivalent adjustments of
     $3,855,000, $4,179,000, $16,353,000, $17,758,000, $17,962,000, $18,598,000
     and $17,891,000 for March 31, 1997 and 1996, and December 31, 1996, 1995,
     1994, 1993 and 1992, respectively. These adjustments are based upon a Federal tax rate of 35% for all periods except 1992, when a Federal tax rate of 34% was used.

                                            ROOSEVELT FINANCIAL GROUP, INC.

                                                   FIVE-YEAR SUMMARY

                                      SELECTED CONSOLIDATED FINANCIAL INFORMATION
                             AS OF OR FOR THE THREE
                             MONTHS ENDED MARCH 31,                         AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                             1997            1996            1996            1995            1994            1993            1992
                          ----------      ----------      ----------      ----------      ----------      ----------      ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF FINANCIAL
CONDITION

    Total assets........  $7,508,309      $9,134,660      $7,796,412      $9,013,061      $8,431,866      $7,595,161     $6,038,732

    Securities available
      for sale..........   2,908,027       1,459,784       3,157,757       1,606,461       1,765,699       1,665,879         52,399

    Securities held to
      maturity..........          --       3,577,034              --       3,550,140       3,276,062       2,642,916      2,219,147

    Loans...............   4,288,411       3,777,160       4,298,469       3,577,892       3,072,151       2,671,810      2,349,771

    Deposits............   5,306,723       4,921,047       5,347,071       4,907,497       4,899,389       5,081,496      4,300,981

    Other borrowings....   1,586,076       3,571,970       1,840,851       3,507,475       2,963,449       1,975,661      1,319,154

    Stockholders'
      equity............     469,558         509,105         497,427         496,906         441,626         378,462        288,545

SUMMARY OF OPERATIONS

    Total interest
      income............  $  140,012      $  166,143      $  640,311      $  647,795      $  533,286      $  486,940     $  439,173

    Total interest
      expense...........      90,590         119,769         462,724         466,433         347,574         321,490        314,728

    Provision for losses
      on loans..........         640             300           1,262           1,200          12,432             706          2,648
                          ----------      ----------      ----------      ----------      ----------      ----------      ---------

    Net interest income
      after provision
      for losses
      on loans..........      48,782          46,074         176,325         180,162         173,280         164,744        121,797
                          ----------      ----------      ----------      ----------      ----------      ----------      ---------

    Retail banking
      fees..............       5,979           3,132          17,157          10,706           8,682           6,260          4,870

    Insurance and
      brokerage sales
      commissions.......       2,975           1,698           8,494           7,506           6,538           5,737          4,347

    Loan servicing fees
      (expenses), net...       2,754           2,019          10,982           7,401           7,359         (11,145)         8,392

    Net gain (loss) from
      financial
      instruments.......         392             341         (76,634)        (58,216)        (10,660)         10,646         11,394

    Unrealized losses on
      impairment of
      mortgage-backed
      securities held to
      maturity..........          --              --              --         (27,063)             --              --             --

    Other...............         252           1,328           4,034           4,526           5,337           2,759          1,790
                          ----------      ----------      ----------      ----------      ----------      ----------      ---------

        Total
          noninterest
          income (loss).      12,352           8,518         (35,967)        (55,140)         17,256          14,257         30,793
                          ----------      ----------      ----------      ----------      ----------      ----------      ---------

        Total
          noninterest
          expense.......      25,438          21,718         123,409          87,666         115,576          98,598        100,452
                          ----------      ----------      ----------      ----------      ----------      ----------      ---------

    Income before income
      tax expense,
      extraordinary
      items, and
      cumulative effect
      of change in
      accounting
      principle.........      35,696          32,874          16,949          37,356          74,960          80,403         52,138

    Income tax expense..      13,605          11,309           5,835          10,258          25,384          27,134         17,887

    Extraordinary items,
      net...............          --              --          (1,452)             --          (7,849)         (1,908)        (3,796)

    Cumulative effect
      of change in
      accounting
      principle.........          --              --              --              --              --          (6,489)<F1>        --
                          ----------      ----------      ----------      ----------      ----------      ----------      ---------

        Net income......  $   22,091      $   21,565      $    9,662      $   27,098      $   41,727      $   44,872      $  30,455
                          ==========      ==========      ==========      ==========      ==========      ==========      =========

    Net income
      attributable to
      common stock......  $   21,060      $   20,508      $    5,452      $   22,855      $   36,543      $   41,057      $  28,866
                          ==========      ==========      ==========      ==========      ==========      ==========      =========
PER SHARE DATA:

    Primary earnings per
      share:

        Income before
          extraordinary
          items and
          cumulative
          effect of
          change in
          accounting
          principle.....  $     0.49      $     0.48      $     0.16      $     0.56      $     1.17      $     1.54      $    1.09

        Extraordinary
          items.........          --              --           (0.03)             --           (0.21)          (0.06)         (0.13)

        Cumulative
          effect
          of change in
          accounting
          principle.....          --              --              --              --              --           (0.20)            --
                          ----------      ----------      ----------      ----------      ----------      ----------      ---------

            Net income..  $     0.49      $     0.48      $     0.13      $     0.56      $     0.96      $     1.28      $    0.96
                          ==========      ==========      ==========      ==========      ==========      ==========      =========

    Fully-diluted
      earnings
      per share:

        Income before
          extraordinary
          items and
          cumulative
          effect of
          change in
          accounting
          principle.....  $     0.46      $     0.46      $     0.16      $     0.56      $     1.15      $     1.32      $    0.99

        Extraordinary
          items.........          --              --           (0.03)             --           (0.21)          (0.05)         (0.11)

        Cumulative
          effect
          of change in
          accounting
          principle.....          --              --              --              --              --           (0.16)            --
                          ----------      ----------      ----------      ----------      ----------      ----------      ---------

            Net income..  $     0.46      $     0.46      $     0.13      $     0.56      $     0.94      $     1.11      $    0.88
                          ==========      ==========      ==========      ==========      ==========      ==========      =========

                                            ROOSEVELT FINANCIAL GROUP, INC.

                                                   FIVE-YEAR SUMMARY

                                      SELECTED CONSOLIDATED FINANCIAL INFORMATION
                          AS OF OR FOR THE THREE
                          MONTHS ENDED MARCH 31,                         AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                           1997          1996            1996            1995             1994            1993          1992
                          ------        ------          ------          ------           ------          ------        ------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA:

    Ratio of net interest
      income to general
      and administrative
      expense............    1.94x         2.14x          1.44x<F2>      2.07x<F3>        1.67x<F4>        1.82x          1.55x

    Effective net spread
      during the
      period.............    2.60%         2.08%          2.02%          2.06%            2.29%            2.40%          2.32%

    Nonperforming assets
      to total assets,
      end of period......    0.98          0.85           0.99           0.90             0.41             0.46           0.78

    Return on assets
      (ratio of net
      income to average
      total assets)......    1.11          0.93           0.11<F2>       0.30<F3>         0.49<F4>         0.61           0.54

    Return on equity
      (ratio of net
      income to average
      stockholders'
      equity)............   18.53         17.18           1.87<F2>       5.97<F3>        10.30<F4>        12.86          11.11

    Equity-to-assets
      ratio (ratio of
      average
      stockholders'
      equity to average
      total assets)......    6.00          5.40           5.61           4.97             4.80             4.75           4.84

    Cash dividends per
      share of common
      stock.............. $  0.17       $  0.155      $   0.62       $   0.56         $   0.43         $   0.31       $   0.21

    Dividends on common
      stock payout ratio
      (dividends paid per
      share of common
      stock divided by
      primary net income
      per share).........   34.69%        32.29%        476.92%<F2>    100.00%<F3>       44.79%<F4>       18.72%         18.63%

    Book value per share,
      end of period...... $  9.91       $ 10.83       $  10.15       $  10.60         $   9.79         $   9.18     $     9.29

----------
<F1> During December, 1993, Roosevelt adopted the provisions of Statement of
     Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on a prospective basis. As a result, Roosevelt recorded a $6.5 million charge, net of applicable income taxes, as a cumulative effect of a change in accounting principle to reflect an other than temporary impairment of certain interest-only stripped coupon mortgage-backed pass-through certificates and collateralized mortgage obligation residual interests.

<F2> Such ratios for 1996 include the impact of the one-time SAIF assessment of
     $27.4 million, the extraordinary items related to the early extinguishment of debt of $1.5 million and the recognition of previously deferred expense related to the termination of interest rate exchange agreements of $80.5 million. If such expenses (net of tax benefit) were not included, the ratio of net interest income to general and administrative expense would have been 1.85x, return on assets would have been 0.88%, return on equity would have been 15.75% and the dividend on common stock payout ratio would have been 34.4%.

<F3> Such ratios for 1995 include the impact of the impairment charge related to certain mortgage-backed securities of $27.1 million, losses resulting from the mark to market of Roosevelt's financial futures positions used to reduce the interest rate risk of certain mortgage-backed securities in the available for sale portfolio totaling $71.0 million and merger related expenses of $1.6 million. If such expenses (net of income tax benefit) were not included, the ratio of net interest income to general and administrative expense would have been 2.11x, return on assets would have been 0.95%, return on equity would have been 18.96% and the dividend on common stock payout ratio would have been 27.59%.

<F4> Includes a $57.3 million net expense (net of income tax benefit) of merger-related expenses as a result of the acquisition of Farm & Home. Such merger-related expenses included $11.4 million in provision for losses on loans, $38.4 million of net loss from financial instruments, $3.7 million in provision for real estate losses, $6.3 million in compensation and employee benefits, occupancy expense of $5.9 million, transaction related fees of $7.0 million, and $1.8 million of other expenses. This amount was reduced by the income tax effect of $25.0 million. An extraordinary item totaling $7.8 million was recorded related to the early extinguishment of debt. Also included are gains resulting from the mark to market of Roosevelt's financial futures positions used to reduce the interest rate risk of certain mortgage-backed securities in the available for sale portfolio totaling $39.5 million ($25.1 million, net of income taxes). Not including the aforementioned charges and gains for 1994, the ratio of net interest income to general and administrative expense would have been 2.08x, return on assets would have been 0.96%, return on equity would have been 20.01%, and the dividend on common stock payout ratio would have been 18.40%.

                     INFORMATION REGARDING ANNUAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to holders of Roosevelt Common Stock in connection with the solicitation of proxies by the Roosevelt Board for use at the Annual Meeting and any adjournment or postponement thereof at which the stockholders of Roosevelt will consider and vote on (i) a proposal to approve and adopt the Merger Agreement, (ii) the election of four directors, and (iii) the ratification of the appointment of the independent auditors, and will transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Each copy of this Proxy Statement/Prospectus is accompanied by a Letter to Roosevelt stockholders, the Notice of Annual Meeting of Stockholders, a proxy card and a self-addressed return envelope to the Exchange Agent for the proxy card.

    This Proxy Statement/Prospectus is also furnished by MBI to each holder of Roosevelt Common Stock as a Prospectus in connection with the issuance by MBI of shares of MBI Common Stock to Roosevelt stockholders upon the consummation of the Merger. This Proxy Statement/Prospectus, the Letter to Roosevelt stockholders, the Notice of Annual Meeting of Stockholders, the form of proxy, the 1996 Roosevelt Form 10-K, as amended, and the Summary Annual Report are first being mailed to stockholders of Roosevelt on or about May 23, 1997.

    THE ROOSEVELT BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AS WELL AS EACH OF THE FOREGOING ADDITIONAL ACTIONS.

DATE, TIME AND PLACE

    The Annual Meeting will be held at the St. Louis Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri, on Friday, June 20, 1997, at 2:00 p.m., Central Time.

ROOSEVELT RECORD DATE; VOTE REQUIRED

    The Roosevelt Board has fixed May 22, 1997 as the Record Date for determination of stockholders of Roosevelt entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Roosevelt Common Stock at the close of business on May 22, 1997 will be entitled to notice of, and to vote at, the Annual Meeting. At May 15, 1997, there were 45,149,041 shares of Roosevelt Common Stock outstanding and entitled to vote which were held by approximately 5,713 holders of record. Each share of Roosevelt Common Stock held as of the Record Date is entitled to one vote on each matter properly brought before the Annual Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Roosevelt Common Stock entitled to vote at the Annual Meeting is required to approve the Merger Agreement. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. The ratification of the appointment of Roosevelt's independent auditors requires approval by a majority of the shares duly voted on the proposal.

    As of May 15, 1997, directors and executive officers of Roosevelt and certain of their affiliates beneficially owned an aggregate of 1,158,896 shares of Roosevelt Common Stock, or approximately 2.57% of the shares of Roosevelt Common Stock outstanding as of such date. The Supporting Stockholders, consisting of all of the directors, who as of May 15, 1997 beneficially owned in the aggregate approximately 2.30% of the outstanding shares of Roosevelt Common Stock, have each agreed pursuant to a Support Agreement to vote all shares of Roosevelt Common Stock beneficially owned by such person, or over which such person has voting power or control, to approve the Merger Agreement.

VOTING SECURITIES AND CERTAIN HOLDERS THEREOF

    Stockholders of record as of the close of business on May 22, 1997 will be entitled to one vote for each share then held on all matters brought before the Annual Meeting. As of May 15, 1997, Roosevelt had 45,149,041 shares of Roosevelt Common Stock issued and outstanding. The following table sets forth, as of December 31, 1996, certain information as to (i) those persons who were known by management to be beneficial owners of more than 5% of the outstanding shares of Roosevelt Common Stock and (ii) the shares of Roosevelt Common Stock beneficially owned by the executive officers named below and all directors and executive officers as a group.

                                                       NUMBER OF SHARES               PERCENT
                                                       OF COMMON STOCK                  OF
                BENEFICIAL OWNERS                     BENEFICIALLY OWNED               CLASS
                -----------------                     ------------------              -------
Jurika & Voyles, Inc..............................     2,929,966<F1>                    6.19
    1999 Harrison Street, Suite 700
    Oakland, California 94612

John Hancock Mutual Life Insurance Company........     2,437,447<F2>                    5.50
John Hancock Subsidiaries, Inc. and
John Hancock Asset Management
    P.O. Box 111
    Boston, Massachusetts 02117

and

The Berkeley Financial Group and
John Hancock Advisors, Inc.
    101 Huntington Avenue
    Boston, Massachusetts 02199

                NAMED OFFICERS<F3>
                ------------------
Stanley J. Bradshaw...............................           651,340                    1.45
    President and Chief Executive Officer
Anat Bird.........................................           101,735                     .23
    Senior Executive Vice President and Chief
    Operating Officer
Gary W. Douglass..................................            78,616                     .18
    Executive Vice President and Chief Financial
    Officer
Daniel P. Sneed...................................            30,337                     .07
    Senior Vice President
All directors and executive officers as a group
    (17 persons)<F4>..............................         1,812,417                    4.05

--------
<F1> As reported by Jurika & Voyles, L.P. ("Jurika"), a registered investment advisor, in Amendment No. Two to a statement as of December 31, 1996 on
     Schedule 13G under the Exchange Act. Jurika reported shared voting power as to 2,643,126 shares, shared dispositive power as to 2,929,966 shares and sole voting and dispositive powers as to no shares.

<F2> As reported by John Hancock Mutual Life Insurance Company ("JHMLIC"),
     JHMLIC's wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM's wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers,
     Inc., ("JHA") in a statement as of December 31, 1996 on Schedule 13G under the Exchange Act. JHMLI, JHSI, JHAM and TBFG reported indirect beneficial ownership of these shares. JHA reported sole voting and dispositive powers as to all of such shares. Amount includes shares of Roosevelt Common Stock that could be obtained upon conversion of shares of 6 1/2% Non-Cumulative Convertible Preferred Stock, Series F, held.

<F3> Includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals' families, as well as 381,289, 68,300, 52,500, 30,337 and 677,587 shares, which Mr. Bradshaw, Mrs. Bird, Mr. Douglass, Mr. Sneed and all directors and executive officers as a group, respectively, have the right to purchase pursuant to stock options exercisable as of December 31, 1996 or which became exercisable within 60 days of December 31, 1996, granted under Roosevelt's Amended and Restated 1986 Stock Option and Incentive Plan (the "1986 Stock Option Plan") or Roosevelt's 1994 Non-Employee Director Stock Option Plan (the "Director Plan"), with respect to which shares the named individuals and group may be deemed to have sole voting and dispositive powers.

<F4> Excludes 480, 300, 654 and 1,000 shares as to which Messrs. Turley and
     Clayton, Ronald L. Cawood, an officer of Roosevelt Bank, and Daniel P. Sneed, an officer of Roosevelt Bank, disclaim beneficial ownership, respectively.

VOTING AND REVOCATION OF PROXIES

    Shares of Roosevelt Common Stock entitled to vote and which are represented at the Annual Meeting by a properly executed proxy received prior to the vote at the Annual Meeting will be voted at such Annual Meeting in the manner directed on the proxy card, unless such proxy is revoked in the manner set forth herein in advance of such vote. ANY ROOSEVELT STOCKHOLDER RETURNING A BLANK EXECUTED PROXY CARD WILL BE DEEMED TO HAVE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND "FOR" THE ADDITIONAL
PROPOSALS REFERRED TO HEREIN. Failure to return a properly executed proxy card or to vote in person at the Annual Meeting will have the practical effect of a vote against the Merger Agreement.

    Shares subject to abstentions will be treated as shares that are present at the Annual Meeting for purposes of determining the presence of a quorum. If a broker or other nominee holder indicates on the proxy card that it does not have discretionary authority to vote the shares it holds of record on the proposal, those shares will be treated as shares that are present at the Annual Meeting for purposes of determining the presence of a quorum but will not be considered as voted for purposes of determining the approval of shareholders on a particular proposal. Since the approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Roosevelt Common Stock entitled to vote at the Annual Meeting, abstentions and broker non-votes will have the same effect as votes against the approval of the Merger Agreement. Broker non-votes and votes withheld will have no effect on the election of directors, which requires a plurality of the votes of the shares present and entitled to vote. Because ratification of the appointment of auditors requires a majority of the votes cast, abstentions will have the effect of votes against ratification and broker non-votes will have no effect on the vote on this matter.

    Any stockholder of Roosevelt giving a proxy may revoke it at any time prior to the vote at the Annual Meeting. Stockholders of Roosevelt wishing to revoke a proxy prior to the vote may do so by delivering to Harris Trust and Savings Bank, at P.O. Box 1878, Chicago, Illinois 60690-9312 by mail, or 311 West Monroe Street, 11th Floor, Chicago, Illinois 60690-3504 by courier or hand delivery, a written notice of revocation bearing a later date than the proxy or any later dated proxy relating to the same shares, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute the revocation of a proxy.

    The Roosevelt Board is not currently aware of any business to be brought before the Annual Meeting other than that described herein. If, however, other matters are properly brought before such Annual Meeting, or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of Roosevelt.

SOLICITATION OF PROXIES

    Roosevelt will bear its own costs of soliciting proxies. Proxies will initially be solicited by mail, but directors, officers and selected other employees of Roosevelt may also solicit proxies in person or by telephone, telegram or other means of communication. Directors, officers and any other employees of Roosevelt who solicit proxies will not be specially compensated for such services, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Roosevelt has retained Kissel Blake, Inc. at an estimated cost of $5,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward proxy materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in connection therewith.

    HOLDERS OF ROOSEVELT COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                 PROPOSAL I--APPROVAL OF THE MERGER AGREEMENT

                         TERMS OF THE PROPOSED MERGER

    THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND IS INCLUDED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS.

GENERAL DESCRIPTION OF THE MERGER

    The Merger Agreement provides that Roosevelt will merge at the Effective Time with and into Merger Sub, subject to Stockholder Approval and the satisfaction or waiver of the other conditions to the Merger. Upon consummation of the Merger, Roosevelt's corporate existence will terminate, with Merger Sub continuing as the surviving corporation.

    Simultaneously with the effectiveness of the Merger, and subject to the election and allocation procedures set forth in the Merger Agreement and described below, each outstanding share of Roosevelt Common Stock, other than shares held by stockholders of Roosevelt who exercise their appraisal rights under the Delaware Law, will be converted into, at the election of the holder thereof as provided in the Merger Agreement, either the Per Share Stock Consideration or the Per Share Cash Consideration. Because the value of the Per Share Cash Consideration is fixed at $22.00 and the value of the Per Share Stock Consideration fluctuates based on the trading price of MBI Common Stock, at the Effective Time the value of the Per Share Cash Consideration and the value of the Per Share Stock Consideration received by Roosevelt stockholders may differ significantly. Based on the closing price of MBI Common Stock on May 15, 1997 of $59.25 per share, the value of the Per Share Stock Consideration would have been $24.95 and the Per Share Cash Consideration would have been $22.00, subject to the allocation procedures described below. See "--Allocation." Roosevelt shareholders are advised to obtain current market quotations for MBI Common Stock.

    The shares of MBI Common Stock to be issued pursuant to the Merger will be freely transferable except by certain stockholders of Roosevelt who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Roosevelt. The shares of MBI Common Stock issued to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission and pursuant to agreements entered into with MBI. See "INFORMATION REGARDING MBI STOCK--Restrictions on Resale of MBI Capital Stock by Affiliates; Affiliate Agreements."

    The amount and nature of the Merger Consideration was established through arms'-length negotiations between MBI and Roosevelt, and reflects the balancing of a number of countervailing factors. The total amount of the Merger Consideration reflects a price both parties concluded was appropriate. See "--Background of the Merger" and "--Reasons for the Merger; Roosevelt Board Recommendation."

CLOSING AND EFFECTIVE TIME

    Unless the parties otherwise agree, the Closing of the Merger will take place at 10:00 a.m., local time, on the date on which the Effective Time occurs, which shall be any such date on or after May 16, 1997 as MBI notifies Roosevelt in writing but not earlier than the Approval Date, and not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date. The Effective Time will occur upon the filing of the appropriate documents in respect of the Merger with the Secretaries of State of the States of Delaware and Missouri. MBI and Roosevelt currently anticipate that the Effective Time will occur on July 1, 1997.

ELECTION PROCEDURES

    Approximately twenty five days prior to the anticipated Effective Time, the Exchange Agent will send to each Roosevelt Stockholder who is a stockholder of record as of five business days prior to such date an Election Form to be used by each such stockholder to indicate Stock Election Shares, Cash Election Shares or No Election Shares. In order for an Election Form to be deemed to be effective, such Election Form must be properly completed and duly executed by the Roosevelt stockholder and returned, along with the Roosevelt stock certificates as to which the election is being made, to the Exchange Agent by the Election Deadline. MBI and Roosevelt currently anticipate that the Effective Time will occur on July 1, 1997. Based on such anticipated Effective Time, the Exchange Agent would mail Election Forms and the accompanying letters of transmittal on approximately June 6, 1997 to each Roosevelt stockholder who is a stockholder of record as of May 30, 1997. In addition, based on such anticipated Effective Time, the Election Deadline would be 5:00 p.m., Central Time, on June 26, 1997.

    Each Roosevelt stockholder may elect to receive only shares of MBI Common Stock, to elect to receive only cash or to indicate that such holder makes no election, in each case, with respect to such holder's Roosevelt Common Stock. Any shares of Roosevelt Common Stock with respect to which an effective, properly completed Election Form and stock certificates have not been submitted to the Exchange Agent by the Election Deadline will be deemed to be No Election Shares. For purposes of the election procedures, dissenting shares will be treated as Cash Election Shares, provided, however, that holders of dissenting shares will receive payment for such shares in accordance with the provisions of the Delaware Law. See "APPRAISAL RIGHTS OF STOCKHOLDERS OF ROOSEVELT." Subject to compliance with the applicable provisions of the Delaware Law, holders of dissenting shares will receive the fair value of their shares of Roosevelt Common Stock. Holders of Cash Election Shares will receive the Per Share Cash Consideration, subject to the allocation procedures described below. As a result, the value of the consideration received by holders of dissenting shares may not be the same as the value of the consideration received by holders of Cash Election Shares. Additionally, as a result of the allocation procedures, holders of Cash Election Shares may not receive precisely the type of consideration requested. See "--Allocation."

    The actual Merger Consideration that will be paid to each Roosevelt stockholder upon consummation of the Merger may differ from the form of Merger Consideration elected by such stockholder pursuant to his or her Election Form in the event that the aggregate number of shares of MBI Common Stock to be issued pursuant to the Merger would not equal the Stock Amount. Because the aggregate number of shares of MBI Common Stock that will be issued in the Merger is fixed at the Stock Amount, the extent to which elections by Roosevelt stockholders will be accommodated will depend upon the respective numbers of Roosevelt stockholders who elect to receive all cash, all MBI Common Stock or who make no election. In the event that one type of consideration is oversubscribed, the Exchange Agent will follow the allocation procedures set forth in the Merger Agreement and described below. See "--Allocation."

    NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF MBI COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A ROOSEVELT STOCKHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF MBI COMMON STOCK RECEIVED BY A ROOSEVELT STOCKHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF MBI COMMON STOCK DUE TO NUMEROUS MARKET FACTORS.

    In addition to a properly completed Election Form, each stockholder of Roosevelt will be required to submit to the Exchange Agent a properly executed letter of transmittal and surrender to the Exchange Agent the stock certificate(s) representing shares of Roosevelt Common Stock (the "Certificates") in order to obtain issuance of a new stock certificate evidencing the shares of MBI Common Stock and/or cash to which such stockholder is entitled in the Merger. No dividends or other distributions will be paid to a former Roosevelt stockholder with respect to shares of MBI Common Stock until such person surrenders the Certificates, or documentation acceptable to the Exchange Agent in lieu of lost or destroyed Certificates, at which time such dividends will be remitted to such person, without interest and less any taxes that may have been imposed thereon. See "--Surrender of Roosevelt Stock Certificates and Receipt of MBI Common Stock and/or Cash."

    TO MAKE AN EFFECTIVE ELECTION, A ROOSEVELT COMMON STOCKHOLDER MUST SUBMIT A PROPERLY COMPLETED ELECTION FORM SO THAT IT IS ACTUALLY RECEIVED BY THE EXCHANGE AGENT AT OR PRIOR TO THE ELECTION DEADLINE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ELECTION FORM. AN ELECTION FORM WILL BE PROPERLY COMPLETED ONLY IF ACCOMPANIED BY CERTIFICATE(S) REPRESENTING ALL SHARES OF ROOSEVELT COMMON STOCK COVERED THEREBY. THE ELECTION DEADLINE IS 5:00 P.M. ON THE FIFTH DAY PRIOR TO THE ANTICIPATED EFFECTIVE TIME OR SUCH OTHER DATE UPON WHICH MBI AND ROOSEVELT MUTUALLY AGREE. MBI AND ROOSEVELT CURRENTLY ANTICIPATE THAT THE

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
EFFECTIVE TIME WILL OCCUR ON JULY 1, 1997 IN WHICH CASE THE ELECTION DEADLINE WILL BE JUNE 26, 1997.

    MBI will make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Roosevelt Common Stock between the day that is five business days prior to the mailing of the Election Forms and close of business on the business day prior to the Election Deadline, and Roosevelt will provide to the Exchange Agent all information reasonably necessary for it to perform as specified in the Merger Agreement.

    An election will have been properly made only if the Exchange Agent will have actually received a properly completed Election Form by the Election Deadline. An Election Form will be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Roosevelt Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Roosevelt Common Stock represented by such Election Form shall become No Election Shares and MBI will cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of the Merger Agreement and of the Election Form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. Neither MBI nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form.

    IF THE EXCHANGE AGENT FAILS TO RECEIVE YOUR PROPERLY COMPLETED ELECTION FORM AND STOCK CERTIFICATE(S) BY THE ELECTION DEADLINE, YOUR SHARES WILL BE DEEMED NO ELECTION SHARES AND YOU WILL RECEIVE THE MERGER CONSIDERATION DETERMINED IN ACCORDANCE WITH THE ALLOCATION PROCEDURES SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED BELOW UNDER "--ALLOCATION." THEREFORE, IT IS IMPORTANT THAT THE EXCHANGE AGENT RECEIVES YOUR ELECTION FORM AND STOCK CERTIFICATE(S) BY THE ELECTION DEADLINE.

ALLOCATION

    In the event that the number of shares of MBI Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares is less than the Stock Amount, (i) all Stock Election Shares will be converted into the right to receive the Per Share Stock Consideration, (ii) the Exchange Agent will select first from among the holders of No Election Shares and then (if necessary), pro rata from among the Cash Election Shares (excluding dissenting shares), a sufficient number of shares ("Stock Designated Shares") such that the number of shares of MBI Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Stock Designated Shares will be converted into the right to receive the Per Share Stock Consideration; provided that MBI has the option, in its sole discretion, to satisfy some or all of the Stock Designated Shares by similar pro rata selection in Per Share Cash Consideration in lieu of delivering the Per Share Stock Consideration subject to the requirement that the Merger continue to qualify as a tax-free reorganization for purposes of Section 368 of the Code, and (iii) the Cash Election Shares and the No Election Shares which are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

    In the event that the number of shares of MBI Common Stock that would be issued upon the conversion of the Stock Election Shares is greater than the Stock Amount, (i) all Cash Election Shares and No Election Shares will be converted into the right to receive the Per Share Cash Consideration, (ii) the Exchange Agent will select from among the Stock Election Shares on a pro rata basis, a sufficient number of shares such that the number of shares of MBI Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Cash Designated Shares will be converted into the right to receive the Per Share Cash Consideration, and (iii) the Stock Election Shares which are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

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
    In the event that the number of shares of MBI Common Stock that would be issued upon conversion of the Stock Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Stock Amount, then all Stock Election Shares will be converted into the right to receive the Per Share Stock Consideration and all Cash Election

Shares and No Election Shares will be converted into the right to receive the Per Share Cash Consideration. In the event that the number of shares of MBI Common Stock that would be issued upon the conversion of the Stock Election Shares and No Election Shares would equal or nearly equal (as determined by the Exchange Agent) the Stock Amount, then all Cash Election Shares will be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares will be converted into the right to receive the Per Share Stock Consideration.

    The value of MBI Common Stock to be issued pursuant to the Merger may fluctuate prior to and following the Effective Time. It is currently anticipated that the Effective Time will occur on July 1, 1997.

    BECAUSE THE TAX CONSEQUENCES OF RECEIVING CASH OR MBI COMMON STOCK WILL DIFFER, ROOSEVELT STOCKHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

SURRENDER OF ROOSEVELT STOCK CERTIFICATES AND RECEIPT OF MBI COMMON STOCK AND/OR CASH

    Approximately 25 days prior to the anticipated Effective Time, holders of record of Certificates will be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that MBI will deliver or cause to be delivered to such holders. The letter of transmittal will specify that risk of loss and title to Certificates will pass only upon delivery of such Certificates to the Exchange Agent.

    Each previous holder of a Certificate that surrenders such Certificate together with duly executed transmittal materials and the Election Form to the Exchange Agent will, after the Effective Time and upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of MBI Common Stock or cash, as the case may be, into which the Certificate so surrendered will have been converted pursuant to the Merger Agreement and any distribution theretofore declared and not yet paid with respect to such shares of MBI Common Stock, without interest.

    The Exchange Agent will accept Certificates upon compliance with such reasonable terms and conditions as MBI or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as MBI or the Exchange Agent may require. Any Roosevelt Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before the Election Deadline shall also be deemed to be No Election Shares. See "--General Description of the Merger."

    Each outstanding Certificate will, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the Merger Consideration into which the stock previously represented by such Certificate will have been converted in the Merger. After the Effective Time, holders of Certificates will cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the Merger Consideration provided for in the Merger Agreement. After the Effective Time, there will be no further transfer on the records of Roosevelt of Certificates, and if such Certificates are presented to Roosevelt for transfer, they will be cancelled against delivery of the Merger Consideration.

    MBI will not be obligated to deliver the Merger Consideration to which any former holder of Roosevelt Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided in the Merger Agreement. No dividends declared will be remitted to any person entitled to receive MBI Common Stock under the Merger Agreement until such person surrenders the Certificate representing the right to receive such MBI Common Stock, at which time such dividends will be remitted to such person, without interest and less any taxes that may have been imposed thereon. No interest will be paid on the Merger Consideration.

    The shares of MBI Common Stock to be issued pursuant to the Merger will be freely transferable except by certain stockholders of Roosevelt who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Roosevelt. The shares of MBI Common Stock issued to such affiliates will be restricted in their transferability in accordance with the rules and regulations promulgated by the Commission and pursuant to agreements entered into thereby and delivered to MBI. See "INFORMATION REGARDING MBI STOCK-- Restrictions on Resale of MBI Capital Stock by Affiliates; Affiliate Agreements."

    Neither the Exchange Agent nor any party to the Merger Agreement nor any affiliate thereof will be liable to any holder of stock represented by any Certificate for any Merger Consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. MBI and the Exchange Agent will be entitled to rely upon the stock transfer books of Roosevelt to establish the identity of those persons entitled to receive Merger Consideration, which books will be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, MBI and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

    SUBJECT TO POSSIBLE ADJUSTMENT AS DESCRIBED ABOVE, A FIXED NUMBER OF SHARES OF MBI COMMON STOCK WILL BE ISSUED IN THE MERGER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT EACH ROOSEVELT STOCKHOLDER WILL RECEIVE THE FORM OF CONSIDERATION THAT SUCH HOLDER ELECTS WITH RESPECT TO ANY OR ALL SHARES OF ROOSEVELT COMMON STOCK HELD BY SUCH HOLDER. IF THE ELECTIONS RESULT IN AN OVERSUBSCRIPTION IN RESPECT OF SHARES OF ROOSEVELT COMMON STOCK WHICH WOULD OTHERWISE RECEIVE EITHER THE PER SHARE STOCK CONSIDERATION OR THE PER SHARE CASH CONSIDERATION, THE PROCEDURES FOR ALLOCATING MBI COMMON STOCK AND CASH, DESCRIBED UNDER "--ALLOCATION," WILL BE FOLLOWED BY THE EXCHANGE AGENT.

FRACTIONAL SHARES

    No fractional shares of MBI Common Stock will be issued to the former stockholders of Roosevelt in connection with the Merger. Each former holder of Roosevelt Common Stock who otherwise would have been entitled to receive a fraction of a share of MBI Common Stock will receive cash in lieu thereof, without interest, in an amount equal to the holder's fractional share interest multiplied by the closing stock price of MBI Common Stock on the NYSE Composite Tape as reported in The Wall Street Journal (or in the absence thereof, by any other authoritative source) on the last business day preceding the Effective Time. No shareholder of Roosevelt entitled to receive cash in lieu of fractional shares will be entitled to dividends, voting rights or any other rights or interest in respect of such fractional shares. Cash received by Roosevelt shareholders in lieu of fractional shares may give rise to taxable income. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

DIVIDENDS

    On April 24, 1997, the Roosevelt Board declared a dividend of $.225 per share, payable on May 30, 1997 to stockholders of record as of May 14, 1997. The dividend consists of Roosevelt's regular dividend of $.17 per share plus the Transition Dividend of $.055 per share. The Transition Dividend ensures that Roosevelt Stockholders receive fair dividends based on the record and payment dates of Roosevelt's anticipated last dividend prior to the Merger and the record and payment dates of MBI's first dividend following the Merger.

STOCK OPTION AGREEMENT

    In connection with the execution of the Merger Agreement, MBI and Roosevelt entered into the Stock Option Agreement pursuant to which Roosevelt has issued MBI an Option to purchase up to 8,785,429 shares of Roosevelt Common Stock (or 19.46% of the outstanding shares of Roosevelt Common Stock as of May 15, 1997, without including any shares subject to or issued pursuant to the Option) at an exercise price of $18.125 per share. The Option is exercisable (after receipt of the required regulatory approvals) only upon the occurrence of one of the following events: (i) Roosevelt or any of its subsidiaries, without having received prior written consent from MBI, shall have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than MBI or any of its subsidiaries) to (A) effect a merger or consolidation or similar transaction involving Roosevelt or any of its subsidiaries (other than internal mergers, reorganizing actions, consolidations or dissolutions involving only existing subsidiaries of Roosevelt), (B) purchase, lease or otherwise acquire 15% or more of the assets of Roosevelt or any of its subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing 10% or more of the voting power of Roosevelt or any of its subsidiaries; (ii) any person (other than MBI or any subsidiary of MBI, or Roosevelt or any person acting in concert with MBI, or Roosevelt or any subsidiary of Roosevelt in a fiduciary capacity) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of 10% or more of the voting power of Roosevelt; (iii) the Roosevelt Board shall have withdrawn or modified in a manner adverse to MBI the recommendation of the Roosevelt Board with respect to the Merger Agreement, in each case, after an Extension Event (as defined below); or (iv) the holders of Roosevelt Common Stock shall not have approved the Merger Agreement at the Annual Meeting, or such Annual Meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement in accordance with its terms, in each case after an Extension Event (each of the above-described events is referred to herein as a "Purchase Event"). No Extension Event or Purchase Event has occurred as of the date of this Proxy Statement/Prospectus.

    The Option terminates (i) on the earliest to occur of (A) the Effective Time of the Merger, (B) the termination of the Merger Agreement (1) by mutual consent of MBI and Roosevelt, (2) after December 22, 1997, by a party not then in material breach of the Merger Agreement, (3) by either party if (x) the Federal Reserve Board has denied approval of the Merger and such denial has become final and non-appealable or (y) stockholders of Roosevelt shall not have approved the Merger Agreement at the Annual Meeting following a favorable recommendation of the Roosevelt Board, (4) by Roosevelt in the event of a material breach by MBI of the Merger Agreement which is not cured within 30 days of written notice thereof, and (5) by Roosevelt in the event that after-tax costs, if any, of remedial or other corrective actions or measures with regard to specified properties exceed $30,000,000, and (C) three years following the termination of the Merger Agreement by MBI in the event of a material breach by Roosevelt of the Merger Agreement which is not cured within 30 days of written notice thereof, provided that, for purposes of subclause
(C), if such termination follows an Extension Event, the Option will not terminate until 12 months following such termination, or (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Any exercise of the Option will be subject to compliance with applicable law, including the BHCA. An "Extension Event" is defined in the Stock Option Agreement as any of: (i) a Purchase
Event of the type specified in clauses (i) and (ii) in the preceding paragraph;
(ii) any person (other than MBI or any of its subsidiaries) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of Roosevelt Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership (as defined in Rule 13d-3 under the Exchange Act) or the right to acquire Beneficial Ownership of 10% or more of the voting power of Roosevelt; or (iii) any person (other than MBI or any subsidiary of MBI, or Roosevelt or any subsidiary of Roosevelt in a fiduciary capacity) shall have publicly announced its willingness, or shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, (A) to make an offer described in clause (ii) of this sentence or (B) to engage in a transaction described in clause (i) of this sentence.

    The Stock Option Agreement further provides that, to the extent not terminated pursuant to its terms, from and after the date of a Purchase Event until 13 months immediately thereafter (the "Repurchase Period"), MBI will be entitled to require Roosevelt to repurchase for cash the Option from MBI together with all (but not less than all) shares of Roosevelt Common Stock purchased by MBI pursuant thereto, at a price equal to the sum of: (i) the exercise price paid by MBI for any shares of Roosevelt Common Stock acquired pursuant to the Option; (ii) the difference between (A) the "Market/Tender Offer Price" for shares of Roosevelt Common Stock (defined as the higher of (1) the highest price per share at which a tender or exchange offer has been made for shares of Roosevelt Common Stock or (2) the highest closing mean of the "bid" and the "ask" price per share of Roosevelt Common Stock reported by NASDAQ for any day within that portion of the Repurchase Period which precedes the date MBI gives notice of the required repurchase) and (B) the exercise price, multiplied by the number of shares of Roosevelt Common Stock with respect to which the Option has not been exercised, but only if the Market/Tender Offer Price is greater than such exercise price; (iii) the difference between the Market/Tender Offer Price and the exercise price paid by MBI for any shares of Roosevelt Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the Market/Tender Offer Price is greater than such exercise price; and (iv) MBI's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees.

    The Option, which MBI required that Roosevelt grant as a condition to MBI's entering into the Merger Agreement, may increase the likelihood of consummation of the Merger by discouraging competing offers for Roosevelt. Certain aspects of the Stock Option Agreement may have the effect of discouraging persons who may now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Roosevelt from considering or proposing such an acquisition, even if such person were prepared to offer to pay consideration to stockholders of Roosevelt which had a higher current market price than the Per Share Stock Consideration or Per Share Cash Consideration to be received for each share of Roosevelt Common Stock pursuant to the Merger Agreement.

    The foregoing is a summary of the material provisions of the Stock Option Agreement, a copy of which is attached as Annex B to this Proxy
Statement/Prospectus. This summary is qualified in its entirety by reference to the Stock Option Agreement which is incorporated herein by this reference.

SUPPORT AGREEMENTS

    Concurrently with the execution of the Merger Agreement, the Supporting Stockholders, who, as of May 15, 1997, beneficially owned in the aggregate approximately 2.30% of the outstanding shares of Roosevelt Common Stock, executed separate Support Agreements with MBI pursuant to which each Supporting Stockholder agreed, among other things, that: (i) Supporting Stockholder will not sell, agree to sell, or otherwise transfer or dispose of any shares of Roosevelt Common Stock owned by the Supporting Stockholder, other than (A) pursuant to the Merger, (B) to an affiliate who agrees to comply with the terms of the Support Agreement, or (C) with MBI's prior written consent; (ii) all of the shares of Roosevelt Common Stock beneficially owned by Supporting Stockholder at the record date for any meeting of stockholders of Roosevelt called to consider and vote to approve the Merger Agreement and/or the transactions contemplated thereby will be voted by the Supporting Stockholder to approve the Merger Agreement and voted against any Alternative Transaction; and (iii) Supporting Stockholder will not, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to an Alternative Transaction. The Support Agreements further provide that nothing in such Support Agreements preclude the Supporting Stockholders from discharging their fiduciary duties as directors. Each Support Agreement terminates upon termination of the Merger Agreement in accordance with its terms.

    Each Supporting Stockholder and the approximate number of shares of Roosevelt Common Stock beneficially owned by such Supporting Stockholder over which he has voting power or control as of May 15, 1997 are as follows: Richard
E. Beumer (37,571 shares); Anat Bird (33,663 shares); Stanley J. Bradshaw (269,583 shares); Douglas T. Breeden (265,968 shares); Robert M. Clayton II (39,207); Bradbury Dyer III (272,096 shares); Patricia M. Gammon (150 shares); Hiram S. Liggett, Jr. (33,330 shares); Clarence M. Turley, Jr. (37,920 shares); and Alvin D. Vitt (50,121 shares).

    The foregoing is a summary of the material provisions of the Support Agreement. See "AVAILABLE INFORMATION." This summary is qualified in its entirety by reference to the Support Agreement which is incorporated herein by reference.

BACKGROUND OF THE MERGER

    Since Roosevelt's initial public offering in January 1987, Roosevelt's management has participated in various investor presentations and banking-related conferences. These activities have provided Roosevelt's management with numerous opportunities to meet executives with acquisition-oriented companies of both a banking and a non-banking nature. Conversations were largely informal and did not lead to serious merger negotiations.

    Over the years, Roosevelt's management never recommended that the Roosevelt Board hire an investment banking advisor to seek more serious indications of interest due to the lack of motivating price discussions by would-be acquirors and due to management's perception that the existing business strategies of Roosevelt offered attractive opportunities for enhancing shareholder value. During the five years ended December 31, 1995, Roosevelt had enjoyed better than a 15% compound annual growth rate in operating earnings per share. Also, stockholders had enjoyed better than a 50% compound annual rate of return considering both share price appreciation and reinvested dividends.

    Throughout this period, Roosevelt's performance had been highly influenced by the effective integration of acquisitions and the active management of its mortgage-backed securities portfolio. During 1996, management realized that the near-term would not likely provide meaningful acquisition opportunities. Management also believed that the earnings derived from the active management of its mortgage-backed securities would not help Roosevelt achieve a higher price-earnings multiple. Addressing these concerns, management undertook a number of initiatives designed to further develop and enhance the value of its retail franchise.

    Consistent with past practices, Roosevelt's management met off-site during late August of 1996, with the assistance of an outside planning advisor, in a series of strategic planning meetings to review current operating performance and to update Roosevelt's rolling three-year business plan. Simultaneous with the scheduling of these meetings, the Roosevelt Board scheduled its first ever, off-site strategic planning meeting for September 27, 1996. The purpose of the meeting of the Roosevelt Board was to review and critique management's analysis coming out of the August meetings.

    Subsequent to management's August meetings, but prior to a regular meeting of the Roosevelt Board to be held on September 26, 1996, NationsBank Corporation announced its agreement to acquire Boatmen's Bancshares, Inc. Shortly thereafter, representatives from a number of regional bank holding companies, including John H. Beirise, Group President, Capital Markets of MBI, called Stanley J. Bradshaw, Chairman of the Board, President and Chief Executive Officer of Roosevelt, to schedule a meeting, the expressed purpose of which was to explore a possible business combination. Accordingly, representatives from Montgomery were invited to the Roosevelt Board's September 26, 1997 meeting to evaluate management's strategic plan and to express their views of value of Roosevelt in plausible business combinations.

    During the September 26, 1996 meeting of the Roosevelt Board, management reported that retail fee income was up sharply during the year due to the many retail transition initiatives. However, management explained that much of the increase in revenue was offset by higher expenses necessary to fund the many initiatives. Management also reported that any anticipated expansion in the price-earnings multiple from the enhancement of the retail franchise was seemingly offset by the market's expressed uncertainty regarding the mortgage-backed securities portfolio.

    Management also reported that Roosevelt's asset generation capabilities had been expanded significantly during 1996. However, management noted that most of the 1996 loan originations carried low introductory rates which mitigated much of the near-term earnings benefit from the expanded asset generation capability. All in all, management expressed disappointment in year-to-date 1996 earnings per share even though core operating earnings continued to represent greater than a 15% return on shareholders equity. For the first time, management recommended that the Roosevelt Board anticipate less than a 15% earnings per share growth rate for the foreseeable future.

    Montgomery reviewed with the Roosevelt Board the progress Roosevelt had made in making the transition to a more retail-oriented business model, noting the establishment of a sales culture, expansion of fee income, increased asset generation capacity and increased demand deposits. Montgomery observed that progress made in these areas had not resulted in higher earnings per share. Montgomery then presented an analysis to the Roosevelt Board of Roosevelt's potential value in a possible business combination.

    Based upon the normal execution risk inherent in any strategic plan, the potential delay between the increase in retail activities and the increase in earnings per share, and the potential additional delay by the market in increasing the price earnings multiple for the stock, the Roosevelt Board authorized management to grant MBI's request for an exploratory meeting. In connection therewith, the Roosevelt Board also authorized Montgomery to ascertain the nature and extent of the interest previously expressed by various other regional bank holding companies.

    After detailed updates by management and Montgomery, the Roosevelt Board met again on November 25, 1996 for the expressed purpose of evaluating the continuing expressions of interest. Representatives of MBI expressed a desire to enter into a cash election merger whereby the cash consideration would be set at $22 per share and the stock component would be tied to the future performance of MBI's stock. Based upon a review of MBI's operating fundamentals; the impact of MBI's previously announced planned acquisition of Mark Twain; the potential influence of Roosevelt's operations on the three-way combination; the fact that the pro forma combination would have a number one market share in deposits in Missouri; and the fact that MBI's stock had under-performed other regional bank share prices during the previous 60 days, the Roosevelt Board authorized management to engage in mutual due diligence activities and to explore the negotiations of an appropriate definitive agreement.

    After a full update at its regular meeting on December 18, 1996 regarding all negotiations with MBI, the Roosevelt Board met again on December 22, 1996 to specifically consider the merger and to review the latest draft of the Merger Agreement. The Roosevelt Board approved the Merger Agreement that evening as well as announcement of the Merger on December 23, 1996.

REASONS FOR THE MERGER; ROOSEVELT BOARD RECOMMENDATION

    The terms of the Merger Agreement, including the consideration to be paid to Roosevelt's stockholders, were the result of arms'-length negotiations between representatives of MBI and Roosevelt. In the course of reaching its determination to approve the Merger Agreement and recommend it to the stockholders of Roosevelt, the Roosevelt Board, without assigning any relative or specific weights, considered a number of factors, including, among other things (i) the fairness opinion rendered by Montgomery, a copy of which is attached hereto as Annex D, (ii) the terms of the Merger Agreement as negotiated (including the transaction structure, the form and amount of the Merger Consideration, and the potential impact of the proposed Merger Agreement and the Option Agreement on other institutions that might have an interest in a business combination with Roosevelt), and the negotiation process, (iii) the financial condition, operations and prospects of MBI and the anticipated effect thereon of the proposed transaction, (iv) industry and economic factors, (v) the nature and compatibility of MBI's management and business philosophy, (vi) the benefits available to the combined company's shareholders resulting from anticipated growth and expanded products and services, and other anticipated impact on depositors, employees, customers and communities serviced by Roosevelt, (vii) the financial and valuation analyses prepared by Montgomery, and (viii) regulatory and other factors.

    The Roosevelt Board unanimously recommends that the holders of Roosevelt Common Stock vote "FOR" approval of the Merger Agreement and the Merger.

OPINION OF ROOSEVELT'S FINANCIAL ADVISOR

    General. Pursuant to an engagement letter dated October 8, 1996 (the "Engagement Letter"), Roosevelt engaged Montgomery to assist in identifying opportunities for maximizing shareholder value, including the potential sale of Roosevelt, and advising Roosevelt in connection with such opportunities. As part of its engagement, Montgomery agreed, if requested by Roosevelt, to render to the Roosevelt Board an opinion as to the fairness from a financial point of view of the consideration to be received by the stockholders of Roosevelt in connection with a merger agreement or agreement of sale entered into by Roosevelt. Montgomery is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. Roosevelt selected Montgomery to render the opinion on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the banking and investment communities.

    At a meeting of the Roosevelt Board on December 22, 1996, Montgomery delivered its oral opinion that the consideration to be received by the holders of Roosevelt Common Stock pursuant to the Merger Agreement was fair to such stockholders from a financial point of view as of the date of such opinion. Montgomery's oral opinion was confirmed in a letter dated December 22, 1996.

    THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO THE ROOSEVELT BOARD, DATED DECEMBER 22, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW BY MONTGOMERY, IS ATTACHED HERETO AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, WHICH SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. IN FURNISHING SUCH OPINION, MONTGOMERY DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS IS A PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT AND
THE RULES AND REGULATIONS PROMULGATED THEREUNDER. MONTGOMERY'S OPINION IS ADDRESSED TO THE ROOSEVELT BOARD, COVERS ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF ROOSEVELT COMMON STOCK FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF ROOSEVELT COMMON STOCK AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE ANNUAL MEETING.

    In connection with its December 22, 1996 opinion, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to Roosevelt and MBI, including the audited, consolidated financial statements for the fiscal years ended December 31, 1994 and 1995 and the interim periods to September 30, 1996, and certain other relevant financial and operating data relating to Roosevelt and MBI made available to Montgomery from published sources and from the internal records of Roosevelt and MBI; (ii) reviewed the draft Merger Agreement dated December 21, 1996; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Roosevelt Common Stock and MBI Common Stock; (iv) compared both Roosevelt and MBI from a financial point of view with certain other companies in the thrift and bank industries, respectively, which Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected thrift acquisitions which Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Roosevelt and MBI certain information of a business and financial nature regarding Roosevelt and MBI, including information furnished to Montgomery by Roosevelt and MBI, and third-party analysts' estimates; (vii) reviewed and discussed with representatives of the management of Roosevelt and MBI estimates of cost savings and other synergies furnished to Montgomery by Roosevelt and MBI; (viii) made inquiries regarding and discussed the proposed Merger and the Merger Agreement and other matters related thereto with Roosevelt's counsel; and (ix) performed such other analyses and examinations as Montgomery deemed appropriate.

    In connection with its review, and with Roosevelt's consent, Montgomery did not assume any obligation independently to verify the foregoing information and relied on its being accurate and complete in all material respects. Upon the advice of representatives of the management of Roosevelt and MBI and with their consent, Montgomery assumed that the third-party analysts' estimates provided a reasonable basis upon which it could form its opinion. Montgomery also assumed that there have been no material changes in Roosevelt's or MBI's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Montgomery. Montgomery assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, Montgomery did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Roosevelt or MBI, nor was Montgomery furnished with any such appraisals. Montgomery is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with Roosevelt's consent, that such allowances for each of Roosevelt and MBI are in the aggregate adequate to cover such losses. Montgomery was informed by Roosevelt, and assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Montgomery as of December 22, 1996. Accordingly, although subsequent developments may affect its opinion, Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.

    Set forth below is a brief summary of the report presented by Montgomery to the Roosevelt Board on December 22, 1996 in connection with its opinion. For purposes of the report, Montgomery assumed 50.080 million fully-diluted Roosevelt shares outstanding, 13 million shares to be issued by MBI in the Merger and cash consideration of $22.00 per share, and Roosevelt balance sheet figures as of September 30, 1996. In some cases as indicated, Montgomery assumed balance sheet figures, supplied by Roosevelt management, as of October 31, 1996.

    Analysis of Selected Merger Transactions. Montgomery reviewed the consideration paid in selected thrift acquisition transactions. Specifically, Montgomery reviewed an aggregate of 144 thrift transactions from 1991 to December 20, 1996 including (i) mergers in Illinois, Kansas and Missouri; (ii) transactions involving values of greater than $500 million; (iii) transactions involving sellers with more than $5 billion in assets; (iv) transactions involving sellers with returns on assets exceeding .75% and with deposits greater than $500 million; and (v) transactions involving values of greater than $100 million. For each of these lists, Montgomery examined the median valuation multiples and the 75th percentile valuation multiples. Several transactions appeared on more than one of these lists. For each transaction, Montgomery analyzed data illustrating, among other things, purchase price to last twelve-months ("LTM") earnings, purchase price to deposits, the ratio of the premium (i.e., purchase price in excess of tangible book value) to core deposits, and purchase price to book value.

    A summary of the analysis is as follows:

                                                      PRICE TO                      PREMIUM       PRICE TO           # OF
                                                        LTM          PRICE TO       TO CORE         BOOK         TRANSACTIONS
                TRANSACTION LIST:                     EARNINGS       DEPOSITS       DEPOSITS       VALUE           EXAMINED
                -----------------                     --------       --------       --------      --------       ------------
Mergers in Illinois, Kansas and Missouri --
    Median........................................      14.7x          14.5%           4.3%          1.3x             51
    75th Percentile...............................      20.1x          22.6%           7.2%          1.6x             51
Transaction value greater than $500 million --
    Median........................................      13.1x          15.2%           6.1%          1.6x             14
    75th Percentile...............................      14.3x          17.9%           9.8%          1.7x             14
Sellers with more than $5 billion in assets --
    Median........................................      12.8x          14.6%           4.0%          1.4x             12
    75th Percentile...............................      13.3x          15.4%           6.7%          1.6x             12
Sellers with ROA exceeding .75% and deposits
greater than $500 million --
    Median........................................      13.2x          18.0%           7.7%          1.6x             63
    75th Percentile...............................      14.8x          20.6%          10.4%          1.7x             63
Transaction value greater than $100 million --
    Median........................................      14.8x          16.6%           7.3%          1.6x             87
    75th Percentile...............................      18.1x          20.4%           9.7%          1.7x             87

    A summary of the results of Montgomery's analysis concerning this transaction is as follows:

                                                               PRICE TO                                PREMIUM            PRICE TO
                                                                 LTM               PRICE TO            TO CORE              BOOK
                                                               EARNINGS            DEPOSITS            DEPOSITS             VALUE
                                                               --------            --------            --------           --------
The Merger.................................................      27.4x               20.5%              11.8%               2.0x

    Montgomery used a group of national thrift acquisitions announced since January 1, 1991 with purchase prices of greater than $100 million where pricing information was available to analyze premiums paid compared to the sellers' stock price at various times prior to the announcement of the acquisition. These figures produced: (i) a median premium to the seller's stock price one month prior to announcement of 33.2%; (ii) a median premium to the seller's stock price six days prior to announcement of 24.6%; and (iii) a median premium to the seller's stock price the day prior to announcement of 20.7%. In comparison, MBI's offer of $21.61 average price per share exceeded Roosevelt's stock price one month prior to the announcement by 13.7%, the stock price six days prior to the announcement by 14.5% and the stock price one day prior to the announcement by 19.2%.

    Comparable Company Analysis. Using publicly available information, Montgomery compared certain financial ratios of MBI to those of a group consisting of commercial banks with assets greater than $15 billion and less than $30 billion which included AmSouth Bancorporation, BancPonce Corporation, Crestar Financial Corporation, Fifth Third Bancorp, First of America Bank Corp., Firstar Corporation, Huntington Bancshares Inc., Northern Trust Corp., Regions Financial Corp., Southern National Corporation, SouthTrust Corp., State Street Boston Corp., Summit Bancorp, and UnionBanCal Corp. (the "Comparable Banks"). The figures at or for the twelve months ended September 30, 1996 for the Comparable Banks showed (i) a median return on average equity of 15.51%,
(ii) a median return on average assets of 1.11%, (iii) a median ratio of common equity to total assets of 7.75%, and (iv) a median ratio of nonperforming assets to total assets of 0.74%. In comparison, the figures produced for MBI for the same time period indicated (i) return on average equity of 12.32%, (ii) return on average assets of 1.12%, (iii) common equity to total assets of 8.55%, and (iv) nonperforming assets to total assets of 0.38%.

    Using publicly available information, Montgomery compared certain financial ratios of Roosevelt to those of a group consisting of thrifts with assets greater than $7 billion and less than $14 billion which included Astoria Financial Corporation, Bank United Corp., Commercial Federal Corporation, Charter One Financial, Coast Savings Financial, GreenPoint Financial Corp., People's Bank, MHC, Sovereign Bancorp Inc., and TCF Financial Corp. (the "Comparable Thrifts"). The figures at or for the twelve months ended
September 30, 1996 for the Comparable Thrifts showed

(i) a median return on average equity of 10.29%, (ii) a median return on average assets of 0.61%, (iii) a median ratio of common equity to total assets of 6.59%, and (iv) a median ratio of nonperforming assets to total assets of 1.02%. In comparison, the figures produced for Roosevelt for the same time period produced (i) return on average equity of 7.88%, (ii) return on average assets of 0.42, (iii) common equity to total assets of 4.87%, and (iv) nonperforming assets to total assets of 0.52%.

    No other company or transaction used in the above analysis as a comparison is identical to MBI, Roosevelt or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value and the announced acquisition prices of the companies to which Roosevelt and the Merger are being compared.

    Present Value Analysis. In performing the present value analysis, Montgomery estimated the future earnings per share and dividend payments of Roosevelt over a five year period. The estimated earnings per share in the year 2001 was multiplied by an estimated price to earnings multiple ranging from 10.0x to 14.0x. This product was then added to the cumulative estimated dividends and the sum of these two numbers was discounted to the present using a discount rate of 14%. This analysis indicated that the present value of Roosevelt's future stock price plus dividends ranged from $16.59 to $22.31 per share.

    Dilution Analysis. Using third party analysts estimates and projected growth rates on which Roosevelt informed Montgomery that it could rely, Montgomery compared estimated reported EPS ("Reported EPS") and estimated cash EPS ("Cash EPS") of Roosevelt's common stock on a stand-alone basis to the Reported EPS and Cash EPS of the common stock for the pro forma combined company for the calendar years 1997, 1998, 1999, 2000 and 2001. Montgomery noted that, based upon third party estimates after giving effect to pretax cost savings estimates of the managements of MBI and Roosevelt and one-time charges related to the transaction and certain assumptions as to, among other things, the Consideration and cost of acquisition funds, (i) the Merger would be dilutive to MBI's Reported EPS in 1997 and accretive thereafter, and (ii) the Merger would be accretive to Cash Earnings in 1997 and thereafter. These estimates are not necessarily indicative of expected results or plans of MBI, Roosevelt, or the combined institution.

    The summary set forth above does not purport to be a complete description of the presentation by Montgomery to the Roosevelt Board or of the analyses performed by Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Roosevelt Board. In addition, Montgomery did not provide the Roosevelt Board with any specific weight that may have been given to various factors in its analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of Roosevelt or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

    In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Roosevelt or MBI. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the consideration to be received by the holders of Roosevelt Common Stock in the Merger and were provided to the Roosevelt Board in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

    As described above, Montgomery's opinion and presentation to the Roosevelt Board were among the many factors taken into consideration by the Roosevelt Board in making its determination to approve the Merger Agreement.

    Pursuant to the Engagement Letter, Roosevelt paid Montgomery a fee of $500,000 upon delivery of its December 22, 1996 fairness opinion. Additionally, Montgomery will receive approximately $6.1 million upon the closing of the Merger. Roosevelt has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses, including any fees and disbursements for Montgomery's legal counsel and other experts retained by Montgomery. Roosevelt has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. In addition to its engagement in connection with the Merger, over the past two and one half years, Montgomery has provided various investment banking services or other financial advisory services to Roosevelt for which fees totaling $150,000 were paid. These fees will be credited against the fee due Montgomery upon the closing of the Merger.

    In the ordinary course of its business, Montgomery may trade equity securities of Roosevelt and MBI for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    General. Certain members of Roosevelt's management, including Messrs. Bradshaw and Douglass and Ms. Bird, have interests in the Merger that are in addition to any interests they may have as stockholders of Roosevelt. The Roosevelt Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

    Employment Agreements. On the date of the Merger Agreement, Anat Bird, Executive Vice President and Chief Operating Officer of Roosevelt, Gary W. Douglass, Executive Vice President and Chief Financial Officer of Roosevelt, and Stanley J. Bradshaw, Chairman of the Board, President and Chief Executive Officer of Roosevelt, each entered into employment agreements with MBI and Roosevelt. These employment agreements, which take effect at the Effective Time, are summarized below.

    Under Ms. Bird's employment agreement, Ms. Bird will serve as Chief Operating Officer of Roosevelt Bank until Roosevelt Bank is merged with another subsidiary of MBI, after which time Ms. Bird will serve in another senior management position with MBI. Ms. Bird's employment agreement is for a term of one year and calls for an annual base salary of not less than $250,000, which amount represents approximately a 21% reduction from her existing base salary. She will also be entitled to receive a cash bonus for that first year of not less than $75,000. As an inducement for Ms. Bird to enter into the aforementioned agreement, she will receive a cash payment of $500,000 on the date immediately prior to the Effective Time. In the event Ms. Bird voluntarily terminates her employment prior to the first anniversary of the Effective Time, she will be entitled to receive only the amount of accrued salary and bonus through the termination date. In the event Ms. Bird either voluntarily terminates her employment on or after the first anniversary of the Effective Time or experiences an Involuntary Termination (as such term is defined in the agreement), she will be entitled to receive accrued salary and bonus and an amount equal to her annual base salary and minimum bonus in 24 equal semi-monthly installments. In the event that a "parachute" excise tax would be imposed on any payments to Ms. Bird, Ms. Bird's payments would be appropriately reduced such that no "parachute" excise tax is imposed. The agreement also contains a covenant not to compete with MBI during the term of her employment agreement and, if her employment terminates during the term of the agreement for any reason, for a period of one year beginning on the date of termination.

    Under Mr. Douglass' employment agreement, Mr. Douglass will serve as Chief Financial Officer of Roosevelt Bank until Roosevelt Bank is merged with a subsidiary of MBI, after which time Mr. Douglass will serve in another senior management position with MBI. Mr. Douglass' employment agreement is for a term of two years and calls for an annual base salary of not less than $225,000, an amount approximating Mr. Douglass' existing salary. The agreement also calls for a minimum bonus payment during the first year of $67,500, an amount approximating the average bonus received by Mr. Douglass during the previous two years. As an inducement for Mr. Douglass to enter into the aforementioned agreement, he will receive a cash payment of $225,000 on the date immediately prior to the Effective Time. In the event Mr. Douglass voluntarily terminates his employment prior to the first anniversary of the Effective Time, he will be entitled to receive only the amount of accrued salary and bonus through the termination date. In the event that Mr. Douglass either voluntarily terminates his employment on or after the first anniversary of the Effective Time or experiences an Involuntary Termination (as such term is defined in the agreement), he will be entitled to receive accrued salary and bonus and an amount equal to his annual base salary plus bonus in 24 equal semi-monthly installments. In the event that a "parachute" excise tax would be imposed on any payments to Mr. Douglass, Mr. Douglass' payments would be appropriately reduced such that no "parachute" excise tax is imposed. The agreement also contains a covenant not to compete with MBI during the term of his employment agreement and, if his employment terminates during the term of the agreement for any reason, for a period of one year beginning on the date of termination.

    Mr. Bradshaw's employment agreement is for a term of three years and stipulates an annual base salary of $425,000, an amount which represents a 15% reduction from his current base salary. The agreement also stipulates a bonus during the first year of not less than $233,750, an amount which approximates his average bonus for the previous three years. In the event Mr. Bradshaw experiences an Involuntary Termination (as such term is defined in the agreement), he will be entitled to receive accrued salary and bonus and an amount equal to his base salary and bonus for the remainder of the term of the agreement in 24 equal semi-monthly installments. In the event a "parachute" excise tax would be imposed on any payments to Mr. Bradshaw, Mr. Bradshaw's payments will be appropriately reduced such that no "parachute" excise tax is imposed. The agreement also contains a covenant not to compete with MBI during the term of Mr. Bradshaw's employment agreement and, if Mr. Bradshaw's employment terminates for any reason during the term of the agreement, until the later of the third anniversary of the Effective Time or the first anniversary of the date of termination.

    As stipulated in Mr. Bradshaw's employment agreement, MBI's management believes that it is essential to the management and future growth of the assets acquired in the Merger for Mr. Bradshaw to be retained. Accordingly, the agreement provides that Mr. Bradshaw will become a member of MBI's Management Executive Committee and report to the Chief Executive Officer of MBI. Mr. Bradshaw will serve as President and Chief Executive Officer of Roosevelt Bank from and after the Effective Time until Roosevelt Bank is merged with another affiliate with MBI. Concurrently and thereafter, Mr. Bradshaw will serve as President and Chief Executive Officer of MERC Mortgage, MBI's St. Louis-based mortgage banking operation.

    MBI presented Mr. Bradshaw with the three-year employment agreement described above as a condition to MBI's entering into the Merger Agreement. As an inducement to Mr. Bradshaw to enter into the agreement, Roosevelt will issue 100,000 shares of restricted stock of Roosevelt to Mr. Bradshaw at the Effective Time. Such shares shall vest annually in equal portions over a period of three years following the Effective Time; provided that the vesting of such shares shall not accelerate in the event of a future change in control of MBI. The market value of the restricted stock represents an amount which approximates the difference between Mr. Bradshaw's cash compensation and the average cash compensation received by chief executive officers in Roosevelt's peer group during the six years Mr. Bradshaw has served as Chief Executive Officer of Roosevelt, a period during which Roosevelt's total shareholder return had been above average compared to the peer group.

    Severance Benefits. Contemporaneously with the execution of the Merger Agreement, Roosevelt and MBI entered into an agreement (the "Severance Agreement") pursuant to which the full time employees of Roosevelt and its subsidiaries at the Effective Time whose employment is involuntarily terminated prior to December 31, 1998 will be entitled to receive certain severance benefits. Under this agreement, eligible employees up to and including the title of Assistant Vice President will receive a severance payment equal to two weeks of base salary for employees having up to one full year of service, plus one additional week for each additional full year of service, up to a maximum of 26 weeks. Eligible employees holding the title of Vice President will receive a payment equal to six months of base salary. There are currently 26 individuals holding the title of Vice President. Eligible employees holding the title of Senior Vice President or above (other than those individuals with individual employment agreements who will receive the greater of the cash award payable under their respective employment agreements or under the Severance Agreement) will receive a payment equal to nine months of base salary. There are currently 6 individuals holding the title of Senior Vice President or above.

    Indemnification and Insurance. Under the Merger Agreement, MBI agreed to indemnify and hold harmless the past and present employees, agents, directors or officers of Roosevelt and its subsidiaries for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified and held harmless by Roosevelt as of the date of the Merger Agreement (whether by operation of Roosevelt's or one of its subsidiaries' charter or by-laws, any resolution, contract or similar agreement, or by operation of law). The Merger Agreement also provides that MBI will assume the obligations of Roosevelt with respect to directors and officers insurance under

Roosevelt's prior acquisition agreements. In addition, MBI agreed under the Merger Agreement to provide, for a period of not less than six years after the Effective Time, an insurance and indemnification policy that provides the officers and directors of Roosevelt and its subsidiaries immediately prior to the Effective Time coverage no less favorable than the coverage provided by MBI to MBI's directors and officers as of the date of the Merger Agreement.

    Other. Pursuant to an agreement between Roosevelt and John L. LeCave, Senior Vice President of Roosevelt Bank, in the event of a "change in control" of Roosevelt, Mr. LeCave is entitled to receive his annual base salary ($125,000) for a period of two years following the commencement of his employment with Roosevelt, regardless of whether Mr. LeCave continues in the employ of or is involuntarily terminated by Roosevelt's successor. The term "change in control" is not defined in the agreement; however, a "change in control" will be deemed to have occurred no later than the Effective Time.

    Stock Options. At the Effective Time, each Roosevelt Stock Option, whether vested or unvested, will be assumed by MBI. Each Roosevelt Stock Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Roosevelt Stock Option, the same number of shares of MBI Common Stock as the holder of such Roosevelt Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time multiplied by the Exchange Ratio, at a price per share equal to the per share exercise price under such Roosevelt Stock Option divided by the Exchange Ratio, rounded down to the nearest cent.

    At May 15, 1997, the directors and executive officers of Roosevelt held outstanding options to purchase an aggregate of 644,087 shares of Roosevelt Common Stock at an average exercise price of $13.59 per share (which is equivalent to 271,225 shares of MBI Common Stock at an average exercise price of $32.28 per share).

    Restricted Stock. Pursuant to agreements between Roosevelt and each of Mrs. Bird and Mr. Douglass, the 30,000 and 20,000 shares of restricted stock awarded to Mrs. Bird and Mr. Douglass, respectively, under such agreements that have not by then vested will vest upon approval of the Merger Agreement by Roosevelt's stockholders. Pursuant to an agreement between Roosevelt and Mr. Bradshaw awarding Mr. Bradshaw 35,000 restricted shares of Roosevelt Common Stock, it is anticipated that the Roosevelt Board will adopt a resolution causing Mr. Bradshaw's unvested restricted shares to vest immediately prior to consummation of the Merger. As of the date of this Proxy Statement/Prospectus, none of the restricted shares referred to above have vested. In addition, as discussed above, at the Effective Time, Roosevelt will grant to Mr. Bradshaw 100,000 restricted shares of Roosevelt Common Stock. See "--Employment Agreements."

CONDITIONS OF THE MERGER

    The respective obligations of MBI and Roosevelt to consummate the Merger are subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

        (i) The Merger Agreement shall have received the requisite approval of stockholders of Roosevelt.

       (ii) All requisite approvals of the Merger Agreement and the transactions contemplated thereby shall have been received from the Federal Reserve Board, and any other necessary governmental or regulatory authority or agency (collectively, the "Regulatory Authorities").

      (iii) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

       (iv) Neither MBI nor Roosevelt shall be subject to any order, decree or injunction, and there shall be no pending or threatened order, decree or injunction, of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

        (v) There shall be no legislative, statutory or regulatory action (whether federal or state) pending which prohibits or threatens to prohibit consummation of the Merger or which otherwise materially adversely affects the Merger.

       (vi) Each of MBI and Roosevelt shall have received, from counsel reasonably satisfactory to it, an opinion reasonably satisfactory in form and substance to it to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the stockholders of Seller to the extent they receive MBI Common Stock solely in exchange for shares of Roosevelt Common Stock.

    Roosevelt's obligation to effect the Merger is subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

        (i) The representations and warranties of MBI set forth in Article III of the Merger Agreement shall be true and correct in all material respects as of December 22, 1996 and as of the Effective Time (as though made on and as of the Effective Time except (A) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (B) for the effect of transactions contemplated by the Merger Agreement).

       (ii) MBI shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Effective Time.

      (iii) Roosevelt shall have received a certificate of the chairman or vice chairman of MBI as to the satisfaction of the conditions set forth in clauses (i) and (ii).

    MBI's obligation to effect the Merger is subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

        (i) The representations and warranties of Roosevelt set forth in
    Article II of the Merger Agreement shall be true and correct in all material respects as of December 22, 1996 and as of the Effective Time (as though made on and as of the Effective Time except (A) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (B) for the effect of transactions contemplated by the Merger Agreement).

       (ii) Roosevelt shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Effective Time.

      (iii) MBI shall have received certificates of the chairman and the president and chief executive officer of Roosevelt as to the satisfaction of the conditions set forth in clauses (i) and (ii).

       (iv) All shares of Roosevelt preferred stock shall have been either converted into shares of Roosevelt Common Stock or redeemed, in each case, in accordance with the terms of the related certificate of designation.

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any requisite shareholder approval: (i) by mutual consent of the Executive Committee of the MBI Board (the "MBI Executive Committee") and the Roosevelt Board; (ii) by the MBI Executive Committee or the Roosevelt Board (A) at any time after December 22, 1997 if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of the Merger Agreement), (B) if the Federal Reserve Board has denied approval of the Merger and such denial has become final and non-appealable or (C) if stockholders of Roosevelt shall not have approved the Merger Agreement at the Annual Meeting following a favorable recommendation of the Roosevelt Board; (iii) by the MBI Executive Committee in the event of a material breach by Roosevelt of the Merger Agreement, which breach is not cured within 30 days after written notice thereof to Roosevelt by MBI; or (iv) by the Roosevelt Board (A) in the event of a material breach by MBI of the Merger Agreement, which breach is not cured within 30 days after written notice thereof is given to MBI by Roosevelt or (B) in the event that after-tax costs, if any, of remedial or other corrective actions or measures with regard to specified properties exceed $30,000,000.

    No assurance can be given that the Merger will be consummated, that MBI and Roosevelt will not mutually agree to terminate the Merger Agreement or that MBI or Roosevelt will not elect to terminate the Merger Agreement if the Merger has not been consummated on or before December 22, 1997.

REGULATORY APPROVAL

    The obligations of the parties to effect the Merger are subject to prior approval of the Federal Reserve Board and any other necessary Regulatory Authority.

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
    The Merger is subject to the prior approval of the Federal Reserve Board under the BHCA. Under the BHCA, the Federal Reserve Board is required, in approving transactions such as the Merger, to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of MBI and its bank subsidiaries following the Merger.

    The BHCA prohibits the Federal Reserve Board from approving the Merger if the Merger would result in a monopoly, or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize, the business of banking in any part of the United States, if the effect of the Merger in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if the Merger would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of transactions in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

    Under the BHCA, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval (or, if the United States Department of Justice (the "DOJ") has not submitted adverse comments with respect to competitive factors, the 15th day), during which time the DOJ may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise.

    The BHCA provides for the publication of notice and public comment on the applications and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

    MBI and Roosevelt have filed all applications and notices and have taken other appropriate action with respect to any requisite approvals or other action of any Regulatory Authority. MBI and Roosevelt are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought.

    THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT ANY NECESSARY APPROVALS OR ACTIONS WILL BE RECEIVED OR TAKEN, AS TO THE TIMING OF SUCH APPROVALS OR ACTIONS, OR THAT ANY APPROVALS OR ACTIONS WILL NOT BE CONDITIONED IN A MANNER THAT WOULD CAUSE THE PARTIES TO ABANDON THE MERGER. IN ADDITION, THERE CAN BE NO ASSURANCE THAT ACTION WILL NOT BE BROUGHT CHALLENGING SUCH APPROVALS OR ACTIONS, OR, IF SUCH A CHALLENGE IS BROUGHT, AS TO THE RESULT THEREOF.

    See "--Closing and Effective Time," "--Conditions of the Merger," "--Waiver and Amendment" and "--Termination of the Merger Agreement" and "SUPERVISION AND REGULATION."

BUSINESS PENDING THE MERGER

    From December 22, 1996 to the Effective Time, each of MBI and Roosevelt agreed to, and agreed to cause each of their respective subsidiaries to, conduct its business according to the ordinary and usual course consistent with past practices, and agreed to, and agreed to cause each such subsidiary to, use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

    From December 22, 1996 to the Effective Time, the Merger Agreement provides that, except as provided in the Merger Agreement, Roosevelt has agreed not to, and to cause each of its subsidiaries not to, without the prior written consent of MBI:

        (i) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from a subsidiary of Roosevelt to Roosevelt or another subsidiary of Roosevelt), except that Roosevelt may (A) declare and pay cash dividends on the Roosevelt Common Stock of not more than $.17 per share per quarterly period and (B) declare and pay cash dividends on Roosevelt's preferred stock of not more than $.8125 per share per quarterly period; provided that the parties agree to consult with respect to the last quarterly dividend of Roosevelt payable prior to the Effective Time with the object of assuring that the stockholders of Roosevelt do not receive a shortfall or a premium based on the record and payment dates of their last dividend prior to the Merger and the record and payment dates of the first dividend of MBI following the Merger;

       (ii) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of Roosevelt's employee benefit plans specified in the Merger Agreement or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract;

      (iii) authorize, recommend (subject to the fiduciary duties of the Roosevelt Board, based upon written advice of counsel to Roosevelt, which counsel is reasonably acceptable to MBI), propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights;

       (iv) propose or adopt any amendments to its certificate or articles of incorporation, association or other charter document or by-laws;

        (v) issue, sell, grant, confer or award any of its Equity Securities (as defined in the Merger Agreement) (except that Roosevelt may (A) issue shares of Roosevelt Common Stock upon exercise of Roosevelt Stock Options outstanding on December 22, 1996, (B) issue shares of Roosevelt Common Stock upon the conversion of Roosevelt's preferred stock, (C) issue shares of Roosevelt Common Stock as contemplated by Roosevelt's Supplemental Pension Plan, or (D) issue shares of Roosevelt Common Stock pursuant to Roosevelt's dividend reinvestment plan) or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on December 22, 1996;

       (vi) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; provided, however, that Roosevelt will be permitted to purchase up to 6,973,380 shares of Roosevelt Common Stock (as contemplated by the Merger Agreement) at a purchase price per share not to exceed $22.00 per share;

      (vii) (A) without first consulting with MBI, enter into, renew or increase any loan or credit commitment (including standby letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "lend to") in an amount in excess of (1) $500,000 in respect of commercial transactions, including commercial real estate transactions ("Commercial Transactions") and (2) $1,000,000 in respect of residential real estate transactions, or in an amount which, or when aggregated with any and all loans or credit commitments to such person or entity, would be in excess of
    (x) $500,000 in respect of commercial transactions, including Commercial Transactions and (y) $1,000,000 in respect of residential real estate transactions; (B) without first obtaining the written consent of MBI, lend to any person or entity in an amount in excess of $750,000 in respect of Commercial Transactions or in an amount which, when aggregated with any and all loans or credit commitments to such person or entity, would be in excess of $750,000 in respect of Commercial Transactions; (C) lend to any person other than in accordance with lending policies as in effect on the date of the Merger Agreement; provided that, in the case of subclauses (B) and (C) Roosevelt or any Roosevelt subsidiary may make any such loan in the event (1) Roosevelt or any Roosevelt subsidiary has delivered to MBI or its designated representative a notice of its intention to make such loan and such information as MBI or its designated representative may reasonably require in respect thereof and (2) MBI or its designated representative will not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to MBI of the notice of intention and information as aforesaid; or
    (D) lend to any

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
    person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of Roosevelt or any Roosevelt subsidiary (except those denoted "pass" thereon) in an amount in excess of $250,000; provided, however, that nothing in this paragraph will prohibit Roosevelt or any Roosevelt subsidiary from honoring any contractual obligation in existence on the date of the Merger Agreement. Notwithstanding the provisions of clauses (A) and (B) described above, Roosevelt will be authorized without first consulting with MBI or obtaining MBI's prior written consent, to increase the aggregate amount of any credit facilities theretofore established in favor of any person or entity (each a "Pre-Existing Facility"), provided that aggregate increases with respect to any Pre-Existing Facility will not without MBI's prior written consent, which consent will not be unreasonably withheld or delayed, be in excess of the lesser of 5% or such Pre-Existing Facility or $25,000;

     (viii) directly or indirectly (including through its officers, directors, employees or other representatives), initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Roosevelt or any Roosevelt subsidiary or the acquisition of Equity Securities of Roosevelt or any Roosevelt subsidiary or the merger of Roosevelt or any Roosevelt subsidiary with any person (other than MBI) or any similar transaction (each such transaction being referred to as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and Roosevelt will promptly notify MBI orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction;

       (ix) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of MBI or Roosevelt to obtain any approval of any Regulatory Authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or (B) prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

        (x) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, or, pay without prior approval of MBI, which will not be unreasonably withheld, any fees and expenses to attorneys, accountants or investment bankers in connection with the Merger in excess of the amount set forth in the Merger Agreement;

       (xi) materially restructure or materially change its investment securities portfolio, without prior written consent of MBI, which consent will not be unreasonably withheld or delayed, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or execute any individual investment transaction (A) in securities backed by the full faith and credit of the United States or an agency thereof in excess of $10,000,000 and (B) in any other investment securities in excess of $1,000,000; or

      (xii) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties of Roosevelt in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

    The Merger Agreement further provides that, from December 22, 1996 to the Effective Time, except as provided in the Merger Agreement, MBI has agreed not to, and to cause each of its subsidiaries not to, without the prior written consent of Roosevelt:

        (i) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any of the MBI subsidiaries to MBI or to another of the MBI subsidiaries), except that MBI may pay its regular quarterly dividends in amounts as it will determine from time to time;

       (ii) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by the Merger Agreement or the ability of Roosevelt or MBI to obtain any approval of any Regulatory Authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or (B) prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

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
      (iii) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other action which would make any of the representations and warranties in the Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other action.

WAIVER AND AMENDMENT

    Any term, condition or provision of the Merger Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof. The Merger Agreement may be amended by or on behalf of the MBI Board and the Roosevelt at any time before or after Stockholder Approval, by an instrument in writing signed on behalf of each party; provided that after Stockholder Approval no such modification may alter or change the amount or kind of consideration to be received by holders of Roosevelt Common Stock in the Merger.

ACCOUNTING TREATMENT

    The Merger will be accounted for under the purchase method of accounting. Accordingly, data regarding the financial condition and results of operations of Roosevelt will be included in MBI's consolidated financial statements on and after the Closing Date. See "SUMMARY INFORMATION--Comparative Unaudited Per Share Data" and "--Summary Financial Data" and "PRO FORMA FINANCIAL INFORMATION."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    General. Merger Sub, a wholly owned subsidiary of MBI, will be the surviving corporation resulting from the Merger. Merger Sub will be governed by the laws of the state of Missouri and will operate in accordance with the articles of incorporation and by-laws of Merger Sub as in effect immediately prior to the Merger, until otherwise amended or repealed after the Effective Time.

    Management. In connection with the proposed Merger, pursuant to an employment agreement, which was executed and will become effective at the Effective Time, Mr. Bradshaw will continue to serve as President and Chief Executive Officer of Roosevelt Bank and, pending integration of Roosevelt Bank with and into MBI's banking and/or other affiliates, will serve as head of MBI's St. Louis-based mortgage banking operations. In addition, pursuant to the employment agreement, Mr. Bradshaw will serve as a member of the Management Executive Committee of MBI. Pursuant to employment agreements, which were executed and will become effective at the Effective Time, Mrs. Bird and Mr. Douglass will serve as Chief Operating Officer and Chief Financial Officer, respectively, of Roosevelt Bank until Roosevelt Bank is merged with another subsidiary of MBI, after which time each of them will serve in another senior management position with MBI. See "--Interests of Certain Persons in the Merger." In addition, as soon as practicable after consummation of the Merger, MBI will nominate a current member of the Roosevelt Board to serve as a director of the MBI Board for a three-year term expiring in 2000.

    Operations after the Merger. Following the Merger and subject to necessary preparations for systems integration, MBI intends to combine the operations and, subject to required regulatory approvals, to merge subsidiary banks of MBI and Roosevelt and to consolidate the operations of other subsidiaries of MBI and Roosevelt that provide similar services. Receipt of such regulatory approvals is not a condition to the Merger.

    While no assurance can be given, MBI believes that, at current volumes, approximately $39 million of potential pre-tax cost savings can be achieved on an annualized basis by 1999. Cost savings are expected to be realized primarily through the consolidation of certain offices and branches, staff functions and data processing and other redundant back-office operations. MBI currently estimates that approximately 50 branches will be closed in connection with the proposed transaction, which closures would not be expected to occur until mid-1998. The extent of which cost savings will be achieved is dependent upon various factors beyond the control of MBI and Roosevelt, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation. Therefore, no assurance can be given with respect to the ultimate level or composition of cost savings to be realized, or that such savings will be realized in the time-frame currently anticipated.

    MBI also anticipates that in order to achieve the contemplated level of savings within the desired time-frame, MBI and Roosevelt will incur one-time Merger expenses, purchase accounting adjustments and/or restructuring charges in connection with the Merger, estimated at the current time to be approximately $38-$45 million (pre-tax) in

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
the aggregate, principally as a result of expenses to be incurred in connection with transaction costs and anticipated elimination of duplicate headquarters and operational facilities. The one-time charge is expected to be recorded in the third quarter of 1997. The exact level of the restructuring charge that will be taken in connection with the Merger has not yet been determined and could vary, potentially significantly, from the current estimate based upon a further refinement of anticipated restructurings to occur following the Merger.

    In addition, while no assurances can be given, in connection with the proposed Mark Twain transaction, MBI believes that approximately $20 million of potential pre-tax cost savings can be achieved on an annualized basis by 1999. MBI currently estimates that approximately 24 branches will be closed in connection with the proposed transaction, which closures would be expected to occur in the second and third quarters of 1997. MBI also anticipates that in order to achieve the contemplated level of savings within the desired time-frame, MBI will incur one-time merger expenses in connection with the proposed transaction estimated currently to be approximately $40-$50 million (pre-tax). The extent to which such cost savings will be achieved is dependent upon various factors, a number of which are beyond the control of MBI, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and no assurances can be given with respect to the ultimate level and composition of cost savings to be realized, or that such savings will be realized in the time-frame currently anticipated.

    In order to remain within the State of Missouri's limit on the percentage of the State's deposits that may be controlled by one bank holding company, and contingent upon successful consummation of the Merger, MBI intends to divest Missouri State Bank at or following the Effective Time. On April 1, 1997, MBI entered into a contract for the sale of Missouri State Bank to a third party. Pursuant to such contract, the sale will be closed shortly after receipt of all requisite regulatory approvals, but in any event no earlier than the Effective Time. MBI also has entered into a trust agreement which provides for a trustee to control Missouri State Bank following the Effective Time. Due to its lack of materiality, the "Pro Forma Financial Information" does not reflect the sale of Missouri State Bank.

    At or following the Effective Time, MBI may merge or otherwise consolidate legal entities to the extent desirable for regulatory or other reasons.

EMPLOYEE BENEFITS

    Employee Benefits. Except as set forth in the Merger Agreement, the Roosevelt Employee Plans (as defined and set forth in the Merger Agreement) will not be terminated by reason of the Merger but will continue thereafter as plans of the surviving corporation until such time as the employees of Roosevelt and Roosevelt's subsidiaries are integrated into MBI's employee benefit plans that are available to other employees of MBI and MBI's subsidiaries, subject to the terms and conditions specified in such plans and to such changes therein as may be necessary to reflect the consummation of the Merger. MBI will take such steps as are necessary or required to integrate the employees of Roosevelt and Roosevelt's subsidiaries into MBI's employee benefit plans available to other employees of MBI and MBI's subsidiaries as soon as practicable after the Effective Time, (i) with full credit for prior service with Roosevelt or any of the Roosevelt subsidiaries for all purposes other than determining the amount of benefit accruals under any defined benefit plan, (ii) without any waiting periods, evidence of insurability, or application of any pre-existing condition limitations, and (iii) with full credit for claims arising prior to the Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums, and all other similar limitations for the applicable plan year during which the Merger is consummated. Each of MBI and Roosevelt will use all reasonable efforts to insure that no amounts paid or payable by Roosevelt, Roosevelt subsidiaries or MBI to or with respect to any employee or former employee of Roosevelt or any Roosevelt subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code. Roosevelt shall ensure that following the Effective Time no holder of Roosevelt Stock Options or any participant in any Roosevelt Stock Plan shall have any right thereunder to acquire any securities of Roosevelt or any Roosevelt subsidiary.

    Roosevelt Stock Options. At the Effective Time, all rights with respect to Roosevelt Common Stock pursuant to Roosevelt Stock Options that are outstanding at the Effective Time, whether or not then exercisable, will be converted into and become rights with respect to MBI Common Stock, and MBI will assume each Roosevelt Stock Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Roosevelt Stock Option assumed by MBI will be exercisable solely for shares of MBI Common Stock, (ii) the number of shares of MBI Common Stock subject to each Roosevelt Stock Option will be equal to the number of shares of Roosevelt Common Stock subject to

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
such Roosevelt Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (iii) the per share exercise price under each Roosevelt Stock Option will be adjusted by dividing the per share exercise price under such Roosevelt Stock Option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each Roosevelt Stock Option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. It is intended that the foregoing assumption of stock options will be undertaken in a manner that will not constitute a "modification" (as defined in the Code) as to any Roosevelt Stock Option that is an "incentive stock option" (as defined in the Code).

    The holder of a Roosevelt Stock Option which is converted into an option with respect to MBI Common Stock will not recognize gain or loss solely as a result of such conversion. Certain tax consequences will arise, however, upon the exercise of any such option that is a nonqualified stock option or the sale or disposition of the shares acquired by exercise of any such option that is an incentive stock option. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

    Certain executive officers of Roosevelt, including certain executive officers who are directors, currently hold Roosevelt Stock Options which will be converted into rights with respect to MBI Common Stock as described above. See "--Interests of Certain Persons in the Merger."

    Indemnification and Insurance. Under the Merger Agreement, MBI agreed to
(i) indemnify and hold harmless the past and present employees, agents, directors or officers of Roosevelt or its subsidiaries for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified and held harmless by Roosevelt as of the date of the Merger Agreement (whether by operation of Roosevelt's or one of its subsidiaries' articles of incorporation, corporate resolution, contract or similar agreement, or by operation of law), and (ii) assume the obligations of Roosevelt with respect to directors and officers insurance under its prior acquisition agreements, which obligations are set forth in the Merger Agreement. In addition, MBI agreed under the Merger Agreement to provide, for a period of not less than six years after the Effective Time, an insurance and indemnification policy that provides the officers and directors of Roosevelt and its subsidiaries in office immediately prior to the Effective Time coverage no less favorable than the coverage provided by MBI to MBI's directors and officers as of the date of the Merger Agreement.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the material federal income tax consequences of the Merger. The discussion does not address all aspects of federal taxation that may be relevant to particular Roosevelt stockholders, and it may not be applicable to Roosevelt stockholders who, for federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Roosevelt Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion does not address the effect of any applicable state, local or foreign tax laws or any federal tax laws other than those pertaining to the income tax. EACH ROOSEVELT STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER.

    This discussion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Roosevelt stockholders discussed herein. This discussion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including certain representations made or to be made by MBI, Roosevelt and others. This discussion assumes that Roosevelt stockholders hold their Roosevelt Common Stock as a capital asset within the meaning of Section 1221 of the Code.

    MBI has received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to MBI, and Roosevelt has received an opinion from Silver, Freedman & Taff, L.L.P., special counsel to Roosevelt, that, assuming the Merger occurs in accordance with the Merger Agreement, and conditioned on the accuracy of certain representations made by MBI, Roosevelt and others, the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code, and no gain or loss will be recognized by the stockholders of Roosevelt to the extent they receive solely MBI Common Stock in exchange for shares of Roosevelt Common Stock. Accordingly, the material federal income tax consequences expected to result from the Merger, under currently applicable law, are as follows:

        (i) The Merger will constitute a reorganization within the meaning of
    Section 368(a) of the Code.

       (ii) No gain or loss will be recognized by Roosevelt or MBI as a result of the Merger under Section 361(a) of the Code.

      (iii) Roosevelt stockholders who receive solely shares of MBI Common Stock in exchange for their Roosevelt Common Stock pursuant to the Merger will recognize no gain or loss, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

       (iv) A Roosevelt stockholder who receives only cash (A) in exchange for shares of Roosevelt Common Stock pursuant to the Merger or (B) as a result of the exercise of appraisal rights, will realize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash received by such stockholder, and (2) such stockholder's tax basis for the shares of Roosevelt Common Stock surrendered in exchange therefor. Any such gain or loss will be recognized for federal income tax purposes and will be treated as capital gain or loss.

        (v) A Roosevelt stockholder who receives shares of MBI Common Stock and cash in exchange for shares of Roosevelt Common Stock in the Merger will realize gain (determined separately as to each block of Roosevelt Common Stock exchanged) if the sum of the amount of cash and the fair market value of the shares of MBI Common Stock received by such stockholder exceeds such stockholder's tax basis for the shares of Roosevelt Common Stock surrendered in exchange therefor. The amount of such gain that is recognized for federal income tax purposes will be limited to the amount of cash received. If the amount of cash received exceeds the amount of gain realized, only the amount of gain realized will be recognized for federal income tax purposes. Any such gain recognized will be taxable as capital gain, provided that the cash payment does not have the effect of the distribution of a dividend. Any loss realized will not be recognized for federal income tax purposes. Under Section 356 of the Code, the determination of whether a cash payment has the effect of the distribution of a dividend generally will be made in accordance with the provisions and limitations of Section 302 of the Code, taking into account the constructive stock ownership rules of Section 318 of the Code. See "--Impact of Section 302 of the Code," below.

       (vi) The aggregate adjusted tax basis of the shares of MBI Common Stock received by each Roosevelt stockholder in the Merger (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph (viii) below), will be equal to the aggregate adjusted tax basis of the shares of Roosevelt Common Stock surrendered therefor, decreased by the amount of any cash received and increased by the amount of any gain (or dividend) recognized.

      (vii) The holding period of the shares of MBI Common Stock (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph (viii) below) will include the holding period of the shares of Roosevelt Common Stock exchanged therefor.

     (viii) A Roosevelt stockholder who receives cash in the Merger in lieu of a fractional share of MBI Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by MBI in return for the cash. The receipt of such cash will cause the recipient to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of MBI Common Stock allocable to the fractional share.

IMPACT OF SECTION 302 OF THE CODE

    A Roosevelt stockholder who receives only cash in exchange for its Roosevelt Common Stock or a Roosevelt stockholder who receives a combination of stock and cash (other than with respect to a fractional share) will receive capital gains or dividend treatment based upon the tests defined below under
Section 302 of the Code.

    The determination of whether a cash payment has the effect of the distribution of a dividend generally will be made in accordance with the provisions of Section 302 of the Code. A cash payment to a Roosevelt stockholder will be considered not to have the effect of the distribution of a dividend under Section 302 of the Code and such stockholder will recognize capital gain or loss only if the cash payment (i) results in a "complete redemption" of such stockholder's actual and constructive stock interest, (ii) results in a "substantially disproportionate" reduction in such stockholder's actual and constructive stock interest or (iii) is "not essentially equivalent to a dividend."

    A cash payment will result in a "complete redemption" of a stockholder's stock interest and such stockholder will recognize capital gain or loss if such stockholder does not actually or constructively own any stock after the receipt of the cash payment. A reduction in a stockholder's stock interest will be "substantially disproportionate" and such stockholder will recognize capital gain or loss if (i) the percentage of outstanding shares actually and constructively owned by such stockholder after the receipt of the cash payment is less than four-fifths (80%) of the percentage of outstanding shares actually and constructively owned by such stockholder immediately prior to the receipt of the cash payment. A cash payment will qualify as "not essentially equivalent to a dividend" and a stockholder will recognize capital gain or loss if it results in a meaningful reduction in the percentage of outstanding shares actually and constructively owned by such stockholder. No specific tests apply to determine whether a reduction in a stockholder's ownership interest is meaningful; rather, such determination will be made based on all the facts and circumstances applicable to such Roosevelt stockholder. No general guidelines dictating the appropriate interpretation of facts and circumstances have been announced by the courts or issued by the Internal Revenue Service (the "Service"). However, the Service has indicated in Revenue Ruling 76-385 that a minority stockholder (i.e., a holder who exercises no control over corporate affairs and whose proportionate stock interest is minimal in relation to the number of shares outstanding) generally is treated as having had a "meaningful reduction" in interest if a cash payment reduces such holder's actual and constructive stock ownership to any extent.

    With regard to Roosevelt stockholders who receive MBI Common Stock and cash in the Merger, the determination of whether a cash payment has the effect of a distribution of a dividend will be made as if the Roosevelt Common Stock exchanged for cash in the Merger had instead been exchanged in the Merger for shares of MBI Common Stock followed immediately by a redemption of such shares by MBI for the cash payment (a "deemed MBI redemption"). Under this analysis, the determination of whether a cash payment qualifies as a substantially disproportionate reduction of interest or is not essentially equivalent to a dividend will be made by comparing (i) the stockholder's actual and constructive stock interest in MBI before the deemed MBI redemption (determined as if such stockholder had received solely MBI Common Stock in the Merger) with
(ii) such stockholder's actual and constructive stock interest in MBI after the deemed MBI redemption.

    The determination of ownership for purposes of the three foregoing tests will be made by taking into account both shares owned actually by such stockholder and shares owned constructively by such stockholder pursuant to
Section 318 of the Code. Under Section 318 of the Code, a stockholder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such stockholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such stockholder (or a related person) has the right to acquire upon exercise of an option or conversion right.

    BECAUSE THE DETERMINATION OF WHETHER A PAYMENT WILL BE TREATED AS HAVING THE EFFECT OF THE DISTRIBUTION OF A DIVIDEND WILL GENERALLY DEPEND UPON THE FACTS AND CIRCUMSTANCES OF EACH ROOSEVELT STOCKHOLDER, ROOSEVELT STOCKHOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF CASH RECEIVED IN THE MERGER.

    THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO EACH STOCKHOLDER. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

                 APPRAISAL RIGHTS OF STOCKHOLDERS OF ROOSEVELT

    Each stockholder of Roosevelt has the right to demand the appraised value of his or her shares of Roosevelt Common Stock in cash if the stockholder follows the procedures set forth under Section 262 of the Delaware Law, a copy of which is attached hereto as Annex C.

    Under the Delaware Law, a stockholder of Roosevelt may demand an appraisal of the fair value (as determined pursuant to Section 262 of the Delaware Law) of his or her shares of Roosevelt Common Stock and payment of such fair value to the stockholder in cash if the Merger is consummated. Merger Sub, as the surviving corporation, will pay to such stockholder the fair value of such stockholder's shares of Roosevelt Common Stock if such Roosevelt stockholder
(a) files with Roosevelt, prior to the vote at the Annual Meeting, a written demand for an appraisal of the fair value of his or her shares; (b) does not vote in favor of the Merger; (c) continues to hold his or her shares through the Effective Time; and (d) does not withdraw the demand for appraisal within a period of 60 days after the Closing Date. Such demand shall be sufficient if it reasonably informs Roosevelt of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares. A VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN OBJECTION FOR PURPOSES OF ASSERTING APPRAISAL RIGHTS. A VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT WILL CONSTITUTE A WAIVER OF A STOCKHOLDER'S APPRAISAL RIGHTS.

    All written demands for appraisal should be addressed to and must be received by: Mark G. Ellebrecht, Vice President, General Counsel and Secretary, Roosevelt Financial Group, Inc., 900 Roosevelt Parkway, Chesterfield, Missouri 63017, before the taking of the vote concerning the Merger Agreement at the Annual Meeting, and should be executed by, or on behalf of, the holder of record.

    To be effective, a demand for appraisal must be executed by or for the stockholder of record who held such shares on the date of making such demand, and who continuously holds such shares through the Effective Time, fully and correctly, as such stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such case, have the registered owner submit the required demand in respect of such shares.

    If Roosevelt Common Stock is owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If Roosevelt Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner such as a broker, who holds Roosevelt Common Stock as nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Roosevelt Common Stock in the name of such record owner.

    If at any time within the 60-day period after the Effective Time, a stockholder of Roosevelt withdraws his or her demand for appraisal, then he or she will be deemed to have accepted the terms offered pursuant to the Merger. After the 60-day withdrawal period, a Roosevelt stockholder may withdraw only with the consent of Merger Sub and the approval of the Delaware Court of Chancery. Within 10 days after the Effective Time, Merger Sub (as the surviving corporation in the Merger) must give written notice that the Merger has become effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. Within 120 days after the Effective Time, any stockholder of Roosevelt who has validly perfected appraisal rights shall be entitled, upon written request, to receive from Merger Sub a statement setting forth the aggregate number of shares of Roosevelt Common Stock not voted in favor of the Merger with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Merger Sub shall respond to such request within 10 days after receipt or within 10 days after the date of the Annual Meeting, whichever is later. Within 120 days after the Effective Time, Merger Sub or any such stockholder seeking appraisal may file a petition in the Delaware Court of Chancery demanding a determination of the value of the Roosevelt Common Stock held by all stockholders seeking appraisal. The Delaware Law contemplates a single proceeding in the Delaware Court of Chancery that will apply to all stockholders of Roosevelt who have perfected their appraisal rights, whether or not such stockholders have individually filed a petition seeking appraisal with the Court of Chancery. If neither Merger Sub nor any of the stockholders of Roosevelt who have perfected their appraisal rights have filed a petition in the Court of Chancery within the 120-day period following the Effective Time, such appraisal rights will be waived, and the stockholders will be entitled to receive, upon surrender of the certificates evidencing their shares of Roosevelt Common Stock, the amount of cash equal to that paid to the Cash Election Shares in the Merger (i.e., $22.00 per share of Roosevelt Common Stock), subject to the adjustments as provided in the Merger Agreement. Merger Sub has no present intention to file such a petition with the Delaware Court of Chancery.

    If a petition for appraisal is filed by a stockholder, a copy of the petition shall be served on Merger Sub, which then will have 20 days after such service to file with the Register of the Delaware Court of Chancery (the "Register") a verified list of Roosevelt stockholders who have perfected appraisal rights but have not yet reached agreement as to value with Merger Sub. If the petition is filed by Merger Sub, such verified list must accompany the filing. The Register, if so ordered by the Court, will give notice of the time and place fixed for hearing of the petition, by registered or certified mail, to Merger Sub and each stockholder named on the verified list. Such notice shall also be published at least one week prior to the hearing in one or more newspapers of general circulation in Wilmington, Delaware and in such other publications as directed by the Court.

    The Court of Chancery shall conduct a hearing on the petition for appraisal at which the Court will determine the stockholders of Roosevelt who have properly perfected appraisal rights with respect to their shares and may require such stockholders to submit the certificates evidencing their Roosevelt Common Stock to the Register for notation of the pendency of the appraisal proceeding thereon. Failure to comply with such direction may result in dismissal of the proceeding as to such non-complying stockholder. After determining the stockholders entitled to appraisal, the Court of Chancery, after taking into account all relevant factors, will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Upon application of either Merger Sub or any of the stockholders entitled to appraisal, the Court may permit discovery or other pretrial proceedings and may proceed to trial prior to a final determination of the stockholders entitled to appraisal. Any stockholder whose name appears on the verified list submitted by Merger Sub may participate in the appraisal proceedings until it is finally determined by the Court that such stockholder is not entitled to appraisal rights. The judgment shall be payable only upon and simultaneously with the surrender to Merger Sub of the certificate(s) representing such shares of Roosevelt Common Stock. Upon payment of the judgment, the stockholder who sought appraisal shall cease to have any interest in such shares or in Roosevelt and will have no right to receive dividends in such stock or exercise other rights of stock ownership.

    Section 262 provides fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and are not the product of speculation, may be considered." Stockholders who are considering seeking an appraisal should bear in mind that the fair value of their shares of Roosevelt Common Stock determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of Roosevelt Common Stock, and that an opinion of an investment banking firm as to fairness is not an opinion as to fair value under Section 262.

    Costs of the appraisal proceeding may be assessed against the parties thereto (i.e., Merger Sub and the stockholders participating in the appraisal proceeding) by the court as the court deems equitable in the circumstances. Upon the application of any stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the stock of stockholders entitled thereto. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the Effective Time, be entitled to vote the stock subject to such demand for any purpose or to receive payment of dividends or any other distribution with respect to such shares (other than dividends or distributions, if any, payable to holders of record as of a record date prior to the Effective Time) or to receive the payment of the consideration provided for in the Merger Agreement. However, if no petition for an appraisal is filed within 120 days after the Effective Time or if such stockholder delivers to Merger Sub a written withdrawal of his demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of Merger Sub, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

    FAILURE TO COMPLY STRICTLY WITH THESE PROCEDURES WILL CAUSE THE STOCKHOLDER TO LOSE HIS OR HER APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WHO DESIRES TO EXERCISE HIS OR HER APPRAISAL RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

    THE PRECEDING DISCUSSION IS A SUMMARY OF THE PROVISIONS REGARDING APPRAISAL RIGHTS UNDER THE DELAWARE LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF
SECTION 262 OF THE DELAWARE LAW WHICH IS ATTACHED HERETO AS ANNEX C.

    ROOSEVELT STOCKHOLDERS WHO ARE INTERESTED IN PERFECTING APPRAISAL RIGHTS PURSUANT TO THE DELAWARE LAW IN CONNECTION WITH THE MERGER SHOULD CONSULT WITH THEIR COUNSEL FOR ADVICE AS TO THE PROCEDURES REQUIRED TO BE FOLLOWED.

                        PRO FORMA FINANCIAL INFORMATION

COMPARATIVE UNAUDITED PER SHARE DATA

    The following table sets forth for the periods indicated selected historical per share data of MBI and Roosevelt and the corresponding pro forma and pro forma equivalent per share amounts giving effect to the proposed Merger and the Other Acquisitions. The data presented is based upon the consolidated financial statements and related notes of MBI and the consolidated financial statements and related notes of Roosevelt, Mark Twain and Regional included in this Proxy Statement/Prospectus or in documents prepared by the respective companies and provided to MBI, and the pro forma combined consolidated balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with such historical and pro forma financial statements and related notes thereto. The assumptions used in the preparation of this table appear in the notes to the pro forma financial information appearing elsewhere in the Proxy Statement/Prospectus. See "--Pro Forma Combined Consolidated Financial Statements (Unaudited)." This data is not necessarily indicative of the results of the future operations of the combined organization or the actual results that would have occurred if the Merger or the Other Acquisitions had been consummated prior to the periods indicated.

                                                                                         MBI/ALL ENTITIES     MBI/ALL ENTITIES
                                                            MBI          ROOSEVELT          PRO FORMA            PRO FORMA
                                                          REPORTED       REPORTED          COMBINED<F3>        EQUIVALENT<F2>
                                                          --------       ---------       ----------------     ----------------

Book Value per Common Share:
    March 31, 1997<F1><F4>.............................   $24.76          $ 9.91             $25.95                $10.93
    December 31, 1996<F1><F4>..........................    25.11           10.15              26.26                 11.06

Cash Dividends Declared per Common Share:
    Three months ended March 31, 1997..................   $  .43          $ 0.17             $  .43                $  .18
    Year ended December 31, 1996.......................     1.64            0.62               1.64                   .69

Earnings Before Extraordinary Items per Common Share:
    Three months ended March 31, 1997..................   $  .98          $ 0.49             $  .95                $  .40
    Year ended December 31, 1996.......................     3.17            0.16               2.13                   .90

Market Price per Common Share:
    December 20, 1996<F5>..............................   $50.750         $18.125            $50.750               $21.371<F6>
    May 15, 1997<F5>...................................    59.250          23.250             59.250                24.950<F6>

---------
<F1> Includes the effect of pro forma adjustments for Roosevelt as appropriate.

<F2> Based upon the pro forma combined per share amounts multiplied by .4211, the Exchange Ratio applicable to one share of Roosevelt Common Stock.

<F3> Includes the effect of pro forma adjustments for Roosevelt and the Other
     Acquisitions.

<F4> Based upon the following number of shares outstanding:

                                                 AS OF                AS OF
                                            MARCH 31, 1997       DECEMBER 31, 1996
                                            --------------       -----------------
    Shares of MBI Common Stock, as
     reported...........................       76,015,444           77,486,469
    Aggregate number of shares of MBI
     Common Stock to be issued in the
     Merger, net of treasury shares.....        6,000,000            6,000,000
                                               ----------           ----------
    MBI/All Entities Pro Forma
     Combined...........................       82,015,444           83,486,469
                                               ==========           ==========

<F5> The market values of MBI Common Stock and Roosevelt Common Stock were determined as of the last trading day preceding the public announcement of the Merger and as of the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus based on the last sales price as reported on the NYSE Composite Tape or NASDAQ.

<F6> This amount represents MBI's Market Price per Common Share multiplied by the Exchange Ratio applicable to one share of Roosevelt Common Stock.

PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

    MBI has completed or announced a number of acquisitions during the years covered by the pro forma financial statements that follow. Set forth below is a table which summarizes the completed and pending acquisitions, including the name of the acquired entity, the date or expected date of consummation of the acquisition, the assets and deposits of the acquired entities at the date of consummation for the completed acquisitions and as of December 31, 1996 for the pending acquisitions, the consideration paid or to be paid in cash and shares of MBI stock and the accounting method utilized.

                                                                                              CONSIDERATION
                                                                                            -------------------
                                                                                                         GROSS         ACCOUNTING
                                               DATE            ASSETS        DEPOSITS       CASH         SHARES          METHOD
                                               ----            ------        --------       ----         ------        ----------
                                                                            (DOLLARS IN THOUSANDS)
ACQUISITIONS COMPLETED BY MBI
Regional Bancshares, Inc................   Mar. 5, 1997      $  171,979     $  135,954     $12,300        600,417       Purchase
TODAY'S Bancorp, Inc....................   Nov. 7, 1996         501,418        432,104      34,912      1,127,058       Purchase
First Financial Corporation of America..   Nov. 1, 1996          87,649         76,791       3,253        258,742       Purchase
Peoples State Bank......................   Aug. 22, 1996         95,657         75,149          --        325,837       Purchase
Metro Savings Bank, F.S.B...............   Mar. 7, 1996          80,857         73,843           5        197,902       Purchase
Security Bank of Conway, F.S.B..........   Feb. 9, 1996         102,502         89,697           1        321,964       Purchase
Hawkeye Bancorporation..................   Jan. 2, 1996       1,978,540      1,739,811          80      7,892,196       Pooling
First Sterling Bancorp, Inc.............   Jan. 2, 1996         167,610        147,588           1        521,417       Pooling<F1>
Southwest Bancshares, Inc...............   Aug. 1, 1995         187,701        155,628           1        674,975       Pooling<F1>
AmeriFirst Bancorporation, Inc..........   Aug. 1, 1995         155,521        130,179           1        661,356       Pooling<F1>
Plains Spirit Financial Corporation.....   July 7, 1995         400,754        276,887       6,697      1,301,180       Purchase
TCBankshares, Inc.......................   May 1, 1995        1,422,798      1,217,740          --      4,749,999<F2>   Pooling
Central Mortgage Bancshares, Inc........   May 1, 1995          654,584        571,105           8      2,537,723       Pooling
UNSL Financial Corp.....................   Jan. 3, 1995         508,346        380,716          11      1,578,107       Pooling
Wedge Bank..............................   Jan. 3, 1995         195,716        152,865           1        969,954       Pooling<F1>

ACQUISITIONS PENDING AT MARCH 31, 1997
Mark Twain Bancshares, Inc..............   Apr. 25, 1997      3,227,972      2,519,474          73     16,059,142       Pooling
Roosevelt Financial Group, Inc..........   3rd Qtr. 1997      7,508,309      5,306,723          --<F3>         --<F3>   Purchase

---------
<F1> The historical financial statements of MBI were not restated for the acquisition due to the immateriality of the acquiree's financial condition and results of operations to those of MBI.

<F2> In addition to MBI Common Stock issued, MBI assumed, through an exchange, the outstanding, non-convertible preferred stock of TCBankshares, Inc. Such preferred stock was redeemed in the first quarter of 1996.

<F3> MBI will deliver up to 13,042,110 shares of MBI Common Stock at the
     Exchange Ratio, or $22.00 in cash, for each share of Roosevelt Common
     Stock.

    The following unaudited pro forma combined consolidated balance sheet gives effect to the proposed Merger as if it were consummated on March 31, 1997.

    The following pro forma unaudited combined consolidated income statements for the year ended December 31, 1996 and for the three-month periods ended March 31, 1997 and 1996 set forth the results of operations of MBI combined with the results of operations of Roosevelt as if the proposed Merger had occurred as of January 1, 1996.

    The unaudited pro forma combined consolidated financial statements should be read in conjunction with the accompanying Notes to the Pro Forma Combined Consolidated Financial Statements (Unaudited) and with the historical financial statements of MBI and Roosevelt. These pro forma combined consolidated financial statements may not be indicative of the results of operations that actually would have occurred if the proposed acquisitions had been consummated on the dates assumed above or of the results of operations that may be achieved in the future.

                                            MERCANTILE BANCORPORATION INC.

                                     PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                                    MARCH 31, 1997

                                                      (THOUSANDS)
                                                      (UNAUDITED)
                                                                                              ROOSEVELT/                 PRO FORMA
                                                                                              MARK TWAIN                  COMBINED
                                                         MBI<F1>           ROOSEVELT          ADJUSTMENTS     <F2>      CONSOLIDATED
                                                       -----------         ----------         -----------               ------------
ASSETS
    Cash and due from banks.......................     $   941,549         $   41,875          $(355,250)     <F3>      $   627,524
                                                                                                 (50,000)     <F4>
                                                                                                (412,250)     <F5>
                                                                                                 500,000      <F7>
                                                                                                 (38,400)     <F9>
    Due from banks - interest bearing.............         112,905              1,150                                       114,055
    Federal funds sold and repurchase
      agreements..................................         200,011                  0                                       200,011
    Investments in debt and equity securities.....
        Trading...................................          65,934                  0                                        65,934
        Available-for-sale........................       4,246,090          2,908,027                                     7,154,117
        Held-to-maturity..........................         534,994                  0                                       534,994
                                                       -----------         ----------          ---------                -----------
            Total Investments in Debt and Equity
              Securities..........................       4,847,018          2,908,027                  0                  7,755,045
    Loans and leases..............................      15,212,683          4,310,014                                    19,522,697
    Reserve for possible loan losses..............        (231,496)           (21,603)            (2,500)     <F9>         (255,599)
                                                       -----------         ----------          ---------                -----------
        Net Loans and Leases......................      14,981,187          4,288,411             (2,500)                19,267,098
    Other assets..................................         995,631            268,846            469,558      <F5>        1,866,919
                                                                                                 602,442   <F5>, <F10>
                                                                                                (469,558)     <F6>
                                                       -----------         ----------          ---------                -----------
                 Total Assets.....................     $22,078,301         $7,508,309          $ 244,042                $29,830,652
                                                       ===========         ==========          =========                ===========

LIABILITIES
    Deposits
        Non-interest bearing......................     $ 2,896,268         $        0                                   $ 2,896,268
        Interest bearing..........................      14,180,186          5,306,723                                    19,486,909
        Foreign...................................         277,560                  0                  0                    277,560
                                                       -----------         ----------          ---------                -----------
            Total Deposits........................      17,354,014          5,306,723                  0                 22,660,737
    Federal funds purchased and repurchase
      agreements..................................       1,675,864              2,076                                     1,677,940
    Other short term borrowings...................         197,905          1,210,000                                     1,407,905
    Bank notes....................................         175,000                  0                                       175,000
    Long term debt................................         451,982            374,000            500,000      <F7>        1,325,982
    Other liabilities.............................         341,616            145,952            (18,000)     <F4>          454,844
                                                                                                 (14,724)     <F9>
                                                       -----------         ----------          ---------                -----------
            Total Liabilities.....................      20,196,381          7,038,751            467,276                 27,702,408

SHAREHOLDERS' EQUITY
    Preferred stock...............................               0                 13                (13)     <F6>                0
    Common stock..................................         396,963                442             30,000      <F5>          426,963
                                                                                                    (442)     <F6>
    Capital surplus...............................         233,384            294,481            274,500      <F5>          507,884
                                                                                                (294,481)     <F6>
    Retained earnings.............................       1,432,824            207,174            (32,000)     <F4>        1,374,648
                                                                                                (207,174)     <F6>
                                                                                                 (26,176)     <F9>
    Treasury stock................................        (181,251)           (32,552)          (355,250)     <F3>         (181,251)
                                                                                                 355,250      <F5>
                                                                                                  32,552      <F6>
                                                       -----------         ----------          ---------                -----------
            Total Shareholders' Equity............       1,881,920            469,558           (223,234)                 2,128,244
                                                       -----------         ----------          ---------                -----------
            Total Liabilities and Shareholders'
              Equity..............................     $22,078,301         $7,508,309          $ 244,042                $29,830,652
                                                       ===========         ==========          =========                ===========

See notes to pro forma combined consolidated financial statements.

                                            MERCANTILE BANCORPORATION INC.

                                   PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                      FOR THE THREE MONTHS ENDED MARCH 31, 1997

                                           (THOUSANDS EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)

                                                                                                           PRO FORMA
                                                                                     ROOSEVELT              COMBINED
                                                       MBI<F1>       ROOSEVELT      ADJUSTMENTS  <F2>     CONSOLIDATED
                                                      ----------     ----------     -----------           ------------
Interest Income...................................    $  398,462     $  140,012      $  (1,469)  <F11>     $  534,406
                                                                                        (2,599)  <F12>
Interest Expense..................................       186,501         90,590          8,438   <F7>         286,342
                                                                                           813   <F8>
                                                      ----------     ----------      ---------             ----------
    Net Interest Income...........................       211,961         49,422        (13,319)               248,064
Provision for Possible Loan Losses................        18,443            640                                19,083
                                                      ----------     ----------      ---------             ----------
    Net Interest Income after Provision for
      Possible Loan Losses........................       193,518         48,782        (13,319)               228,981
Other Income
    Trust.........................................        22,801              0                                22,801
    Service charges...............................        22,798          5,979                                28,777
    Credit card fees..............................         5,399              0                                 5,399
    Net gain from financial instruments...........             0            392                                   392
    Securities gains..............................         1,049              0                                 1,049
    Other.........................................        36,053          5,981                                42,034
                                                      ----------     ----------      ---------             ----------
        Total Other Income........................        88,100         12,352              0                100,452
Other Expense
    Salaries and employee benefits................        97,722         11,160                               108,882
    Net occupancy and equipment...................        26,528          4,811                                31,339
    Other.........................................        41,345          9,467         10,041   <F10>         60,853
                                                      ----------     ----------      ---------             ----------
        Total Other Expense.......................       165,595         25,438         10,041                201,074
                                                      ----------     ----------      ---------             ----------
        Income Before Income Taxes................       116,023         35,696        (23,360)               128,359
Income Taxes......................................        41,028         13,605         (4,795)  <F2>          49,838
                                                      ----------     ----------      ---------             ----------
    Net Income....................................    $   74,995     $   22,091      $ (18,565)            $   78,521
                                                      ==========     ==========      =========             ==========
Per Share Data
    Average Common Shares Outstanding.............    76,574,752     43,395,534                            82,574,752   <F14>
    Net Income....................................         $0.98          $0.49                                 $0.95

See notes to pro forma combined consolidated financial statements.

                                            MERCANTILE BANCORPORATION INC.

                                   PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                      FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                           (THOUSANDS EXCEPT PER SHARE DATA)
                                                      (UNAUDITED)

                                                                                                           PRO FORMA
                                                                                     ROOSEVELT              COMBINED
                                                         MBI         ROOSEVELT      ADJUSTMENTS  <F2>     CONSOLIDATED
                                                      ----------     ----------     -----------           ------------
Interest Income...................................    $  381,923     $  166,143      $  (1,469)  <F11>     $  543,998
                                                                                        (2,599)  <F12>
Interest Expense..................................       181,385        119,769          8,438   <F7>         312,030
                                                                                         2,438   <F8>
                                                      ----------     ----------      ---------             ----------
    Net Interest Income...........................       200,538         46,374        (14,944)               231,968
Provision for Possible Loan Losses................        34,149            300                                34,449
                                                      ----------     ----------      ---------             ----------
    Net Interest Income after Provision for
      Possible Loan Losses........................       166,389         46,074        (14,944)               197,519
Other Income
    Trust.........................................        21,059              0                                21,059
    Service charges...............................        21,214          3,132                                24,346
    Credit card fees..............................         1,561              0                                 1,561
    Net gain from financial instruments...........             0            341                                   341
    Securities losses.............................        (2,722)             0                                (2,722)
    Other.........................................        28,683          5,045                                33,728
                                                      ----------     ----------      ---------             ----------
        Total Other Income........................        69,795          8,518              0                 78,313
Other Expense
    Salaries and employee benefits................        92,260          9,882                               102,142
    Net occupancy and equipment...................        24,428          3,922                                28,350
    Other.........................................        87,008          7,914         10,041   <F10>        104,963
                                                      ----------     ----------      ---------             ----------
        Total Other Expense.......................       203,696         21,718         10,041                235,455
                                                      ----------     ----------      ---------             ----------
        Income Before Income Taxes................        32,488         32,874        (24,985)                40,377
Income Taxes......................................        15,403         11,309         (5,379)  <F2>          21,333
                                                      ----------     ----------      ---------             ----------
    Net Income....................................    $   17,085     $   21,565      $ (19,606)            $   19,044
                                                      ==========     ==========      =========             ==========
Per Share Data
    Average Common Shares Outstanding.............    78,483,581     42,373,404                            84,483,581   <F14>
    Net Income....................................         $0.21          $0.48                                 $0.22

See notes to pro forma combined consolidated financial statements.

                                            MERCANTILE BANCORPORATION INC.

                                   PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
                                         FOR THE YEAR ENDED DECEMBER 31, 1996

                                           (THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                                PRO FORMA
                                                                                           ROOSEVELT             COMBINED
                                                       MBI<F1>          ROOSEVELT         ADJUSTMENTS  <F2>    CONSOLIDATED
                                                      ----------        ----------        -----------          ------------
Interest Income...................................    $1,552,863        $  640,311         $  (5,875)  <F11>    $2,176,904
                                                                                             (10,395)  <F12>
Interest Expense..................................       724,910           462,724            33,750   <F7>      1,231,134
                                                                                               9,750   <F8>
                                                      ----------        ----------         ---------            ----------
    Net Interest Income...........................       827,953           177,587           (59,770)              945,770
Provision for Possible Loan Losses................        73,015             1,262                                  74,277
                                                      ----------        ----------         ---------            ----------
    Net Interest Income after Provision for
      Possible Loan Losses........................       754,938           176,325           (59,770)              871,493
Other Income
    Trust.........................................        86,616                 0                                  86,616
    Service charges...............................        88,916            17,157                                 106,073
    Credit card fees..............................        27,962                 0                                  27,962
    Net loss from financial instruments...........             0           (76,634)                                (76,634)
    Securities gains (losses).....................           (83)                0                                     (83)
    Other.........................................       134,069            23,510                                 157,579
                                                      ----------        ----------         ---------            ----------
        Total Other Income........................       337,480           (35,967)                0               301,513
Other Expense
    Salaries and employee benefits................       365,729            42,304                                 408,033
    Net occupancy and equipment...................       103,715            18,081                                 121,796
    Other.........................................       249,224            63,024            40,163   <F10>       352,411
                                                      ----------        ----------         ---------            ----------
        Total Other Expense.......................       718,668           123,409            40,163               882,240
                                                      ----------        ----------         ---------            ----------
        Income Before Income Taxes................       373,750            16,949           (99,933)              290,766
Income Taxes......................................       128,535             5,835           (21,517)  <F2>        112,853
                                                      ----------        ----------         ---------            ----------
        Income Before Extraordinary Items.........    $  245,215        $   11,114         $ (78,416)           $  177,913
                                                      ==========        ==========         =========            ==========
Per Share Data
    Average Common Shares Outstanding.............    77,292,207        42,698,851                              83,292,207
    Income Before Extraordinary Items.............         $3.17             $0.16                                   $2.13

See notes to pro forma combined consolidated financial statements.

                                      50

                        MERCANTILE BANCORPORATION INC.

         NOTES TO PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

 <F1> Represents MBI restated historical consolidated financial statements reflecting the acquisition of Hawkeye Bancorporation, effective January 2, 1996, and Mark Twain effective April 25, 1997. Such acquisitions were accounted for as poolings-of-interests. The acquisition of First Sterling Bancorp, Inc. ("Sterling") by MBI and the acquisition of Northland Bancshares, Inc. by Mark Twain were also accounted for as poolings-of-interests; however, due to the immateriality of the financial condition and results of operations of Sterling and Northland Bancshares, Inc. to that of MBI and Mark Twain, the historical financial statements were not restated. Therefore, Sterling and Northland Bancshares, Inc. are included in these pro forma financial statements only from its respective acquisition date forward. Each of Security Bank of Conway, F.S.B., Metro Savings Bank, F.S.B., Peoples State Bank, First Financial Corporation of America, TODAY'S Bancorp, Inc., Regional Bancshares, Inc. and First City Bancshares, Incorporated, which were accounted for as purchases, is included in these pro forma financial statements only from its acquisition date forward. The full impact of these acquisitions is immaterial to the pro forma combined consolidated financial statements.

 <F2> The acquisition of Roosevelt will be accounted for as a purchase transaction. Purchase accounting adjustments offset each other or are believed to be immaterial at this time to the pro forma consolidated financial condition and results of operations of MBI. Included herein are the amortization of goodwill over a 15-year period (see footnote 10 below), the lost interest income/interest expense on the cash consideration and stock buybacks. Goodwill is considered nondeductible. The balance sheet impact of goodwill amortization and lost interest income is ignored due to immateriality. The income tax benefit associated with taxable income statement adjustments is computed at an effective tax rate of 36%.

 <F3> In conjunction with the proposed acquisition of Roosevelt, MBI plans to repurchase 7,000,000 shares of MBI Common Stock in the open market. The assumed repurchase price per share is $50.75, the closing price of MBI Common Stock on December 20, 1996, the last business date before the announcement of the reorganization agreement between MBI and Roosevelt.

 <F4> Balance sheet impact of adjustments related to the merger with Mark Twain
      (see footnote 13 below). These adjustments will be initially recorded as a credit to accrued liabilities. Since they will be paid out in cash within an estimated 18-month period following the merger with Mark Twain, the Pro Forma Combined Consolidated Financial Statements reflect the cash outlay. An income tax benefit at an effective tax rate of 36% is included in this adjustment.

 <F5> Purchase entry of Roosevelt with assumed consideration consisting of
      7,000,000 reissued treasury shares at $50.75 per share, 6,000,000 shares of issued MBI Common Stock and $412,250,000 in cash. The closing price for MBI Common Stock on December 20, 1996, the business date preceding the announcement of the reorganization agreement between MBI and Roosevelt, was $50.75. The pro forma financial statements assume that all Roosevelt preferred shares are converted to common shares prior to the acquisition by MBI of Roosevelt. Roosevelt completed three acquisitions in the fourth quarter of 1996. Roosevelt acquired Community Charter Corporation, a commercial bank holding company, Mutual Bancompany, Inc., parent company of Mutual Savings Bank and Sentinel Financial Corporation, a thrift holding company. The impact of these acquisitions is immaterial to the pro forma combined consolidated financial statements.

 <F6> Elimination of MBI's investment in Roosevelt.

 <F7> Proposed senior and subordinated debt of $500,000,000 to be issued. This amount was determined based upon present cash levels of MBI's parent company and estimated outflows associated with cash payments to Roosevelt shareholders and with treasury share repurchases. Therefore, significantly all of the proposed senior and subordinated debt will be used to finance the acquisition of Roosevelt. The assumed interest rate on such debt is 6.75%.

                                      51

 <F8> Issuance of $150,000,000 of subordinated debt securities of MBI (the
      "Debt Securities"). This transaction occurred on January 29, 1997. The Debt Securities are issued at a floating rate equal to the three-month LIBOR plus 85 basis points. The rate assumed in calculating the expense for the Pro Forma Combined Consolidated Financial Statements is 6.5%. The Debt Securities will be the sole assets of Mercantile Capital Trust I, a statutory business trust created under the laws of the State of Delaware of which MBI owns all the common securities (the "Trust"). Floating
      Rate Capital Trust Pass-through Securities of the Trust (the "Trust Securities") will be issued in exchange for approximately $150,000,000 and the proceeds therefrom will be invested in the Debt Securities. The payment of distributions on the Trust Securities out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of the Trust Securities will be guaranteed by MBI (the "Guarantee"). The Guarantee covers payments of distributions and other payments on the Trust Securities only if and to the extent MBI has made payments of interest or principal or other payments on the Debt Securities held by the Trust. The Guarantee, when taken together with MBI's obligations under the Debt Securities, the declaration and the indenture, including MBI's obligations to pay costs, expenses, debts and other obligations of the Trust, will provide a full and unconditional guarantee on a subordinated basis by MCI of amounts due on the Trust Securities.

 <F9> Balance sheet impact of adjustments related to the merger with Roosevelt
      (see footnote 13 below). These adjustments, excluding the reserve for possible loan losses entry, will be initially recorded as a credit to accrued liabilities. Since they will be paid out in cash within an estimated 18-month period following the merger with Roosevelt, the Pro Forma Combined Consolidated Financial Statements reflect the cash outlay. An income tax benefit at an effective tax rate of 36% is included in this adjustment.

<F10> The pro forma excess of cost over fair value of net assets acquired was
      $602,442,000 for Roosevelt as of March 31, 1997. The annual amount of goodwill amortization given that goodwill is amortized over a 15-year period is $40,163,000.

<F11> To partially finance the Roosevelt acquisition, it is estimated that
      $117,500,000 in short-term earning assets will be liquidated. The assumed interest rate is 5%.

<F12> Interest income foregone if Roosevelt repurchases 7,000,000 of its shares in the open market prior to the acquisition by MBI at a per share price of $22. The assumed interest rate is 6.75%, which is the same rate indicated in note 7 for senior and/or subordinated debt.

<F13> Upon consummation of the merger with Mark Twain in April 1997, MBI expects to record certain adjustments related to the merger at an approximate pre-tax total of between $40 and $50 million. Upon consummation of the acquisition of Roosevelt, MBI expects to record certain adjustments related to purchase accounting adjustments and to conform accounting and credit policies regarding loan and other asset valuations to those of MBI. The pre-tax adjustment for Roosevelt is expected to total between $38 and $45 million. The pre-tax adjustments of Bancshares and Roosevelt are estimated as follows.

                                                                  $(000'S)
                                                      MARK TWAIN            ROOSEVELT
                                                      ----------            ---------
--Transition and duplicative costs related to
  system standardization and signage..............      $10,000              $ 8,000

--Provision for possible loan losses..............            0                2,500

--Valuation of other real estate for
  accelerated disposition.........................            0                3,100

--Accruals for severance and change of
  control payments................................       13,000                6,600

--Write-downs to fair value of branches and
  equipment to be disposed of.....................        9,000                8,500

--Investment banking, legal and accounting
  fees............................................        7,000                8,800

--Environmental exposure..........................        1,000                3,400
                                                        -------              -------

    Total.........................................      $40,000              $40,900
                                                        =======              =======

                                      52

      The Mark Twain and Roosevelt adjustments are MBI's estimate based upon prior acquisitions, where amounts to standardize systems, standardize procedures, accruals for severance and employee change of control contracts and the write-down of fixed assets approximated 60 basis points of total assets. For the Mark Twain acquisition, approximately $11 million was added for professional fees, and, as the transaction is entirely in-market, additional charges for branch closings and severance payments are expected to exceed the base 60 basis point estimate. As Roosevelt's asset base is three times that of Mark Twain and includes a significant investment portfolio, no additional amount was deemed necessary.

<F14> The computation of year-to-date average shares:

                                                                                FOR THE THREE MONTHS ENDED
                                                      FOR THE YEAR ENDED     ---------------------------------
                                                      DECEMBER 31, 1996      MARCH 31, 1997     MARCH 31, 1996
                                                      ------------------     --------------     --------------
MBI as restated for the pooling-of-interests with
  Mark Twain......................................        77,292,207           76,574,752         78,483,581

Shares of MBI Common Stock to be issued in the
  Roosevelt acquisition, net of treasury shares...         6,000,000            6,000,000          6,000,000
                                                          ----------           ----------         ----------

MBI/All Entities Pro Forma Combined...............        83,292,207           82,574,752         84,483,581
                                                          ==========           ==========         ==========

                           DESCRIPTION OF ROOSEVELT

ROOSEVELT

    General. Roosevelt is a Delaware corporation organized in 1988 to be the thrift holding company for Roosevelt Bank. The principal asset of Roosevelt is the outstanding stock of Roosevelt Bank, which along with Missouri State Bank (described below) is a wholly owned subsidiary of Roosevelt. As of March 31, l997, Roosevelt had total consolidated assets of $7.5 billion, deposits of $5.3 billion and stockholders' equity of $470 million. The executive offices of Roosevelt are located at 900 Roosevelt Parkway, Chesterfield, Missouri 63017 and the telephone number at that address is (314) 532-6200.

    Roosevelt's business consists primarily of attracting deposits from the general public and using those deposits, together with borrowings and other funds, to originate and acquire real estate and consumer loans, to acquire mortgage-backed securities, to perform loan servicing functions for others and to provide other retail banking and financial services for consumers. The principal elements of Roosevelt's business plan are (i) the origination of a higher percentage of its assets; (ii) the diversification of its balance sheet away from only mortgage and real estate related loans; (iii) the expansion of its retail deposit base with a simultaneous shift within that deposit base toward checking and transaction accounts; and (iv) growth in fee income by providing other services such as insurance, brokerage and mortgage loan servicing for other investors.

    Acquisitions. Since the beginning of 1990, Roosevelt has pursued a program of acquiring other in-market and adjacent-market thrift institutions.

    In 1990, Roosevelt expanded its franchise to the Illinois portion of the St. Louis metropolitan area by acquiring Home Federal Savings, Alton, Illinois, through the merger conversion acquisition of Home Federal Savings, which had $110 million in assets and $104 million in deposits. In October 1991, Roosevelt completed the merger conversion acquisition of Hannibal Mutual Loan and Building Association, Hannibal, Missouri, which had $18 million in assets and deposits. In November 1992, Roosevelt completed the merger conversion acquisitions of Conservative Bank, FSB, St. Louis, Missouri, which had $65 million in assets and $61 million in deposits, and First Granite City Savings and Loan, Granite City, Illinois, which had $49 million in assets and $42 million in deposits. In December 1992, Roosevelt entered the Kansas City, Missouri market by completing the purchase of Brookside Savings Bank, FSB, which had $219 million in assets and $146 million in deposits.

    In June 1993, Roosevelt completed the acquisition of the Missouri retail banking network of First Nationwide Bank of San Francisco, California. Roosevelt received net cash totaling $588 million. Gross proceeds totaled $595 million, which represented the amount of deposit accounts acquired by Roosevelt Bank and accrued but unpaid interest on such accounts. This amount was reduced by $7 million, which was paid by Roosevelt Bank for the acquisition of certain loans and a tax deductible intangible asset related to the deposit accounts.

    In November 1993, Roosevelt completed the acquisition of the 17 eastern Missouri retail banking branches of Home Savings of America, Los Angeles, California. The transaction was structured as a purchase of deposits and related branch locations and equipment. Roosevelt received net cash of $709 million. Gross proceeds totaled $733 million, which represented the amount of deposit accounts acquired by Roosevelt and accrued but unpaid interest on such accounts. This amount was reduced by $24 million, which was paid by Roosevelt for the acquisition of certain loans and a tax deductible intangible asset related to the deposit accounts.

    On April 22, 1994, Roosevelt completed the acquisition of Home Federal Bancorp of Missouri, Inc., St. Louis, Missouri, which had total consolidated assets of $533 million and deposits of $467 million.

    On June 30, 1994, Farm & Home Financial Corporation ("Farm & Home"), Nevada, Missouri, with total consolidated assets of $3.1 billion and deposits of $2.1 billion, merged with and into Roosevelt and Farm & Home Savings Association, a Missouri chartered stock savings and loan association and wholly owned subsidiary of Farm & Home, merged with and into Roosevelt Bank. The transaction was accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements of Roosevelt have been restated to include the results of Farm & Home for the periods presented. On July 1, 1994, Roosevelt completed the sale of Farm & Home's construction lending business for $75 million in cash.

    On October 20, 1995, Roosevelt completed the acquisition of WSB Bancorp, Inc. ("WSB"), Washington, Missouri, the holding company for Washington Savings. Upon consummation of the merger, each WSB stockholder became entitled to receive $22.75 in cash for each share of WSB common stock held. As of the date of the acquisition, WSB had $97 million in total consolidated assets, $81 million in deposits and stockholders' equity of $19 million.

    On December 29, 1995, Roosevelt completed the acquisition of Kirksville Bancshares, Inc. ("Kirksville"), Kirksville, Missouri, the holding company for Kirksville Bank. Upon consummation of the merger, each Kirksville stockholder became entitled to receive 2.4437 shares of Roosevelt Common Stock. As of the date of the acquisition, Kirksville had total consolidated assets of $131 million, deposits of $102 million and stockholders' equity of $21 million.

    On October 25, 1996, Roosevelt completed the acquisition of Mutual Bancompany, Inc. ("Mutual"), Jefferson City, the holding company for Mutual Savings Bank, F.S.B. Upon the consummation of the merger, each Mutual stockholder became entitled to receive, for each share of Mutual common stock held, 1.3235 shares of Roosevelt Common Stock. As of the date of acquisition, Mutual had $48.8 million in total consolidated assets, $41.4 million in deposits and stockholders' equity of $5.0 million.

    On October 31, 1996, Roosevelt completed the acquisition of Sentinel Financial Corporation ("Sentinel"), Kansas City, Missouri, the holding company for Sentinel Federal Savings and Loan Association of Kansas City ("Sentinel Federal"). Upon the consummation of the merger, each Sentinel stockholder became entitled to receive 1.4321 shares of Roosevelt Common Stock for each share of Sentinel common stock held. As of the date of acquisition, Sentinel had total consolidated assets of $144.0 million, deposits of $120.0 million and stockholders' equity of $12.0 million.

    On December 2, 1996, Roosevelt completed its acquisition of Community Charter Corporation ("CCC"), St. Louis, Missouri, the holding company for Missouri State Bank. Upon the consummation of the merger, each CCC stockholder became entitled to receive 1.6 shares of Roosevelt Common Stock. As of the date of acquisition, CCC had total consolidated assets of $77.0 million, deposits of $67.0 million and stockholders' equity of $6.0 million.

ROOSEVELT BANK

    Roosevelt Bank is a federally chartered savings bank with $7.4 billion in consolidated assets at March 31, 1997, making it the largest Missouri-based thrift institution. Roosevelt Bank has 79 full-service offices with 37 offices serving the St. Louis metropolitan area (including Alton and Granite City, Illinois) and ten offices serving the Kansas City metropolitan area. The remaining 32 offices are located in Staunton, Illinois and Pittsburg, Kansas and the Missouri cities of Hannibal (2), Springfield (3), Columbia, Union, Warrenton, St. James, Washington, Sikeston, Dexter, Malden, Poplar Bluff, Hayti, Portageville, Cape Girardeau, Mexico, Jefferson City, Trenton, Marshall, Sedalia, Clinton, Maryville, St. Joseph, Nevada, Lamar, Joplin (2) and Kirksville. Incorporated as a Missouri chartered mutual savings and loan in 1934, Roosevelt Bank converted to a federally chartered savings and loan in 1935. In 1987, Roosevelt Bank became a stock savings and loan and, one year later, converted to a stock savings bank.

    Roosevelt Bank is subject to examination and comprehensive regulation and oversight by the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Company (the "FDIC"). Roosevelt Bank is further subject to regulations of the Federal Reserve Board with respect to reserves required to be maintained against transaction accounts. Roosevelt Bank is a member of the Federal Home Loan Bank ("FHLB") of Des Moines, which is one of the 12 regional banks constituting the FHLB system. Most of Roosevelt Bank's deposits are insured by the Savings Association Insurance Fund (the "SAIF"); however, approximately 21% of its deposits are insured by the Bank Insurance Fund as a result of Roosevelt's acquisition of the eastern Missouri retail branching network of Home Savings of America. All of Roosevelt Bank's deposits are insured to the maximum extent permitted by the FDIC.

MISSOURI STATE BANK AND TRUST COMPANY

    Missouri State Bank was organized in 1966, and is a Missouri-chartered trust company with full commercial banking powers headquartered in St. Louis, Missouri. Because the Missouri trust company and banking laws were consolidated subsequent to Missouri State Bank's organization, the Bank now has all the powers and is subject to the same regulations as a Missouri-chartered commercial bank.

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    Missouri State Bank became a first-tier subsidiary of Roosevelt upon consummation of the merger of CCC with and into Roosevelt. Missouri State Bank, which had assets of approximately $86.3 million at March 31, 1997, conducts a commercial banking business from two locations, both of which are in the City of St. Louis, Missouri. Its main office is a full service bank at Tucker and Olive, downtown. Its other office is located at Hampton and Fyler in the St. Louis Hills area, and handles depository transactions and provides night deposit services; it also provides the primary contact for lending activities in that area, with loan applications subsequently referred to the main office.

    Missouri State Bank acts primarily as a lender to small and middle market companies located within the St. Louis metropolitan area. These companies tend to be privately held and owner-operated with annual sales of less than $50 million, and with typical borrowing requirements of $50,000 to $1,000,000.

    For additional information, see "SUMMARY INFORMATION--Business of Roosevelt," "TERMS OF THE PROPOSED MERGER," "PRO FORMA FINANCIAL
INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                        INFORMATION REGARDING MBI STOCK

DESCRIPTION OF MBI COMMON STOCK AND ATTACHED PREFERRED SHARE PURCHASE RIGHTS

    General. MBI has authorized 200,000,000 shares of MBI Common Stock and 5,000,000 shares of preferred stock, no par value ("MBI Preferred Stock"). At April 30, 1997, MBI had 74,366,211 shares of MBI Common Stock outstanding and no shares of MBI Preferred Stock issued and outstanding. Under the Missouri Law, the MBI Board may generally approve the issuance of authorized shares of MBI Common Stock and MBI Preferred Stock without shareholder approval.

    The MBI Board is also authorized to fix the number of shares and determine the designation of any series of MBI Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of MBI Preferred Stock. The MBI Board has designated and reserved Series A Junior Participating Preferred Stock pursuant to MBI's Preferred Share Purchase Rights Plan described below.

    The existence of a substantial number of unissued and unreserved shares of MBI Common Stock and undesignated shares of MBI Preferred Stock may enable the MBI Board to issue shares to such persons and in such manner as may be deemed to have an antitakeover effect.

    Dividends. The holders of the MBI Common Stock are entitled to share ratably in dividends when, as and if declared by the MBI Board from funds legally available therefor, after full cumulative dividends have been paid or declared, and funds sufficient for the payment thereof set apart, on all series of MBI Preferred Stock ranking superior as to dividends to the MBI Common Stock.

    The MBI Board intends to maintain its present policy of paying quarterly cash dividends on the MBI Common Stock, when justified by the financial condition of MBI and its subsidiaries. The declaration and amount of future dividends will depend on circumstances existing at the time, including MBI's earnings, financial condition and capital requirements as well as regulatory limitations, note and indenture provisions and such other factors as the MBI Board may deem relevant. The payment of dividends to MBI by subsidiary banks is subject to extensive regulation by various state and federal regulatory agencies. See "SUPERVISION AND REGULATION."

    Voting Rights. Each holder of MBI Common Stock has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, such shareholders presently have cumulative voting rights which entitle each such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such cumulative votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

    Preemptive Rights. The holders of MBI Common Stock have no preemptive right to acquire any additional unissued shares or treasury shares of MBI.

    Liquidation Rights. In the event of liquidation, dissolution or winding-up of MBI, whether voluntary or involuntary, the holders of MBI Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding MBI Preferred Stock.

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
    Assessment and Redemption. Shares of MBI Common Stock issuable in the Merger will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

    Preferred Share Purchase Rights Plan. One Right is attached to each share of MBI Common Stock. The Rights trade automatically with shares of MBI Common Stock, and become exercisable and will trade separately from the MBI Common Stock on the 10th day after public announcement, or notice to MBI, that a person or group has acquired, or has the right to acquire, beneficial ownership of 20% or more of the outstanding shares of MBI Common Stock, or upon commencement or announcement, or notice to MBI, of intent to make a tender offer for 20% or more of the outstanding shares of MBI Common Stock, in either case, without prior written consent of a majority of the MBI Board. When exercisable, each Right will entitle the holder to buy 1/100 of a share of Series A Junior Participating Preferred Stock at an exercise price of $100 per Right. In the event a person or group acquires beneficial ownership of 20% or more of MBI Common Stock, holders of Rights (other than the acquiring person or group) may purchase MBI Common Stock having a market value of twice the then current exercise price of each Right. If MBI is acquired by any person or group after the Rights become exercisable, each Right will entitle its holder to purchase stock of the acquiring company having a market value of twice the current exercise price of each Right. The Rights are designed to protect the interests of MBI and its shareholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with the MBI Board prior to attempting a takeover and to give the MBI Board leverage in negotiating on behalf of all shareholders the terms of any proposed takeover. The Rights may deter certain takeover proposals. The Rights, which can be redeemed by the MBI Board in certain circumstances, expire by their terms on June 3, 1998.

    Classification of the MBI Board. The MBI Board is divided into three classes, and the directors are elected by classes to three-year terms, so that one of the three classes of the directors of MBI will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the MBI Board, classification of the MBI Board may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in the MBI Common Stock and thereby could impede a change in control of MBI. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the MBI Board.

    Other Matters. MBI's Restated Articles of Incorporation and By-Laws also contain provisions which: (i) require the affirmative vote of holders of at least 75% of the voting power of all of the outstanding shares of MBI entitled to vote in the election of directors to remove a director or directors without cause; (ii) require the affirmative vote of the holders of at least 75% of the voting power of all shares of the outstanding capital stock of MBI to approve certain "business combinations" with "interested parties" unless at least
66 2/3% of the MBI Board first approve such business combinations; and (iii) require an affirmative vote of at least 75% of the voting power of all shares of the outstanding capital stock of MBI for the amendment, alteration, change or repeal of any of the above provisions unless at least 66 2/3% of the MBI Board first approve such an amendment, alteration, change or repeal. MBI's Restated Articles of Incorporation also requires the MBI Board, in considering any business combination, to give due consideration to all factors that the MBI Board may consider relevant, including the effects of the proposed transaction on the depositors and customers of MBI and its subsidiaries, on their communities and geographic areas and on any of their businesses and properties; and the adequacy of the consideration offered in the proposed transaction in relation to the current market price of MBI's outstanding securities and to the value of MBI in a freely negotiated transaction and the estimate of the MBI Board of the future value of MBI. Such provisions may be deemed to have an antitakeover effect.

RESTRICTIONS ON RESALE OF MBI CAPITAL STOCK BY AFFILIATES; AFFILIATE AGREEMENTS

    MBI Common Stock. Under Rule 145 of the Securities Act, all of the executive officers and directors of Roosevelt, including certain of the Supporting Stockholders, by virtue of being affiliates of Roosevelt, will be limited in their right to resell the stock so received in the Merger. Such officers and directors who desire to resell the MBI Common Stock so received must sell such stock either pursuant to an effective registration statement under the Securities Act or in accordance with an applicable exemption. In addition, Supporting Stockholders who become "affiliates" of MBI following the Merger will be limited in their right to resell the MBI Common Stock received in the Merger.

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
    Rule 145(d) under the Securities Act currently provides that persons deemed to be affiliates of a company such as MBI solely by virtue of having been affiliates of a company such as Roosevelt prior to a transaction such as the Merger may resell their stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such stock is sold within the first two years after the receipt thereof. After one year if such person is not an affiliate of MBI and if MBI is current with respect to its required public filings, a former affiliate of Roosevelt may freely resell the stock received in the Merger without limitation. After two years from the issuance of the stock, if such person is not an affiliate of MBI at the time of sale and for at least three months prior to such sale, such person may freely resell such stock, without limitation, regardless of the status of MBI's required public filings.

    The shares of MBI Common Stock to be received by affiliates of Roosevelt in the Merger will be legended as to the restrictions imposed upon resale of such stock.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF MBI AND STOCKHOLDERS OF ROOSEVELT

    MBI is incorporated under the laws of the State of Missouri. Roosevelt is organized under the laws of the State of Delaware. The rights of MBI's shareholders are governed by MBI's Restated Articles of Incorporation and By-Laws and the Missouri Law. The rights of Roosevelt's stockholders are governed by Roosevelt's Certificate of Incorporation and By-Laws and the Delaware Law. The rights of Roosevelt stockholders who receive shares of MBI Common Stock in the Merger will thereafter be governed by MBI's Restated Articles of Incorporation and By-Laws and by the Missouri Law. The material rights of such stockholders, and, where applicable, the differences between the rights of MBI shareholders and Roosevelt stockholders, are summarized below. The summary is qualified in its entirety by reference to the Missouri Law, the Delaware Law, the Restated Articles of Incorporation and the By-Laws of MBI and the Certificate of Incorporation and By-Laws of Roosevelt.

    Preferred Share Purchase Rights Plan. As described above under "--Description of MBI Common Stock and Attached Preferred Share Purchase Rights--Preferred Share Purchase Rights Plan," MBI Common Stock has attached Rights, which may deter certain takeover proposals. Roosevelt does not have a rights plan.

    Supermajority Provisions. MBI's Restated Articles of Incorporation and By-Laws contain provisions requiring a supermajority vote of the shareholders of MBI to approve certain proposals. Under both MBI's Restated Articles of Incorporation and By-Laws, removal by the shareholders of the entire MBI Board or any individual director from office without cause requires the affirmative vote of not less than 75% of the total votes entitled to be voted at a meeting of shareholders called for the election of directors. However, if less than the entire MBI Board is to be so removed without cause, no individual director may be so removed if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the class of directors of which such director is a part. Amendment by the shareholders of MBI's Restated Articles of Incorporation or By-Laws relating to
(i) the number or qualification of directors; (ii) the classification of the MBI Board; (iii) the filling of vacancies on the MBI Board; or (iv) the removal of directors requires the affirmative vote of not less than 75% of the total votes of MBI's then outstanding shares of capital stock entitled to vote at a meeting, voting together as a single class, unless such amendment has previously been expressly approved by at least 66 2/3% of the MBI Board.

    Roosevelt's Certificate of Incorporation provides that no director may be removed except for cause and then only by the affirmative vote of a majority of the directors in office and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote in director elections, provided that if not all directors are removed no individual director may be removed if the votes cast against removal would be sufficient to elect the director under cumulative voting. Roosevelt's Certificate of Incorporation may be amended only if first approved by two-thirds of the directors then in office at a duly constituted meeting called expressly for that purpose and if thereafter approved by the affirmative vote of a majority of the total votes eligible to be cast at a duly constituted meeting of stockholders called expressly for that purpose, except that the affirmative vote of the holders of at least 75% of the total votes eligible to be cast at such meeting is required to amend, add to, change or repeal the provisions of Roosevelt's Certificate of Incorporation governing (i) Roosevelt's internal affairs; (ii) the calling of special meetings of stockholders; (iii) indemnification of directors, officers, employees and agents; (iv) limitation on the personal liability of directors;
(v) approval for acquisitions of control and offers to acquire control; and
(vi) amendment of Roosevelt's Certificate of Incorporation. Further, the provisions of Roosevelt's Certificate of Incorporation governing business combinations may be amended, added to, changed or repealed only as set forth therein. Roosevelt's Certificate of Incorporation provides that Roosevelt's By-Laws may be amended or repealed by a two-thirds vote of the entire

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
Roosevelt Board then in office at a meeting called expressly for such purpose or by the holders of at least 75% of the outstanding capital stock of Roosevelt entitled to vote thereon at a meeting called expressly for such purpose.

    The Restated Articles of Incorporation of MBI provide that, in addition to any shareholder vote required under the Missouri Law, the affirmative vote of the holders of not less than 75% of the total votes to which all of the then outstanding shares of capital stock of MBI are entitled, voting together as a single class (the "Voting Stock"), shall be required for the approval of any Business Combination. A "Business Combination" is defined generally to include sales, exchanges, leases, transfers or other dispositions of assets, mergers or consolidations, issuances of securities, liquidations or dissolutions of MBI, reclassifications of securities or recapitalizations of MBI, involving MBI on the one hand, and an Interested Shareholder or an affiliate of an Interested Shareholder (as defined in MBI's Restated Articles) on the other hand. If, however, at least 66 2/3% of the MBI Board approve the Business Combination, such Business Combination shall require only the vote of shareholders as provided by the Missouri Law or otherwise. The amendment of the provisions of MBI's Restated Articles of Incorporation relating to the approval of Business Combinations requires the affirmative vote of the holders of at least 75% of the Voting Stock unless such amendment has previously been approved by at least 66 2/3% of the MBI Board.

    The provisions of MBI's Restated Articles of Incorporation and By-Laws requiring a supermajority vote may have the effect of discouraging takeover attempts that do not have MBI Board approval.

    In connection with certain "Business Combinations" (as defined below) and related transactions between Roosevelt and a "Related Person" (generally any person or entity who or which, together with affiliates, controls 10% of more of the outstanding shares of voting stock of Roosevelt), Roosevelt's Certificate of Incorporation requires the approval of the holders of at least 75% of Roosevelt's outstanding shares of voting stock voting as a single class unless the transaction is approved by the affirmative vote of at least 75% of the directors who are not affiliated with the Related Person and who were directors prior to the time the Related Person became a Related Person or unless certain fair price criteria are met. Roosevelt's Certificate of Incorporation defines a "Business Combination" as: (i) any merger or consolidation of Roosevelt or any of its subsidiaries with or into any Related Person; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition other than in the ordinary course of business to or with a Related Person of any assets of Roosevelt or any subsidiary thereof having an aggregate fair market value of $1,000,000 or more; (iii) the issuance or transfer by Roosevelt of any shares of its voting stock or securities convertible into such shares (other than by way of a pro rata distribution to all stockholders) to a Related Person; (iv) the adoption of any plan or proposal for the liquidation or dissolution of Roosevelt or any of its subsidiaries proposed, directly or indirectly, by or on behalf of a Related Person; (v) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of a Related Person; (vi) any merger or consolidation of Roosevelt with another person proposed, directly or indirectly, by or on behalf of a Related Person unless the surviving or resulting entity has a provision in its governing instrument which is substantially identical to this provision of Roosevelt's Certificate of Incorporation; and (vii) any agreement, contract or other arrangement or understanding providing, directly or indirectly, for any of the transactions described in this paragraph.

    Amendment of the provision described in the preceding paragraph may be effected only after the amendment is proposed by two-thirds of the directors and then approved by the holders of at least 75% of Roosevelt's outstanding shares of voting stock voting together as a single class. However, the 75% vote requirement does not apply if the amendment is recommended by at least 75% of the directors.

    Voting for Directors. MBI's By-Laws provide for cumulative voting in the election of directors. Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Roosevelt's Certificate of Incorporation and By-Laws do not provide for cumulative voting. Where cumulative voting is not permitted, holders of a majority of outstanding shares of voting stock of a corporation may elect the entire board of directors of such corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock.

    Classified Board. As described under "--Description of MBI Common Stock and Attached Preferred Share Purchase Rights--Classification of the MBI Board," the MBI Board is divided into three classes of directors, with each class being elected to a staggered three-year term. By reducing the number of directors to be elected in any given

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year, the existence of a classified board diminishes the benefits of the cumulative voting rights to minority shareholders of MBI. Roosevelt also has a classified board of directors with three classes of directors but its Certificate of Incorporation and By-Laws do not, as noted above, permit cumulative voting in the election of directors.

    Action by Shareholders or Stockholders Without a Meeting. Under the Missouri Law and the Delaware Law, written action of stockholders in lieu of a meeting is permitted unless the articles or certificate of incorporation or by-laws of the corporation provide otherwise. MBI's By-Laws provide that any action which must or may be taken at a meeting of the shareholders, may be taken without a meeting of the shareholders if a consent in writing, setting forth the action so taken, is signed by all of the shareholders. Roosevelt's Certificate of Incorporation provides that Roosevelt shareholders may take action only at an annual or a special meeting of stockholders, and not by written consent.

    Special Meetings. MBI's By-Laws provide that special meetings of stockholders, for any purpose, may be called by the Chairman of the Board or by the MBI Board at any time in their sole discretion. Roosevelt's Certificate of Incorporation and By-Laws provide that special meetings of stockholders of Roosevelt may be called only by the Chairman of the Board or the President and shall be called by either individual at the written request of a majority of the directors of Roosevelt then in office.

    Anti-takeover Statutes. The Missouri Law contains certain provisions applicable to Missouri corporations which may be deemed to have an anti-takeover effect. Such provisions include Missouri's business combination statute and the control share acquisition statute.

    The Missouri business combination statute protects domestic corporations after hostile takeovers occur by prohibiting certain transactions once an acquiror has gained control. The statute restricts certain "Business Combinations" between a corporation and an "Interested Shareholder" or affiliates of the Interested Shareholder for a period of five years unless certain conditions are met. A "Business Combination" includes a merger or consolidation, certain sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and certain reclassifications and recapitalizations. An "Interested Shareholder" includes any person or entity which beneficially owns or controls 20% or more of the outstanding voting shares of the corporation.

    During the initial five-year restricted period, no Business Combination may occur unless such Business Combination or the transaction in which an Interested Shareholder becomes an Interested Shareholder is approved by the board of directors of the corporation. Business Combinations may occur following such five-year period if: (i) prior to the stock acquisition by the Interested Shareholder, the board of directors approves the transaction in which the Interested Shareholder became an Interested Shareholder or approves the Business Combination in question; (ii) the holders of a majority of the outstanding voting stock, other than stock owned by the Interested Shareholder, approve the Business Combination; or (iii) the Business Combination satisfies certain detailed fairness and procedural requirements.

    The Missouri Law exempts from its provisions: (i) corporations not having a class of voting stock registered under Section 12 of the Exchange Act; (ii) corporations which adopted provisions in their articles of incorporation or by-laws expressly electing not to be covered by the statute; and (iii) certain circumstances in which a shareholder inadvertently becomes an Interested Shareholder. MBI's Restated Articles of Incorporation and By-Laws were not amended to "opt out" of the Missouri business combination statute.

    The Missouri Law also contains a "control share acquisition statute" which provides that an "Acquiring Person" who, after any acquisition of shares of a publicly traded corporation, has the voting power, when added to all shares of the same corporation already owned or controlled by the Acquiring Person, to exercise or direct the exercise of: (i) 20% or more but less than 33 1/3%, (ii) 33 1/3% or more but less than a majority or (iii) a majority of the voting power of outstanding stock of such corporation must obtain shareholder approval for the purchase of the "Control Shares." If approval is not given, the Acquiring Person loses the right to vote the Control Shares. The statute prohibits an Acquiring Person from voting its shares unless certain disclosure requirements are met and the retention or restoration of voting rights is approved by both: (i) a majority of the outstanding voting stock, and
(ii) a majority of the outstanding voting stock after exclusion of "Interested Shares." "Interested Shares" are defined as shares owned by the Acquiring Person, by directors who are also employees, and by officers of the corporation. Shareholders are given dissenters' rights with respect to the vote on control share acquisitions and may demand payment of the fair value of their shares by following certain procedures set forth in the control share acquisition statute.

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    A number of acquisitions of shares are deemed not to constitute control share acquisitions, including good faith gifts, transfers pursuant to wills, purchases pursuant to an issuance of shares by the corporation, mergers involving the corporation which satisfy the other requirements of the Missouri Law, transactions with a person who owned a majority of the voting power of the corporation within the prior year, or purchases from a person who has previously satisfied the provisions of the control share acquisition statute so long as the transaction does not result in the purchasing party having voting power after the purchase in a percentage range (such ranges are as set forth in the immediately preceding paragraph) beyond the range for which the selling party previously satisfied the provisions of the statute. Additionally, a corporation may exempt itself from application of the statute by including a provision in its articles of incorporation or by-laws expressly electing not to be covered by the statute. MBI's Restated Articles of Incorporation and By-Laws do not "opt out" of the Control Share Acquisition Statute.

    The Delaware Law contains a business combination statute similar to that contained in the Missouri Law. Like the Missouri business combination statute, the Delaware business combination statute generally prohibits a domestic corporation from engaging in mergers or other business combinations with Interested Stockholders (as defined in the Delaware Law) for a period of three years following the time that the stockholder became an Interested Stockholder if (i) prior to the time at which the Interested Stockholder attained such status, the board of directors approved either the business combination in question or the transaction which resulted in the stockholder becoming an Interested Stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the corporation's voting stock, or, (iii) at or after the time the stockholder became an Interested Stockholder, the proposed business combination is approved by the board of directors and the holders of two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.

    The Missouri Law imposes a longer prohibition period on transactions with Interested Persons (five years) than the Delaware Law (three years), thereby potentially increasing the period during which a hostile takeover may be frustrated. In addition, the Delaware Law, unlike its Missouri counterpart, does not apply if the Interested Person obtains at least 85% of the corporation's voting stock upon consummation of the transactions which resulted in the stockholder becoming an Interested Person. Thus, a person acquiring at least 85% of the corporation's voting stock could circumvent the defensive provisions of the Delaware Law while being unable to do so under the Missouri Law.

    The Delaware Law does not contain a control share acquisition statute similar to that contained in the Missouri Law. However, the Certificate of Incorporation of Roosevelt generally provides that so long as Roosevelt Bank remains a majority-owned subsidiary of Roosevelt, no person may acquire control (i.e., sole or shared power to vote 10% or more of the outstanding voting stock) of Roosevelt without the prior approval of either the holders of two-thirds of the outstanding voting stock or two-thirds of the directors and the holders of a majority of the outstanding voting stock or without the prior receipt of all required federal regulatory approvals. If any person acquires control in violation of this limitation, the excess shares will not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote.

    Dissenters' Rights. Under the Missouri Law, a shareholder of any corporation which is a party to a merger or consolidation, or which sells all or substantially all of its assets, has the right to dissent from such corporate action and to demand payment of the value of his shares. Under the Delaware Law, stockholders of a corporation are entitled to appraisal rights upon the consolidation or merger of the corporation which are similar but not identical to those under the Missouri Law. Specifically, the dissenters' rights provisions of the Missouri Law do not provide an exemption from such provisions in circumstances in which the shareholder seeking to exercise such rights owns shares in a widely held, publicly traded corporation and is to receive, or continue to hold after the transaction under which such shareholder is seeking to exercise dissenters' rights, share of a widely held, publicly traded corporation. In addition, the procedures and the filing deadlines applicable to dissenters' rights under the Missouri Law are somewhat different than those applicable in appraisal rights proceedings under the Delaware Law.

    Advance Notice Requirements for Nominations of Directors and Proposals for New Business at Annual Meetings of Stockholders. MBI's By-Laws provide that a shareholder may make nominations of persons for election to the MBI Board providing notice in writing to MBI not less than 30 days nor more than 60 days prior to the meeting; however, in the event that less than 40 days' notice of the date of the meeting is given to the shareholders, such notice of nomination must be received by MBI no later than the 10th day following the day on which notice of the meeting was provided to shareholders. MBI's By-Laws provide that a shareholder desiring to present a proposal at an annual

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meeting must provide notice of such proposal in writing to the Secretary of MBI not less than 30 days nor more than 60 days prior to the meeting; however, in the event that less than 40 days' notice of the date of the meeting is given to the shareholders, such notice of proposal must be received by MBI no later than the tenth day following the day on which notice of the meeting was provided to shareholders. The notice of proposal must contain a brief description of the proposal and the reasons for the proposal, the shareholder's name and address and the class and number of shares beneficially owned by the shareholder and any interest of the shareholder in the business proposed to be conducted. The presentation of a proposal at an annual meeting will not be permitted if the shareholder proponent does not follow the procedures described above.

    Roosevelt's By-Laws provide that Roosevelt stockholders may make nominations for the election of directors by delivering written notice of such nominations to the Secretary of Roosevelt at least 15 days prior to the date of the annual meeting of stockholders. Furthermore, if the Roosevelt Board fails to nominate candidates for the board at least 20 days prior to the annual meeting, then nominations may be made at the meeting by any stockholder entitled to vote and such nominations shall be voted upon. Roosevelt's By-Laws generally provide that any stockholder desiring to make a proposal for new business at the annual meeting of stockholders must submit a written statement of the proposal which must be received by the Secretary of Roosevelt at least 20 days in advance of the meeting; provided, however, if less than 30 days
                                   --------  -------
notice of the date of the meeting is given to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed. The stockholder's notice must include a brief description of the proposal, the stockholder's name and address and the class and number of shares owned of record by the stockholder. If a stockholder fails to comply with these advance notice requirements, no action will be taken on the proposal at the meeting.

    Stockholders' Right to Inspect. Under the Delaware Law, any stockholder may inspect the corporation's stock ledger, stockholder list and other books and records for any proper purpose. A "proper purpose" is defined as a purpose reasonably related to such person's interest as a stockholder. The Delaware Law specifically provides that a stockholder may appoint an agent for the purpose of examining the stock ledger, list of stockholders or other books and records of the corporation. A stockholder may apply to the Delaware Court of Chancery to compel inspection in the event the stockholder's request to examine the books and records is refused. In general, the corporation has the burden of proving an improper purpose where a stockholder requests to examine the stockholder ledger or stockholder list and otherwise complies with the procedures set forth in the statute. The right of stockholders to inspect under the Missouri Law is similar to that of stockholders under the Delaware Law. Neither the Missouri Law nor Missouri case law, however, provides any specific guidance as to whether a shareholder may appoint an agent for the purpose of examining books and records or the extent to which a shareholder must have a "proper purpose" for inspection. Accordingly, in a given situation a shareholder of a Missouri corporation may be provided with less guidance as to the scope of his or her ability to inspect the books and records of the corporation than a shareholder of a Delaware corporation.

    Size of Board of Directors. As permitted under the Missouri Law, the number of members of the MBI Board is set forth in MBI's By-Laws (currently 19) which provide that the number of directors may be fixed from time to time at not less than 12 nor more than 24 by an amendment of the By-Laws or by a resolution of the MBI Board, in either case, adopted by the vote or consent of at least
66 2/3% of the number of directors then authorized under MBI's By-Laws. Similar to the Missouri Law, the Delaware Law provides that a corporation may fix the number of directors in its Certificate of Incorporation or By-Laws. The Certificate of Incorporation of Roosevelt provides that the number of directors shall be no fewer than six and no more than 18, as set forth in Roosevelt's By-Laws (currently ten) fixed exclusively by the Roosevelt Board pursuant to a resolution adopted by a majority of the whole board.

                          SUPERVISION AND REGULATION

GENERAL

    As a bank holding company, MBI is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not, directly or indirectly, acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank or savings and loan association, without the prior approval of (or, in the case of certain non-bank companies, prior notice

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
to) the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in non-banking activities, subject to certain exceptions.

    MBI and its subsidiaries are subject to supervision and examination by applicable federal and state banking and other agencies. The earnings of MBI's subsidiaries, and therefore the earnings of MBI, are affected by general economic conditions, management policies and the legislative and governmental actions of various Regulatory Authorities, including the Federal Reserve Board, the OTS, the FDIC, the Comptroller of the Currency (the "Comptroller") and various state financial institution regulatory agencies. In addition, there are numerous governmental requirements and regulations that affect the activities of MBI and its subsidiaries.

CERTAIN TRANSACTIONS WITH AFFILIATES

    There are various legal restrictions on the extent to which a bank holding company such as MBI and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

    MBI is a legal entity separate and distinct from its wholly owned financial institutions and other subsidiaries. The principal source of MBI's revenues is dividends from its financial institution subsidiaries. Various federal and state statutory provisions limit the amount of dividends the affiliate financial institution can pay to MBI without regulatory approval. The approval of federal and state bank regulatory agencies, as appropriate, is required for any dividend if the total of all dividends declared in any calendar year would exceed the total of the institution's net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. The payment of dividends by any financial institution subsidiary may also be affected by other factors, such as the maintenance of adequate capital.

    In addition, if, in the opinion of the applicable federal bank regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe and unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), such agency may require, after notice and hearing, that the institution in question cease and desist from such practice. The Comptroller has indicated that paying dividends that would deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound practice. Moreover, an insured depository institution may not pay any dividends if such payment would cause it to become under-capitalized or once it is undercapitalized. See "--Capital Adequacy." Also, the federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

CAPITAL ADEQUACY

    The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk-responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks that are similar to, but not identical with, the standards for bank holding companies.

    In general, the risk-related standards require financial institutions and financial institution holding companies to maintain certain capital levels based on "risk-adjusted" assets, so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance-sheet activities such as loan commitments.

    Under the risk-based capital standard, the minimum consolidated ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as standby letters of credits) required by the Federal Reserve Board for bank holding companies is currently 8%. At least one-half of the total capital must be comprised of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying

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
cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, plus certain items such as goodwill and certain other intangible assets ("Tier I Capital"). The remainder may consist of qualifying hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier I Capital and a limited amount of loan and lease loss reserves. As of December 31, 1996, MBI's Tier I Capital and total capital to risk adjusted assets ratios were 11.00% and 13.68%, respectively. At December 31, 1996, on a pro forma combined basis after giving effect to the Merger, MBI's estimated consolidated Tier I Capital and total capital to risk-adjusted assets ratios would be 7.91% and 11.35%, respectively.

    In addition to the risk-based standard, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to adjusted average total assets less goodwill and certain other intangibles (the "Leverage
Ratio") of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. Other bank holding companies generally are required to maintain a Leverage Ratio of at least 4% to 5%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above minimum supervisory levels, without significant reliance on intangible assets.

    The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier I Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

    As of December 31, 1996, MBI's Leverage Ratio was 8.12%. At December 31, 1996, on a pro forma combined basis after giving effect to the Merger, MBI's estimated consolidated Leverage Ratio would be 5.25%.

SUPPORT OF SUBSIDIARY BANKS

    Under Federal Reserve Board policy, MBI is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each of the subsidiaries in circumstances where it may not choose to do so absent such a policy. This support may be required at times when MBI may not find itself able to provide it. In addition, any capital loans by MBI to any of its subsidiaries would also be subordinate in right of payment to deposits and certain other indebtedness of such subsidiary.

    Consistent with the policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition.

FIRREA AND FDICIA

    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") contains a cross-guarantee provision which could result in insured depository institutions owned by MBI being assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other insured depository institution owned by MBI. Under FIRREA, failure to meet the capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") made extensive changes to the federal banking laws. FDICIA instituted certain changes to the supervisory process, including provisions that mandate certain regulatory agency actions against undercapitalized institutions within specified time limits. FDICIA contains various other provisions that may affect the operations of banks and savings institutions.

    The prompt corrective action provision of FDICIA requires the federal banking regulators to assign each insured institution to one of five capital categories ("well capitalized," "adequately capitalized" or one of three "undercapitalized" categories) and to take progressively more restrictive actions based on the capital categorization, as specified below. Under FDICIA, capital requirements would include a leverage limit, a risk-based capital requirement and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any relevant capital measure.

    The FDIC and the Federal Reserve Board adopted capital-related regulations under FDICIA. Under those regulations, a bank will be well capitalized if it:
(i) had a risk-based capital ratio of 10% or greater; (ii) had a ratio of Tier I Capital to risk-adjusted assets of 6% or greater; (iii) had a ratio of Tier I Capital to average assets of 5% or greater; and (iv) was not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. An institution will be adequately capitalized if it was not "well capitalized" and: (i) had a risk-based capital ratio of 8% or greater; (ii) had a ratio of Tier I Capital to risk-adjusted assets of 4% or greater; and
(iii) had a ratio of Tier I Capital to average assets of 4% or greater (except that certain associations rated "Composite 1" under the federal banking agencies' CAMEL rating system may be adequately capitalized if their ratios of core capital to average assets were 3% or greater). As previously discussed, all MBI subsidiary financial institutions as of March 31, 1997 were categorized as "well capitalized".

    FDICIA makes extensive changes in existing rules regarding audits, examinations and accounting. It generally requires annual on-site, full scope examinations by each bank's primary federal regulatory. It also imposes new responsibilities on management, the independent audit committee and outside accountants to develop or approve reports regarding the effectiveness of internal controls, legal compliance and off-balance-sheet liabilities and assets.

DEPOSITOR PREFERENCE STATUTE

    Legislation enacted in August 1993 provides a preference for deposits and certain claims for administrative expenses and employee compensation against an insured depository institution in the liquidation or other resolution of such an institution by any receiver. Such obligations would be afforded priority over other general unsecured claims against such an institution, including federal funds and letters of credit, as well as any obligation to shareholders of such an institution in their capacity as such.

FDIC INSURANCE ASSESSMENTS

    The subsidiary depository institutions of MBI are subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Each financial institution is assigned to one of three capital groups--well capitalized, adequately capitalized or undercapitalized--and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors, and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "--FIRREA and FDICIA."

    FIRREA, adopted in August 1989 to provide for the resolution of insolvent savings associations, required the FDIC to establish separate deposit insurance funds--the Bank Insurance Fund ("BIF") for banks and the Savings Association Insurance Fund ("SAIF") for savings associations. FIRREA also required the FDIC to set deposit insurance assessments at such levels as would cause BIF and SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due to low costs of resolving bank insolvencies in the last few years, BIF reached its designated reserve ratio in May 1995. As a result, effective January 1, 1996, the FDIC eliminated deposit insurance assessments (except for the minimum $2,000 payment required by law) for banks that are well capitalized and well managed and reduced the deposit insurance assessments for all other banks. As of January 1, 1996, the SAIF had not reached the designated reserve ratio. MBI, which has acquired substantial amounts of SAIF-insured deposits during the years from 1989 to the present, is required to pay SAIF deposit insurance premiums on these SAIF-insured deposits.

    The Deposit Insurance Funds Act of 1996 (the "Funds Act"), enacted as part of the Omnibus Appropriations Bill on September 30, 1996, required the FDIC to take immediate steps to recapitalize the SAIF and to change the basis on which funds are raised to make the scheduled payments on the FICO bonds issued in 1987 to replenish the Federal Savings and Loan Insurance Corporation. The new legislation, combined with regulations issued by the FDIC immediately after enactment of the Funds Act, provided for a special assessment in the amount of 65.7 basis points on SAIF-insured deposits held by depository institutions on March 31, 1995 (the special assessment was required by the Funds Act to recapitalize the SAIF to the designated reserve ratio of 1.25 percent of the deposits insured by SAIF). Payments of this assessment were made in November 1996, but were accrued by financial institutions in the third calendar quarter of 1996. Institutions such as MBI that have deposits insured by both the BIF and the SAIF ("Oakar Banks") were required to pay the special assessment on 80% of their "adjusted attributable deposit amounts ("AADA").
In addition, for purposes of future regular deposit insurance assessments, the AADA on which Oakar Banks pay assessments to SAIF was also reduced by 20%. Commencing January 1, 1997, BIF insured institutions will be responsible for a portion of the annual carrying costs of the FICO bonds. Such institutions will be assessed at 80% of the rate applicable to SAIF-insured institutions until December 31, 1999. Effective January 1, 1997, the Funds Act also reduced ongoing SAIF deposit insurance assessment rates to a range from $.064 to $.23 (from previous rates of $.23 to $.31) per $100 of insured deposits and increased ongoing BIF deposit insurance assessment rates to a range from $0 to $.013 per $100 of insured deposits. Additionally, pursuant to the Funds Act, if the reserves in BIF at the end of any semiannual assessment period exceed 1.25% of insured deposits, the FDIC is required to refund the excess to the BIF-insured institutions.

    The Funds Act contemplates the merger of the SAIF and BIF by 1999, provided the consolidation/merger of federal bank and thrift charters under applicable law and regulation has been achieved by that time. Until such time, however, depository institutions will continue to be prohibited from shifting deposits from SAIF insurance coverage to BIF insurance coverage in an attempt to avoid the higher SAIF assessments. The FDIC is required to issue regulations to guard against the shifting of deposits from SAIF to BIF.

    As of December 31, 1996, approximately 7.78% of MBI's banking subsidiaries deposits were insured by the SAIF. On a pro forma combined basis, approximately 26.67% of MBI's banking subsidiaries' deposits would be insured by SAIF.

INTERSTATE BANKING AND OTHER RECENT LEGISLATION

    In September 1994, legislation was enacted that is expected to have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal") facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed, one year after enactment of the legislation, to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state, (ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of Riegle-Neal is to permit MBI to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Missouri, including MBI. Overall, Riegle-Neal may have the effects of increasing competition and promoting geographic diversification in the banking industry.

    In addition, the Funds Act contains a variety of regulatory relief measures affecting banks and thrifts, including provisions modifying some of the more onerous requirements imposed under federal banking laws passed in the late 1980s and early 1990s. Among the measures are provisions reducing certain regulatory burdens imposed upon bank holding companies. For example, the Funds Act eliminates the requirement that a bank holding company seeking to acquire control of a thrift must file an application with the OTS and for approval to become a unitary savings and loan holding company as a result of such acquisition. The Funds Act also provides that a bank holding company owning or controlling a thrift will no longer be subject to the supervision and regulation of the OTS. The OTS will continue to regulate and supervise all thrifts acquired in such transactions.

    There also have been a number of recent legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the United States banking system, and to provide for other changes in the bank regulatory structure, including proposals to reduce regulatory burdens on

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
banking organizations and to expand the nature of products and services banks and bank holding companies may offer. It is not possible to predict whether or in what form these proposals may be adopted in the future, and, if adopted, what their effect will be on MBI.

                      PROPOSAL II--ELECTION OF DIRECTORS

    Directors of Roosevelt generally are elected to serve for a three-year period or until their respective successors shall have been elected and shall qualify. Last year, however, Director Douglas T. Breeden was nominated and elected to serve a two-year term in order to join the class of directors with terms to expire in 1998. The change in Dr. Breeden's class was designed to comply with the requirement set forth in Roosevelt's By-Laws that approximately one-third of the directors be elected annually. Each director of Roosevelt is also a director of Roosevelt Bank. The vote required for the election of directors is a plurality of the shares present in person or represented by proxy at the Meeting and entitled to vote on the matter.

    The table below sets forth certain information regarding the Roosevelt Board as of December 31, 1996. It is intended that the proxies solicited on behalf of the Roosevelt Board (other than proxies in which the vote is withheld as to a nominee) will be voted at the Annual Meeting for the election of the nominees listed below. If any nominee is unable to serve, it is intended that the shares represented by all such proxies will be voted for the election of such substitute as the Roosevelt Board may recommend or the Roosevelt Board may reduce the number of directors to eliminate the vacancy. At this time, the Roosevelt Board knows of no reason why any nominee might be unavailable to serve, if elected. There are no arrangements or understandings between any director and any other person pursuant to which such director has been elected or nominated.

                                                                                                      NUMBER OF
                                                                                                      SHARES OF
                                                                           YEAR                        COMMON
                                                                           FIRST                        STOCK         PERCENT
                                                                          ELECTED       TERM TO      BENEFICIALLY       OF
            NAME                AGE           POSITION                   DIRECTOR        EXPIRE       OWNED<F1>        CLASS
            ----                ---           --------                   --------       -------      ------------     -------
                                                         NOMINEES

  Stanley J. Bradshaw.......      39    Chairman of the Board,             1991           2000         651,340          1.45%
                                        President and Chief
                                        Executive Officer

  Patricia M. Gammon........      47    Director                           1994           2000           9,150           .02

  Hiram S. Liggett, Jr......      64    Director                           1978           2000          42,330           .09

  Clarence M. Turley,
    Jr.<F2>.................      68    Director                           1968           2000          46,920           .10

                                              DIRECTORS CONTINUING IN OFFICE

  Anat Bird.................      45    Director, Senior                   1995           1998         101,735           .23
                                        Executive Vice President
                                        and Chief Operating
                                        Officer

  Robert M. Clayton II<F3>..      56    Director                           1974           1998          47,859           .23

  Douglas T. Breeden........      46    Director                           1990           1998         280,468           .63

  Richard E. Beumer.........      58    Director                           1986           1999          46,927           .10

  Bradbury Dyer III.........      54    Director                           1994           1999         281,096           .63

  Alvin D. Vitt.............      61    Director                           1981           1999          60,941           .14

--------
<F1> Includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals' families, as well as 9,000, 18,500, 9,000, 19,500, 381, 287,
     68,300, 9,000, 15,000 and 9,000 shares, which Directors Breeden, Beumer, Dyer, Vitt, Bradshaw, Bird, Clayton, Gammon, Liggett and Turley, respectively, have the right to purchase pursuant to stock options exercisable as of December 31, 1996 or which became exercisable within 60 days of December 31, 1996, granted under the 1986 Stock Option Plan and the Roosevelt Financial Group, Inc. 1994 Non-Employee Director Stock Option Plan, as appropriate, with respect to which shares the directors may be deemed to have sole voting and dispositive powers. The 1986 Stock Option Plan terminated on January 29, 1997.


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
<F2> Excludes 480 shares as to which Mr. Turley disclaims beneficial ownership.

<F3> Excludes 300 shares as to which Mr. Clayton disclaims beneficial ownership.

    The business experience of each of the directors for at least the past five years is as follows:

    Stanley J. Bradshaw. Mr. Bradshaw joined Roosevelt Bank in December 1985 as Vice President and Chief Lending Officer and was promoted to Senior Vice President and Chief Investment Officer in 1987. During 1988, Mr. Bradshaw was named Executive Vice President and Chief Operating Officer. He joined the Roosevelt Board and the Board of Directors of Roosevelt Bank and became President and Chief Executive Officer of Roosevelt in 1991. Mr. Bradshaw became Chairman of the Board in April 1996.

    Patricia M. Gammon. Ms. Gammon is Vice President of Blackstone Alternative Asset Management, an investment management firm located in New York, New York. From 1978 to December 1995, Ms. Gammon served as Director of Investments for Yale University.

    Hiram S. Liggett, Jr. Mr. Liggett is President of Liggett Consulting Services, Inc. From December 1989 to August 1992, Mr. Liggett served as a special consultant to Keystone Consulting Group. From August 1987 to November 1988, he served as a special consultant to Blue Cross/Blue Shield of Missouri. Mr. Liggett retired in August 1986 as Vice President of Brown Group, Inc., a shoe manufacturing and sales company in St. Louis.

    Clarence M. Turley, Jr. Mr. Turley is Vice Chairman of the Board of Colliers Turley Martin Company, a commercial real estate company in St. Louis.

    Anat Bird. Mrs. Bird joined Roosevelt and Roosevelt Bank as Senior Executive Vice President and Chief Operating Officer in July 1995. In January 1991, Mrs. Bird founded the Financial Institutions Consulting Group ("FICG") at BDO Seidman, New York City, and developed and managed the FICG through June 1994. In June 1994, Mrs. Bird founded SCB Forums, LTD. ("SCB"), a financial institutions consulting firm located in New York City and the successor to FinExc Group, L.L.C.

    Robert M. Clayton II. Mr. Clayton is a partner in the law firm of Clayton, Curl & Clayton in Hannibal, Missouri.

    Dr. Douglas T. Breeden. Dr. Breeden is Chairman of the Board of Directors of Smith Breeden Associates, Inc. ("Smith Breeden"), a money management firm that manages money for and advises mutual funds, pension funds, municipalities, private entities and banks, including Roosevelt Bank. Dr. Breeden is also a director of Smith Breeden Family of Funds and Harrington Financial Group, Inc. In addition, Dr. Breeden is a Research Professor of Finance at the Fuqua School of Business, Duke University. Dr. Breeden served as Vice Chairman of the Board of the Roosevelt Bank from May 1992 to June 1995 and as Chairman of the Board of Roosevelt from June 1995 to April 1996.

    Richard E. Beumer. Mr. Beumer is Chairman and Chief Executive Officer of Sverdrup Corporation, an international engineering, design, development and construction company headquartered in St. Louis. Mr. Beumer is also a director of Laclede Gas Company.

    Bradbury Dyer III. Mr. Dyer is managing agent of Paragon Joint Venture and a general partner of Paragon Associates and Paragon Associates II, private investment partnerships in Dallas, Texas, positions he has held since 1972. Mr. Dyer is also a Director of Capsure Holdings Corp. and Falcon Building Products.

    Alvin D. Vitt. Mr. Vitt is Chairman and President of Alvin D. Vitt & Company, a real estate development company in St. Louis.

ROOSEVELT BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended December 31, 1996, the Roosevelt Board held 17 meetings. No incumbent director attended fewer than 75% of the total number of meetings held by the Roosevelt Board and by all committees of the Roosevelt Board on which he or she served during the year. The Roosevelt Board has standing Audit, Executive and Stock Option Committees.

    The Audit Committee commissions and reviews audit reports and related matters to ensure effective compliance by Roosevelt and Roosevelt Bank with regulatory and internal policies and procedures. Directors Vitt (Chairman), Liggett, Gammon and Turley are members of this committee. The Audit Committee held 4 meetings during 1996.

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
    The full Roosevelt Board acts as a nominating committee for the annual selection of nominees for election as directors. While the Roosevelt Board will consider nominees recommended by others, it has not actively solicited nominations nor established any procedures for this purpose. Pursuant to Roosevelt's By-Laws, nominations generally must be delivered in writing to the Secretary of Roosevelt at least 15 days before the date of the annual meeting.

    The Board of Directors of Roosevelt Bank held 17 meetings during the year ended December 31, 1996. No incumbent director attended fewer than 75% of the total number of meetings held by the Board and by all committees of the Board on which he or she served during the year. The Board of Directors of Roosevelt Bank has standing Executive, Audit and Compensation Committees.

    The Compensation Committee is responsible for making recommendations with respect to salaries and other compensation for senior management of Roosevelt and Roosevelt Bank. The Compensation Committee is composed of Directors Clayton (Chairman), Beumer, Breeden, and Dyer. This committee held 4 meetings during 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Stock Option Committee and Compensation Committee during 1996 were Directors Clayton (Chairman), Breeden, Beumer and Dyer. Dr. Breeden is Chairman of the Board of Smith Breeden. Smith Breeden is a money management firm that provides Roosevelt Bank with certain investment consulting services, including advice on asset/liability management and analysis. Approval of the retention of Smith Breeden is reviewed annually by the Roosevelt Board, in accordance with the terms of Roosevelt Bank's Director and Officer Conflict of Interest Policy, without the participation of Dr. Breeden. For the year ended December 31, 1996, Smith Breeden received approximately $1.3 million in fees and expenses from Roosevelt Bank.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation for services in all capacities to Roosevelt and Roosevelt Bank for the years ended December 31, 1996, 1995 and 1994 of Roosevelt's Chief Executive Officer and the other most highly compensated executive officers of Roosevelt and Roosevelt Bank, whose respective salaries and bonuses exceeded $100,000 in 1996 (the "named officers").

                                            SUMMARY COMPENSATION TABLE
                                                      ANNUAL COMPENSATION
                                              -------------------------------------       LONG TERM
                                                                            OTHER       COMPENSATION<F8>
                                                                            ANNUAL      ----------------
                                                                           COMPEN-         SECURITIES
                                                                            SATION         UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR        SALARY         BONUS           ($)            OPTIONS          COMPENSATION
---------------------------       ----        ------         -----         --------     ----------------     ------------

Stanley J. Bradshaw,              1996       $440,000       $250,000       $     --          50,000          $9,840<F1>
  President and Chief             1995        400,000        125,000             --          25,000          $9,846<F1>
  Executive Officer               1994        335,000        251,250             --          75,000           9,843<F1>

Anat Bird,                        1996        306,000        147,000             --          28,300           5,340<F4>
  Senior Executive                1995        137,500         35,000        196,663<F3>      40,000              24<F4>
  Vice President and              1994             --             --             --              --              --
  Chief Operating Officer<F2>

Gary W. Douglass,                 1996        207,000         81,000             --          17,500          4,588<F5>
  Executive Vice President        1995        162,179         50,000             --          35,000             56<F5>
  and Chief Financial             1994             --             --             --              --             --
  Officer<F2>

Daniel P. Sneed,                  1996        130,000         13,000             --              --          5,011
  Senior Vice                     1995        116,375         31,255<F6>         --           4,000          3,363<F7>
  President<F2>                   1994         69,962             --             --              --             48<F7>

--------
<F1> Matching contributions to Mr. Bradshaw's account in Roosevelt Bank's
     401(k) Plan (the "401(k) Plan"), contributions under Roosevelt's
     Employee Stock Ownership Plan (the "ESOP") and life insurance premiums, respectively, for (i) 1996--$9,000, $750 and $90; (ii) 1995--$9,000, $750,
     and $96; and (iii) 1994--$9,000, $750 and $93. Effective February 1, 1997,
     the ESOP was terminated and all employee ESOP account balances were transferred into the employees' respective 401(k) Plan accounts.

<F2> Mrs. Bird, Mr. Douglass and Mr. Sneed assumed their positions with
     Roosevelt and Roosevelt Bank on July 17, 1995, March 9, 1995 and April 23, 1994, respectively.

<F3> Value adjustment on prior home, reimbursement for taxes, relocation expenses and employee benefit expenses of $89,500, $79,528, $25,535 and $2,100, respectively.

<F4> For 1996, represents matching contributions to Mrs. Bird's account in the
     401(k) Plan, the ESOP and life insurance premiums, respectively, as follows: $4,500, $750 and $90. For 1995, represents life insurance premiums paid on Mrs. Bird's behalf.

<F5> For 1996, represents matching contributions to Mr. Douglass' account in the 401(k) Plan, the ESOP and life insurance premiums, respectively, as follows: $3,748, $750 and $90. For 1995, represents life insurance premiums paid on Mr. Douglass' behalf.

<F6> Represents the fair market value on November 21, 1995 of 1,866 shares of restricted Common Stock awarded to Mr. Sneed on such date. The restricted Common Stock vested on December 21, 1995.

<F7> Matching contributions to Mr. Sneed's account in Roosevelt Bank's 401(k)
     Plan, contributions under the ESOP and life insurance premiums, respectively, for (i) 1996--$4,171, $750 and $90; (ii) 1995--$2,517, $750
     and $96; and (iii) 1994--$0, $0 and $48.

<F8> At December 31, 1996, Mr. Bradshaw, Mrs. Bird and Mr. Douglass held
     35,000, 30,000 and 20,000 shares of restricted stock, respectively. The restricted shares, which were awarded during 1995, will vest, if not earlier forfeited or terminated due to termination or separation from Roosevelt within ten years from the date of grant if and only if Roosevelt Common Stock has experienced 20 consecutive days of trading at a price equal to or above $56.64 per share. In addition, the vesting of Mr. Bradshaw's restricted shares may be wholly or partially accelerated, at the discretion of Roosevelt's Stock Option Committee, upon a change in control of Roosevelt. The restricted shares awarded to Mrs. Bird and Mr. Douglass will vest immediately upon a change in control of Roosevelt. For these purposes, approval of the Merger by Roosevelt stockholders at the Annual Meeting will constitute a change in control. Dividends are paid on the restricted shares to the same extent and on the same date as dividends are paid on all other outstanding shares of Roosevelt Common Stock. Based on the closing price per share of Roosevelt Common Stock on NASDAQ on December 31, 1996, the shares held by Mr. Bradshaw, Mrs. Bird and Mr. Douglass had aggregate market values of $735,000, $630,000 and $420,000, respectively.

    The following table sets forth certain information concerning grants of stock options pursuant to the 1986 Stock Option Plan to the named officers in 1996. No stock appreciation rights ("SARs") were granted in 1996.

                                       OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                               ---------------------------------------------------------------
                               NUMBER OF         % OF TOTAL
                               SECURITIES         OPTIONS
                               UNDERLYING         GRANTED           PER SHARE                        GRANT DATE
                                OPTIONS         TO EMPLOYEES        EXERCISE        EXPIRATION        PRESENT
          NAME                 GRANTED<F1>     IN FISCAL YEAR         PRICE            DATE          VALUE<F2>
          ----                 -----------     --------------       ---------       ----------       ----------
Stanley J. Bradshaw......        50,000           33.590%            $20.620        12/18/2001        $190,900

Anat Bird................        28,300           19.012%            $20.620        12/18/2001        $108,049

Gary W. Douglass.........        17,500           11.755%            $20.620        12/18/2001        $ 66,815

Daniel P. Sneed..........             0             N/A                N/A               N/A             N/A

--------
<F1> Five-year options which are exercisable immediately.

<F2> Based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on various assumptions, as discussed below.

     The Black-Scholes option pricing model used for purposes of the table above reflects an implied price volatility of 25.41%. The Stock Option Committee further assumed that the term of the options was five years and that the then dividend yield of approximately 3.18% would remain constant. The risk free rate was assumed to be above 6.22% for all relevant periods. No diminution of value was considered due to the option holder's inability to transfer his rights under the option agreements.

    The following table sets forth certain information concerning the exercise of options during 1996 and the number and value of unexercised stock options at December 31, 1996 held by the named officers. None of the named officers held any SARs at December 31, 1996 or exercised any SARs during 1996.

                                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                               AND FY-END OPTION VALUES
                                                                   NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED                     IN-THE-MONEY
                               SHARES                                OPTIONS AT FY-END                  OPTIONS AT FY-END<F2>
                              ACQUIRED          VALUE         -------------------------------       ------------------------------
          NAME               ON EXERCISE       REALIZED       EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
          ----               -----------       --------       -----------       -------------       -----------      -------------

Stanley J. Bradshaw......       1,213          $19,990          381,287<F1>           0             $3,724,496           N/A

Anat Bird................           0            N/A             68,300               0                224,504           N/A

Gary W. Douglass.........           0            N/A             52,500               0                157,900           N/A

Daniel P. Sneed..........           0            N/A             11,500               0                 72,312           N/A

--------
<F1> The difference between the aggregate option exercise price and the fair market value of the underlying shares on the date of exercise.

<F2> The difference between the aggregate option exercise price and the fair market value of the underlying shares at December 31, 1996.

PENSION PLANS

    Roosevelt Bank's employees are eligible to participate in the Financial Institutions Retirement Fund (the "FIRF"), a multiple employer pension plan. Annual benefits under the FIRF cannot exceed the Service maximum annual benefit for 1996 of $125,000 under the standard form elected by Roosevelt Bank. Benefits in excess of this amount are provided to certain executive officers through a supplemental retirement plan (together with the FIRF, the "Pension Plans"). Prior to February 1, 1997, benefits under the Pension Plans were generally payable in straight life annuity payments, and determined by first multiplying the average of the three highest years of compensation at time of retirement by the number of years of service, and then multiplying that amount by 2% (the "Old Method"). The following table sets forth annual pension benefits payable under the Old Method.

                              PENSION PLAN TABLE

                                             YEARS OF SERVICE
                          ------------------------------------------------------
    COMPENSATION             15             20             25             30
    ------------          ---------      ---------      ---------      ---------
$125,000                  $  37,500      $  50,000      $  62,500      $  75,000

 150,000............         45,000         60,000         75,000         90,000

 175,000............         52,500         70,000         87,500        105,000

 200,000............         60,000         80,000        100,000        120,000

 225,000............         67,500         90,000        112,500        135,000

 250,000............         75,000        100,000        125,000        150,000

 300,000............         90,000        120,000        150,000        180,000

 350,000............        105,000        140,000        175,000        210,000

 400,000............        120,000        160,000        200,000        240,000

 450,000............        135,000        180,000        225,000        270,000

 500,000............        150,000        200,000        250,000        300,000

 550,000............        165,000        220,000        275,000        330,000

 600,000............        180,000        240,000        300,000        360,000

 650,000............        195,000        260,000        325,000        390,000

 700,000............        210,000        280,000        350,000        420,000

 750,000............        225,000        300,000        375,000        450,000

    Effective February 1, 1997, Roosevelt Bank's method of participation in the FIRF was amended, replacing the Old Method with the Pension Equity Plan Method ("PEP"), under which benefits will be based upon the average of the three highest years of compensation at time of retirement and the age of the employee. Unlike the Old Method, benefits under the PEP are payable in a lump sum upon termination of employment, determined by multiplying the applicable annual accrual rate by the average of the three highest years of compensation at time of retirement. The annual accrual rate is determined as follows:

  3% for each year of service from ages 0 through 29, plus

  4% for each year of service from ages 30 through 39, plus

  5% for each year of service from ages 40 through 49, plus

  6% for each year of service from ages 50 through 59, plus

  7% for each year of service from ages 60 and over.

    In connection with the adoption of the PEP, with respect to benefits accrued prior to February 1, 1997, each employee will be entitled to receive the greater of (i) the benefit to which he or she is entitled to receive under the Old Method earned through February 1, 1997 or (ii) the benefit he or she would have been entitled to receive if the PEP had been in effect on the employee's start date under the FIRF. In addition, each employee who had at least ten years of service under the FIRF as of February 1, 1997 will be entitled to receive at retirement the greater of (i) the benefit the employee would have earned under the Old Method if the Old Method had been in effect at time of retirement or (ii) the benefit earned under the PEP. For purposes of the Pension Plans, compensation means salary, cash bonus awards and other forms of cash compensation. Cash compensation does not include employer contributions pursuant to Roosevelt's and Roosevelt Bank's retirement and benefit plans and amounts attributable to other miscellaneous benefits received by executive officers. Benefits under the Pension Plan are not offset by the recipient's primary Social Security Benefits.

    At December 31, 1996, Mr. Bradshaw had 10 years of credited service under the Pension Plans. Mr. Sneed had approximately 1 1/2 years and Mrs. Bird and Mr. Douglass each had less than 1 year of credited service under the Pension Plans at December 31, 1996. Based upon their respective ages, years of service, annual compensation and benefits accrued as of December 31, 1996, the estimated annual benefits payable upon retirement at normal retirement age to each of Mr. Bradshaw, Mrs. Bird, Mr. Douglass and Mr. Sneed are $41,846, $1,250, $2,250 and $4,430, respectively.

DIRECTOR COMPENSATION

    Fees. Directors' fees are paid to non-employee directors only, in the amount of $2,083 per month plus an additional $500 for each regular meeting attended, and $1,000 per special board meeting attended in person or $450 for participation in a special meeting by telephone. Mr. Breeden received an additional $1,000 per month for his service as Chairman, in which capacity he served until April 1996. Non-employee members of Roosevelt Bank's Audit and Compensation Committees and Roosevelt's Stock Option Committee (except for the chairman of each such committee) receive $1,000 per meeting attended in person and $300 for participation by telephone. The chairman of each committee receives $1,250 for each meeting attended in person and $300 for participation by telephone. The Chairman of Roosevelt's Executive Committee (if not an employee) receives $2,500 for each meeting attended while each other committee member receives $1,250 for each meeting attended in person and $300 for participation by telephone.

    Retirement Pension Plan for Outside Directors. The Roosevelt Board has adopted a non-qualified unfunded Retirement Pension Plan for Outside Directors (the "Retirement Plan"), which was ratified by stockholders at Roosevelt's 1989 Annual Meeting of Stockholders. The Retirement Plan provides for payment of a pension to former non-employee directors beginning at the later of age 65 or the date upon which service as a director ceases.

    Under the terms of the Retirement Plan, benefits are payable in monthly installments to the retired director (or such director's surviving spouse) for 15 years. In order to be eligible to receive the pension benefit, the director must have served as a member of the Board of Directors for not less than ten years.

    Directors having ten years of service are entitled to an annual benefit equal to 40% of the average annual director's fees (exclusive of any special meeting fees or committee fees) for the three consecutive years in which such average is greater than the average of any other three consecutive years. The benefit level increases by an additional 6% of average annual director's fees, as previously defined, for each additional year of service, provided that the maximum benefit to any participant will not exceed 70% of such participant's average annual director's fees. Accordingly, maximum benefits under the Retirement Plan are earned and vested after 15 years of service. Messrs. Turley, Liggett, Clayton and Vitt have more than 15 years of service. The years of service applicable to Messrs. Beumer, Breeden, Dyer and Gammon are eleven, seven, three and three, respectively.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

    Executive compensation is determined jointly by the Compensation Committee of Roosevelt Bank's Board of Directors and the Stock Option Committee of Roosevelt's Board of Directors (collectively the "Committee"). In fiscal
1996, the Committee was composed of four members, all being non-employee directors: Messrs. Beumer, Breeden, Clayton and Dyer. The Committee recommends salaries, bonuses and grants under the Stock Option Plan for approval by the Board of Directors.

    Compensation Philosophy Regarding Executive Officers. Roosevelt Bank's executive compensation policy is designed to attract and retain quality management by providing competitive levels of compensation which relate pay to Roosevelt's performance, reward above-average performance, and acknowledge significant individual contributions to Roosevelt's growth and profitability. For the purpose of evaluating the compensation of executive officers, the Committee maintains a peer group each year made up of well capitalized, Midwestern publicly traded bank and thrift institution holding companies of similar size (the "Peer Group").

    Salary levels for executive officers are positioned to generally not exceed the average salary levels paid by the Peer Group over time. Annual cash bonuses paid to executive officers are intended to offer executives the opportunity to earn total compensation amounts which are above the average of the Peer Group when the average performance for that year exceeds the average performance of the Peer Group. Annual cash bonuses are discretionary and are determined by the Committee after evaluating performance relative to the following criteria: (i) the performance of the Common Stock relative to the S&P 500 Stock Index, the SNL Securities Bank Index (the "SNL Bank Index") and the average performance of the common stock of the Peer Group; (ii) the return on stockholders' equity for the year, computed both with and without nonrecurring items; (iii) an assessment of the quality of

Roosevelt's assets; and (iv) the change in the "net market value" of Roosevelt. Depending upon Roosevelt's performance in any particular year, Roosevelt's executives may be paid more or less than executives of the Peer Group. In years when Roosevelt's performance is significantly below the norms of the Peer Group, the Committee intends to provide for a total cash compensation which is well below the average for the peer group.

    Roosevelt's long-term incentive program is designed to encourage stock ownership by Roosevelt's executives and strengthen their commitment to increasing Roosevelt's stockholder value. Accordingly, the Committee has implemented a long-term incentive program composed of periodic stock option grants to executives and the opportunity to receive stock after a ten-year period wherein Roosevelt's Common Stock has achieved a 15% or greater compound annual return. This long-term incentive was implemented in the form of restricted stock which will not vest unless and until the ten-year performance goal is achieved or in certain cases, upon a change in control of Roosevelt.

    Compensation paid to Roosevelt's executive officers in 1996, as shown in the foregoing tables, was comprised of the following elements: base salary, contributions made under Roosevelt Bank's 401(k) Plan, cash bonus for 1996 paid in 1996, and contributions under the ESOP. As noted above, effective February 1, 1997, the ESOP was terminated. In addition, in 1996 the Compensation Committee, in concert with the Stock Option Committee, awarded stock options to certain of the executive officers pursuant to the Stock Option Plan. As noted above, the 1986 Stock Option Plan terminated on January 29, 1997. The 1996 bonus and award of the options were based upon Roosevelt's performance relative to its Peer Group and brought the respective executives' 1996 cash compensation up to an amount which was below average for the Peer Group for 1995.

    Deductibility of Executive Compensation. Recent amendments to federal tax laws limit the deduction a publicly-held company is allowed for compensation paid to its chief executive officer and its four other most highly compensated executive officers. Generally, amounts in excess of $1 million (other than performance-based compensation) paid in any tax year to a covered executive cannot be deducted. Although the current compensation of each of Roosevelt's executive officers is well below the $1 million threshold, the Committee will, to the extent it would become an issue in the future, consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

    Chief Executive Officer's Compensation. The Chief Executive Officer's base salary for 1996 was $440,000, which was well below the average salary paid to Peer Group chief executive officers during 1994. The Chief Executive Officer's base salary for 1997 was set at $500,000, which was well below the average paid to Peer Group Chief Executive Officers during 1995.

    The criteria applied to determine the annual cash bonus and long-term incentive awards for the Chief Executive Officer is largely the same as for the other executive officers. The Chief Executive Officer's bonus of $250,000 brought 1996 cash compensation up to an amount which was 10% below the average received during 1995 by the Peer Group Chief Executive Officers. The stock option grant of 50,000 shares carried an economic value comparable to the cash bonus.

                                          Robert M. Clayton II, Chairman
                                          Douglas T. Breeden
                                          Richard E. Beumer
                                          Bradbury Dyer III

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

    The line graph below compares the cumulative total stockholder return on Roosevelt Common Stock to the cumulative total return of the S&P Composite-500 Stock Index and the SNL Bank Index for the period December 31, 1991 through December 31, 1996. The information assumes that $100 was invested on December 31, 1991 and that all dividends were reinvested.

                        ROOSEVELT FINANCIAL GROUP, INC.

                           TOTAL RETURN PERFORMANCE

                                    [GRAPH]

                                                                                   PERIOD ENDING
                                               -----------------------------------------------------------------------------------
                INDEX                          12/31/91       12/31/92       12/31/93       12/31/94       12/31/95       12/31/96
                -----                          --------       --------       --------       --------       --------       --------

Roosevelt Financial Group, Inc.........         100.00         267.52         414.33         448.43         598.76         671.53

S&P 500................................         100.00         107.62         118.47         120.03         165.13         202.89

SNL Banks (All) Index..................         100.00         136.96         150.03         146.62         228.28         318.53

EMPLOYMENT AGREEMENTS

    On the date of execution of the Merger Agreement, Mr. Bradshaw, Mrs. Bird and Mr. Douglass each entered into employment agreements with MBI and Roosevelt. For a description of the terms and conditions of such agreements, see "TERMS OF THE PROPOSED MERGER--Interests of Certain Persons in the Merger."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Prior to the enactment on August 9, 1989 of FIRREA, Roosevelt Bank, like many savings associations, followed a policy of granting loans with favorable interest rates to eligible officers, directors and employees, generally for the financing of their personal residences and for consumer purposes. Under FIRREA, all loans and extensions of credit to the executive officers and directors of Roosevelt Bank and their related entities must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Roosevelt Bank has continued its policy of granting loans with favorable interest rates only for employees other than executive officers and directors. The balance at December 31, 1996 of all loans by Roosevelt or its subsidiaries to the directors, executive officers and other affiliated persons of Roosevelt or of its subsidiaries totaled $409,315, or .08% of stockholders' equity at that date.

    In addition, all loans and other comparable transactions between Roosevelt Bank or Roosevelt and its executive officers, directors, controlling persons, or affiliated interests of any of the foregoing are subject to approval of a majority of the disinterested directors of Roosevelt Bank or Roosevelt, as the case may be.

    Set forth below is certain information as of December 31, 1996 as to loans made by Roosevelt Bank to each of its directors and executive officers whose aggregate indebtedness to the Bank exceeded $60,000 at any time since January 1, 1996. The loans designated in the table below as residential loans are first mortgage loans secured by the borrower's current principal place of residence.


                                                                       LARGEST
                                                                      AGGREGATE
                                                                       AMOUNT
                                                                     OUTSTANDING       BALANCE         INTEREST
                                 DATE             NATURE OF             SINCE           AS OF         RATE AS OF
    NAME AND POSITION           OF LOAN         INDEBTEDNESS          01/01/96         12/31/96        12/31/96
    -----------------          ---------      -----------------      -----------       --------       ----------

Hiram S. Liggett, Jr.....      12/01/86          Residential           $ 88,419        $ 77,435          8.56%
    Director

Ronald L. Cawood.........      09/16/92          Residential            189,696         186,445          6.13
    Senior Vice President

Terry F. Grzina..........      12/01/93          Residential             75,801          74,034          4.51
    Senior Vice President

Gerald M. Klug<F1>.......      09/04/96       Secured Personal          100,000          70,000          9.00
    Senior Vice President
    and Controller

<F1> Loan made by Missouri State Bank, a wholly-owned subsidiary of Roosevelt.
     In addition, Joseph Stieven, a brother-in-law of Mr. Klug, was indebted to Missouri State Bank in the amount of $750,000 as of December 31, 1996 pursuant to an investment line of credit extended to Mr. Stieven. The rate of interest charged on such indebtedness is the prime rate plus one percent.

    For a discussion of certain transactions with Roosevelt Bank involving Director Breeden, see "--Compensation Committee Interlocks and Insider Participation."

             PROPOSAL III--RATIFICATION OF APPOINTMENT OF AUDITORS

    Roosevelt's independent auditors are KPMG Peat Marwick LLP, independent certified public accountants. At the Annual Meeting, the stockholders will consider and vote on the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for Roosevelt's fiscal year ending December 31, 1997. The Board of Directors has appointed KPMG Peat Marwick LLP to be Roosevelt's auditors, subject to the ratification of such appointment by the stockholders.

    Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

    The Board of Directors recommends that stockholders vote "FOR" the ratification of KPMG Peat Marwick LLP as Roosevelt's auditors for the fiscal year ending December 31, 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires Roosevelt's officers and directors, and persons owning more than 10% of a registered class of Roosevelt's equity securities, to file periodic reports of ownership and changes in ownership with the Commission and to provide Roosevelt with copies of such reports. Based solely upon information provided to Roosevelt by the directors and officers subject to Section 16(a), Roosevelt believes that all filing requirements applicable to its directors and officers were complied with during 1996, except for the inadvertent failure to timely report one transaction each by Terry F. Grzina and Gerald M. Klug, both officers of Roosevelt Bank. Messrs. Grzina and Klug subsequently filed Form 4s to report the transactions.

                                 LEGAL MATTERS

    The validity of the MBI Common Stock to be issued in the Merger will be passed upon by Jon W. Bilstrom, General Counsel and Secretary of MBI, who, as of May 15, 1997, beneficially owned 29,977 shares of MBI Common Stock and held options to acquire 36,899 additional shares of MBI Common Stock.

                                    EXPERTS

    The consolidated financial statements of MBI as of December 31, 1996, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in MBI's Annual Report on Form 10-K, and supplemental consolidated financial statements of MBI as of December 31, 1996, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1996, contained in MBI's Current Report on Form 8-K dated
May 13, 1997, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Roosevelt as of December 31, 1996, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in the 1996 Roosevelt Form 10-K have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

                                 OTHER MATTERS

    The Roosevelt Board, at the date hereof, is not aware of any business to be presented at the Annual Meeting other than that referred to in the Notice of Annual Meeting of Stockholders and discussed herein. If any other matter should properly come before the Annual Meeting, the persons named as proxies will have discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment as to the best interests of Roosevelt.

                             SHAREHOLDER PROPOSALS

    If the Merger is consummated, stockholders of Roosevelt who receive MBI Common Stock will become shareholders of MBI at the Effective Time. MBI shareholders may submit to MBI proposals for formal consideration at the 1998 Annual Meeting of MBI's shareholders and inclusion in MBI's proxy statement and proxy for such meeting. All such proposals must be received in writing by the Corporate Secretary at Mercantile Bancorporation Inc., P.O. Box 524, St. Louis, Missouri 63166-0524 by November 22, 1997 in order to be considered for inclusion in MBI's Proxy Statement and proxy for the 1998 Annual Meeting.

    In the event the Merger is not consummated, in order to be eligible for inclusion in Roosevelt's proxy materials for its next Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be in writing and received at Roosevelt's main office, 900 Roosevelt Parkway, Chesterfield, Missouri 63017, no later than January 23, 1998. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ MARK G. ELLEBRECHT

                                          Mark G. Ellebrecht
                                          Secretary

Chesterfield, Missouri
May 19, 1997

                                                                        ANNEX A
===============================================================================

                     AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN

                        MERCANTILE BANCORPORATION INC.,

                                   AS BUYER,

                                      AND

                       ROOSEVELT FINANCIAL GROUP, INC.,

                                   AS SELLER

                   ----------------------------------------

                            DATED DECEMBER 22, 1996

===============================================================================

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------

    This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into on December 22, 1996 by and between MERCANTILE BANCORPORATION INC., a Missouri corporation ("Buyer"), and ROOSEVELT FINANCIAL GROUP, INC., a Delaware corporation (together with its predecessors, "Seller").

                             W I T N E S S E T H:
                             - - - - - - - - - -
    WHEREAS, Buyer is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act") and a registered savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"); and

    WHEREAS, Seller is a registered bank holding company under the Holding Company Act and a registered unitary savings and loan holding company under HOLA; and

    WHEREAS, the Board of Directors of Seller and the Executive Committee of the Board of Directors of Buyer have approved the merger (the "Merger") of Seller with and into Ameribanc, Inc., a Missouri corporation and wholly owned subsidiary of Buyer ("Merger Sub") pursuant to the terms and subject to the conditions of this Agreement; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"); and

    WHEREAS, as a condition to, and immediately after the execution of this Agreement, Buyer and each director of Seller will enter into Support Agreements (the "Support Agreements") in the form attached hereto as Exhibit A; and

    WHEREAS, as a condition to, and immediately prior to execution of this Agreement, Buyer and Seller will enter into a stock option agreement (the "Stock Option Agreement") in the form attached hereto as Exhibit B; and

    WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

    NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                   ---------

                                  THE MERGER

    1.01. The Merger. Subject to the terms and conditions of this Agreement,
          ----------
Seller shall be merged with and into Merger Sub in accordance with the Delaware General Corporation Law (the "DGCL") and the Missouri General and Business Corporation Law (the "MGBCL") and the separate corporate existence of Seller shall cease. Merger Sub shall be the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Missouri.

    1.02. Closing. The closing (the "Closing") of the Merger shall take place
          -------
at 10:00 a.m., local time, on the date that the Effective Time (as defined in Section 1.03) occurs, or at such other time, and at such place, as Buyer and Seller shall agree (the "Closing Date").

    1.03. Effective Time. The Merger shall become effective on the date and at
          --------------
the time (the "Effective Time") on which appropriate documents in respect of the Merger are filed with the Secretaries of State of the States of Delaware and Missouri in such form as required by, and in accordance with, the relevant provisions of the DGCL and MGBCL, respectively. Subject to the terms and conditions of this Agreement, the Effective Time shall occur on any such date on or after May 16, 1997 as Buyer shall notify Seller in writing (such notice to be at least five business days in advance of the Effective Time) but (i) not earlier than the satisfaction of all conditions set forth in Section 6.01(a) and 6.01(b) (the "Approval Date") and (ii) subject to clause (i), not later than the first business day of the first full calendar month commencing at least five business days after the Approval Date. As soon as practicable following the Effective Time,

Buyer and Seller shall cause a certificate or plan of merger reflecting the terms of this Agreement to be delivered for filing and recordation with other appropriate state or local officials in the States of Delaware and Missouri in accordance with the DGCL and the MGBCL, respectively.

    1.04. Additional Actions. If, at any time after the Effective Time, Buyer
          ------------------
or the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Seller or Merger Sub or (ii) otherwise carry out the purposes of this Agreement, Seller and Merger Sub and each of their respective officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Seller or otherwise to take any and all such action.

    1.05. Articles of Incorporation and Bylaws. The Articles of Incorporation
          ------------------------------------
and Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation following the Merger until otherwise amended or repealed.

    1.06. Boards of Directors and Officers. At the Effective Time, the
          --------------------------------
directors and officers of Merger Sub immediately prior to the Effective Time shall be directors and officers, respectively, of the Surviving Corporation following the Merger; such directors and officers shall hold office in accordance with the Surviving Corporation's Bylaws and applicable law.

    1.07. Conversion of Securities. At the Effective Time, by virtue of the
          ------------------------
Merger and without any action on the part of Buyer, Seller or the holder of any of the following securities:

   (i) Each share of the common stock, par value $.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation; and

  (ii) Each share of the common stock, $.01 par value ("Seller Common Stock"), of Seller issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares (as defined in Section 1.11), shall cease to be outstanding and shall be converted into and become the right to receive, at the election of the holder thereof as provided in Section 1.08, either

        (1) .4211 (the "Exchange Ratio") shares of common stock, par value $5.00 per share ("Buyer Common Stock"), of Buyer and the associated Rights under the Buyer Rights Agreement as those terms are defined in
    Section 3.02 (the "Per Share Stock Consideration"), or

        (2) $22.00 in cash (the "Per Share Cash Consideration");

provided that the aggregate number of shares of Buyer Common Stock that shall be issued in the Merger (the "Stock Amount") shall not exceed (x) 13,042,110 shares less (y) the number of shares of Buyer Common Stock issuable upon exercise of the Seller Stock Options or restricted stock outstanding as of the Effective Time.

    1.08. Election Procedures. An election form and other appropriate and
          -------------------
customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Seller Common Stock shall pass, only upon proper delivery of such certificates to an exchange agent designated by Buyer (the "Exchange Agent")) in such form as Buyer and Seller shall mutually agree ("Election Form") shall be mailed approximately 25 days prior to the anticipated Effective Time or on such other date as Buyer and Seller shall mutually agree ("Mailing Date") to each holder of record of Seller Common Stock as of five business days prior to the Mailing Date ("Election Form Record Date"). Buyer shall determine the anticipated Effective Time (the "Anticipated Effective Time") in its sole discretion and the failure of the Effective Time to occur at the Anticipated Effective Time for purposes of this Section 1.08 shall not affect the time periods which are established for purposes of these election procedures.

    Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive only Buyer Common Stock with respect to such holder's Seller

Common Stock ("Stock Election Shares"), to elect to receive only cash with respect to such holder's Seller Common Stock ("Cash Election Shares") or to indicate that such holder makes no election ("No Election Shares"). For purposes of this Section 1.08, Dissenting Shares shall be treated as Cash Election Shares but shall not be converted into the Per Share Stock Consideration or the Per Share Cash Consideration except as provided in Section 1.11.

    Any Seller Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the 20th day following the Mailing Date (or such other time and date as Buyer and Seller may mutually agree) (the "Election Deadline") shall be deemed to be "No Election Shares."

    Buyer shall promptly make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Seller Common Stock between the Election Form Record Date and close of business on the business day prior to the Election Deadline, and Seller shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

    Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Seller Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Seller Common Stock represented by such Election Form shall become No Election Shares and Buyer shall cause the certificates representing Seller Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

    1.09. Allocation Procedures. Within ten business days after the Election
          ---------------------
Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Buyer shall cause the Exchange Agent to effect the allocation among the holders of Seller Common Stock of rights to receive Buyer Common Stock or cash in the Merger in accordance with the Election Forms as follows:

        (a) Stock Elections Less Than Stock Amount. If the number of shares of
            --------------------------------------
    Buyer Common Stock that would be issued upon conversion in the Merger of the Stock Election Shares is less than the Stock Amount, then:

          (i) all Stock Election Shares shall be converted into the right to receive Buyer Common Stock,

         (ii) the Exchange Agent shall select first from among the holders of No Election Shares and then (if necessary) pro rata from among the Cash Election Shares (excluding Dissenting Shares), a sufficient number of shares ("Stock Designated Shares") such that the number of shares of Buyer Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Stock Designated Shares shall be converted into the right to receive Buyer Common Stock; provided,
                                                                  --------
       however, that Buyer shall have the option, in its sole discretion, to
       -------
       satisfy some or all of the Stock Designated Shares by similar pro rata selection in cash in lieu of delivering Buyer Common Stock subject to the requirement that the Merger continue to qualify as a tax-free reorganization for purposes of section 368 of the Code, and

        (iii) the Cash Election Shares and the No Election Shares which are not Stock Designated Shares shall be converted into the right to receive cash;

        (b) Stock Elections More Than Stock Amount. If the number of shares of
            --------------------------------------
    Buyer Common Stock that would be issued upon the conversion into Buyer Common Stock of the Stock Election Shares is greater than the Stock Amount, then:

          (i) all Cash Election Shares and No Election Shares shall be converted into the right to receive cash,

         (ii) the Exchange Agent shall select from among the Stock Election Shares on a pro rata basis, a sufficient number shares ("Cash Designated Shares") such that the number of shares of Buyer Common Stock that will be issued in the Merger equals as closely as practicable the Stock Amount, and all Cash Designated Shares shall be converted into the right to receive cash, and

        (iii) the Stock Election Shares which are not Cash Designated Shares shall be converted into the right to receive Buyer Common Stock; or

        (c) Stock Elections Equal to Stock Amount. If the number of shares of
            -------------------------------------
    Buyer Common Stock that would be issued upon conversion into Buyer Common Stock of the Stock Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Stock Amount, then subparagraphs (a) and (b) above and subparagraph (d) below shall not apply and all Stock Election Shares shall be converted into the right to receive Buyer Common Stock and all Cash Election Shares and No Election Shares shall be converted into the right to receive cash; or

        (d) Stock Elections and No Elections Equal to Stock Amount. If the
            ------------------------------------------------------
    number of shares of Buyer Common Stock that would be issued upon the conversion into Buyer Common Stock of the Stock Election Shares and No Election Shares would equal or nearly equal (as determined by the Exchange Agent) the Stock Amount, then subparagraphs (a), (b) and (c) above shall not apply and all Cash Election Shares shall be converted into the right to receive cash and all Stock Election Shares and No Election Shares shall be converted into the right to receive Buyer Common Stock.

    1.10. Exchange Procedures. (a) In accordance with Section 1.08, holders of
          -------------------
record of certificates formerly representing shares of Seller Common Stock (the "Certificates") shall be instructed to tender such Certificates to Buyer pursuant to a letter of transmittal that Buyer shall deliver or cause to be delivered to such holders, which letter of transmittal shall be included within the election forms distributed pursuant to Section 1.08. Such letters of transmittal shall specify that risk of loss and title to Certificates shall pass only upon delivery of such Certificates to Buyer or the Exchange Agent (as defined below).

        (b) Subject to Section 1.12, after the Effective Time, each previous holder of a Certificate that surrenders such Certificate to the Buyer or, at the election of Buyer, an exchange agent designated by Buyer (the "Exchange Agent") will, upon acceptance thereof by Buyer or the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Buyer Common Stock or cash, as the case may be, into which the Certificate so surrendered shall have been converted pursuant to this Agreement and any distribution theretofore declared and not yet paid with respect to such shares of Buyer Common Stock, without interest.

        (c) Buyer or, at the election of Buyer, the Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Buyer or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Buyer or the Exchange Agent may require.

        (d) Each outstanding Certificate shall until duly surrendered to Buyer or the Exchange Agent be deemed to evidence ownership of the consideration into which the stock previously represented by such Certificate shall have been converted pursuant to this Agreement.

        (e) After the Effective Time, holders of Certificates shall cease to have rights with respect to the stock previously represented by such Certificates, and their sole rights shall be to exchange such Certificates for the consideration provided for in this Agreement. After the Effective Time, there shall be no further transfer on the records of Seller of Certificates, and if such Certificates are presented to Seller for transfer, they shall be cancelled against delivery of the consideration provided therefor in this Agreement. Buyer shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted to any person entitled to receive Buyer Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Buyer Common Stock, at which time such dividends shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Certificates surrendered for exchange by any person constituting an "affiliate" of Seller for purposes of Rule 145 of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged for certificates representing Buyer Common Stock until Buyer has received a written agreement from such person in the form attached as Exhibit C. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

    1.11. Dissenting Shares. (a) "Dissenting Shares" means any shares held by
          -----------------
any holder who becomes entitled to payment of the fair value of such shares under the DGCL. Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the DGCL; provided, however, that if, in accordance with the
                        --------  -------
DGCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in this
Article I.

        (b) Seller shall give Buyer (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by Seller and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the DGCL. Seller shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

    1.12. No Fractional Shares. Notwithstanding any other provision of this
          --------------------
Agreement, neither certificates nor scrip for fractional shares of Buyer Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Buyer Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Closing Price per share of Buyer Common Stock on the last business day preceding the Effective Time. With respect to a share of stock, "Closing
Price" shall mean: the closing price as reported on the Consolidated Tape (as reported in The Wall Street Journal or in the absence thereof, by any other
            -----------------------
authoritative source). No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

    1.13. Anti-Dilution Adjustments. If prior to the Effective Time Buyer shall
          -------------------------
declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine or make other similar change to Buyer Common Stock, exchange Buyer Common Stock for a different number or kind of shares or securities or declare a dividend or make a distribution on Buyer Common Stock or on any security convertible into Buyer Common Stock, or is involved in any transaction resulting in any of the foregoing (including any exchange of Buyer Common Stock for a different number or kind of shares or securities), appropriate adjustment or adjustments will be made to the Exchange Ratio.

    1.14. Reservation of Right to Revise Transaction. Buyer may at any time
          ------------------------------------------
change the method of effecting the acquisition of Seller or Seller's Subsidiaries by Buyer and Seller shall cooperate in such efforts (including without limitation (a) the provisions of this Article I and (b) causing the merger of Roosevelt Bank, a wholly owned subsidiary of Seller ("Seller Bank") and/or any of the Banks (as defined herein) with any depository institution which is a Subsidiary of Buyer (any such merger together with the Merger being referred to herein as the "Transactions")) if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of Seller directly into Buyer, in which Buyer is the surviving corporation, provided, however, that no such change shall (A) alter or change the amount or
--------  -------
kind of consideration to be issued to holders of Seller Common Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment to Seller's stockholders as a result of receiving the Merger Consideration or (C) materially delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE II
                                  ----------
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

    Seller represents and warrants to and covenants with Buyer as follows:

    2.01. Organization and Authority. Seller is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except as set forth on Schedule 2.01 and except where the failure to be so qualified would not have a material adverse effect on the financial condition, results of operations or business (collectively, the "Condition") of Seller and its Subsidiaries, taken as a whole, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Seller is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Board") under the Holding Company Act and as a unitary savings and loan holding company with the Office of Thrift Supervision (the "OTS") under HOLA. True and complete copies of the Certificate of Incorporation and the Bylaws of Seller and, to the extent requested in writing by Buyer, of the articles of incorporation and bylaws of the Seller Subsidiaries (as defined in Section 2.02), each as in effect on the date of this Agreement, have been provided to Buyer.

    2.02. Subsidiaries. Schedule 2.02 sets forth, among other things, a
          ------------
complete and correct list of all of Seller's Subsidiaries (each a "Seller Subsidiary" and collectively the "Seller Subsidiaries"), all outstanding
Equity Securities of each of which, except as set forth on Schedule 2.02, are owned directly or indirectly by Seller. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other Equity Securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other Equity Securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other Equity Securities. Except as set forth on Schedule 2.02, all of the outstanding shares of capital stock of the Seller Subsidiaries are validly issued, fully paid and nonassessable, and those shares owned by Seller are owned free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (a "Lien") with respect thereto. Each of the Seller Subsidiaries is a corporation, savings bank or bank and trust company duly incorporated or organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Seller Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it so to be qualified, except where the failure to so qualify would not have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole. Except for the Equity Securities of Seller Bank of which Seller owns 100% and except as set forth on Schedule 2.02, Seller does not own beneficially, directly or indirectly, any shares of any class of Equity Securities or similar interests of any corporation, bank, business trust, association or similar organization. Seller Bank is chartered by the OTS. The deposits of Seller Bank are insured by the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF"). The place and type of charter and the applicable insurance fund for each of Seller's other Subsidiaries which are financial institutions (the "Banks") are set forth on
Schedule 2.02. Except as set forth on Schedule 2.02, neither Seller nor any Seller Subsidiary holds any interest in a partnership or joint venture of any kind.

    2.03. Capitalization. The authorized capital stock of Seller consists of
          --------------
(i) 90,000,000 shares of Seller Common Stock, of which, as of December 20, 1996, 44,147,886 shares were issued and outstanding and (ii) 1,000,000 shares of Class I serial preferred stock, par value $.01 per share, of which, as of December 20, 1996, 999,100 shares were issued and outstanding, and (iii) 2,000,000 shares of Class II serial preferred stock, no par value, of which, as of December 20, 1996, 289,725 shares were issued and outstanding (clauses (ii) and (iii) together, "Seller Preferred Stock"). As of December 20, 1996,
Seller had reserved 4,650,000 shares of Seller Common Stock for issuance under Seller's stock option and incentive plans, a list of which is set forth on
Schedule 2.03 (the "Seller Stock Plans"), pursuant to which options ("Seller Stock Options") covering 1,176,993 shares of Seller Common Stock were outstanding as of December 20, 1996. Except as set forth on Schedule 2.03, since December 20, 1996, no Equity Securities of Seller have been issued other than shares of Seller Common Stock which may have been issued upon the exercise of Seller Stock Options. Except as set forth above, there are no other Equity Securities of Seller outstanding. All of the issued and outstanding shares of Seller Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Seller. Each share of Seller Preferred Stock may be called for redemption on and after May 16, 1997. Since December 20, 1996, Seller has not granted any options or similar rights pursuant to which shares of Seller Common Stock may be issued and has not issued any shares of Seller Common Stock.

    2.04. Authorization. (a) Except as set forth on Schedule 2.04A, Seller has
          -------------
the corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the stockholders of Seller, to carry out its obligations hereunder. The only stockholder vote required for Seller to approve this Agreement is the affirmative vote of the holders of at least a majority of the shares of Seller Common Stock entitled to vote at a meeting called for such purpose. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller. Subject to approval by the stockholders of Seller, this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

    (b) Except as set forth on Schedule 2.04B, neither the execution nor delivery nor performance by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the material properties or assets of Seller or any Seller Subsidiary under any of the terms, conditions or provisions of (x) its articles or certificate of incorporation or bylaws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any Seller Subsidiary is a party or by which it may be bound, or to which Seller or any Seller Subsidiary or any of the material properties or assets of Seller or any Seller Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in paragraph (c) of this Section 2.04, to the best knowledge of Seller, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary or any of their respective material properties or assets.

    (c) Other than in connection or in compliance with the provisions of the DGCL, the MGBCL, the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), or any required approvals or filings pursuant to any state statutes or regulations applicable to Seller, Buyer or their respective Subsidiaries with respect to the transactions contemplated by this Agreement, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

    2.05. Seller Financial Statements. The consolidated balance sheets of
          ---------------------------
Seller and its Subsidiaries as of December 31, 1995, 1994 and 1993 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 1995, together with the notes thereto, audited by KPMG Peat Marwick LLP and included in an annual report on Form 10-K (including amendments thereto) as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated balance sheets of Seller and its Subsidiaries as of March 31, June 30, and September 30, 1996 and the related unaudited consolidated statements of income and cash flows for the periods then ended, together with the notes thereto, included in quarterly reports on Form 10-Q (including amendments thereto) (each a "Seller Form 10-Q") as filed with the SEC (collectively, the "Seller Financial Statements"), except as set forth on
Schedule 2.05, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), present fairly the consolidated financial position of Seller and its Subsidiaries at the dates and the consolidated results of operations, cash flows and changes in stockholders' equity of Seller and its Subsidiaries for the periods stated therein and are derived from the books and records of Seller and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. Except as set forth on Schedule 2.05, neither Seller nor any of its Subsidiaries has any material contingent liabilities that are not reflected in the Seller Reports (defined below) or disclosed in the financial statements described above.

    2.06. Seller Reports. Except as set forth on Schedule 2.06, since January
          --------------
1, 1993, each of Seller and the Seller Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements,
(ii) the OTS, (iii) the FDIC, (iv) the Board and (v) any other federal, state, municipal, local or foreign government, securities, banking, savings and loan, insurance and other governmental or regulatory authority and the agencies and staffs thereof (the entities in the foregoing clauses (i) through (v) being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"). All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Seller Reports." As of its respective date, each Seller Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    2.07. Properties and Leases. Except as set forth on Schedule 2.07 or as may
          ---------------------
be reflected in the Seller Financial Statements, except for any Lien for current taxes not yet delinquent and except with respect to assets classified as real estate owned, Seller and its Subsidiaries have good title free and clear of any material Lien to all the real and personal property reflected in Seller's consolidated balance sheet as of September 30, 1996 included in the most recent Seller Form 10-Q and, in each case, all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases material to Seller or any Seller Subsidiary pursuant to which Seller or any Seller Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default by Seller or any Seller Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all of Seller's and Seller Subsidiaries' buildings, structures and equipment in regular use have been well maintained and are in good and serviceable condition, normal wear and tear excepted.

    2.08. Taxes. Except as set forth on Schedule 2.08 or except as previously
          -----
disclosed to Buyer, Seller and each Seller Subsidiary have timely filed or will timely (including extensions) file all material tax returns required to be filed at or prior to the Closing Date ("Seller Returns"). Each of Seller and its Subsidiaries has paid, or set up adequate reserves on the Seller Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by such returns and has set up adequate reserves on the most recent financial statements Seller has filed under the Exchange Act for the payment of all taxes anticipated to be payable in respect of all periods up to and including the latest period covered by such financial statements. Neither Seller nor any Seller Subsidiary will have any liability material to the Condition of Seller and the Seller Subsidiaries, taken as a whole, for any such taxes in excess of the amounts so paid or reserves so established and no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against any of Seller or any Seller Subsidiary which would not be covered by existing reserves. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, nor, except as previously disclosed, has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. The federal and state income tax returns of Seller and the Seller Subsidiaries have been audited and settled by the Internal Revenue Service (the "IRS") or appropriate state tax authorities for all periods ended through December 31, 1991 or the period for assessment of taxes in respect of such periods has expired. There is no deficiency or refund litigation or matter in controversy with respect to Seller Returns. Neither Seller nor any Seller Subsidiary has extended or waived any statute of limitations on the assessment of any tax due that is currently in effect.

    2.09. Material Adverse Change. Since September 30, 1996, there has been no
          -----------------------
material adverse change in the Condition of Seller and its Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations or changes in economic conditions applicable to banking and thrift institutions generally or in general levels of interest rates affecting banking and thrift institutions generally.

    2.10. Commitments and Contracts. (a) Except as set forth on Schedule 2.10A,
          -------------------------
neither Seller nor any Seller Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

         (i) any material agreement, arrangement or commitment (A) not made in the ordinary course of business or (B) pursuant to which Seller or any of its Subsidiaries is or may become obligated to invest in or contribute capital to any Seller Subsidiary;

       (ii) any agreement, indenture or other instrument not disclosed in the Seller Financial Statements relating to the borrowing of money by Seller or any Seller Subsidiary or the guarantee by Seller or any Seller Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Seller Subsidiary, such as deposits and Fed Funds borrowings);

      (iii) any contract, agreement or understanding with any labor union or collective bargaining organization;

       (iv) any contract containing covenants which limit the ability of Seller or any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Seller or any Seller Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

        (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC; or

       (vi)  any lease with annual rental payments aggregating $250,000 or more.

    (b) Neither Seller nor any Seller Subsidiary is in violation of its charter documents or bylaws or in default under any material agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except, in all cases, where such default would not have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole.

    2.11. Litigation and Other Proceedings. Except as set forth on Schedule
          --------------------------------
2.11, neither Seller nor any Seller Subsidiary is a party to any pending or, to the best knowledge of Seller, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole, or which purports or seeks to enjoin or restrain the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, as of the date of this Agreement, there are no actions, suits, or proceedings pending or, to the best knowledge of Seller, threatened against Seller or any Seller Subsidiary or any of their respective officers or directors by any stockholder of Seller or any Seller Subsidiary (or any former stockholder of Seller or any Seller Subsidiary) or involving claims under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977, as amended, or the fair lending laws.

    2.12. Insurance. Each of Seller and its Subsidiaries has taken all
          ---------
requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Seller, except for such matters which, individually or in the aggregate, will not have and reasonably could not be expected to have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole. Set forth on Schedule 2.12 is a list of all insurance policies maintained by or for the benefit of Seller or its Subsidiaries or their directors, officers, employees or agents.

    2.13. Compliance with Laws. (a) Except as set forth on Schedule 2.13A,
          --------------------
Seller and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of Seller and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Seller, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

    (b) Except as set forth on Schedule 2.13B and except for failures to comply or defaults which individually or in the aggregate would not have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole, (i) each of Seller and its Subsidiaries has complied with all laws, regulations and orders (including without limitation zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations and including without limitation in the case of any Seller Subsidiary that is a bank or savings association, banking organization, banking corporation or trust company, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, and (ii) neither Seller nor any Seller Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity. Except as set forth on Schedule 2.13B, as of the date of this Agreement, neither Seller nor any Seller Subsidiary is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any Property (as defined below) of Seller (whether directly or, to the best knowledge of Seller, as a consequence of such Property being part of the investment portfolio of Seller or any Seller Subsidiary) (A) that is contaminated by or contains any hazardous waste, toxic substance, or related materials, including without limitation asbestos, PCBs, pesticides, herbicides, and any other substance or waste that is hazardous to human health or the environment (collectively, a "Toxic Substance"), or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof. "Property" of a person shall include all property (real or personal, tangible or intangible) owned or controlled by such person, including without limitation property under foreclosure, property held by such person or any Subsidiary of such person in its capacity as a trustee and property in which any venture capital or similar unit of such person or any Subsidiary of such person has an interest. Except as set forth on Schedule 2.13B, no claim, action, suit, or proceeding is pending against Seller or any Seller Subsidiary relating to Property of Seller before any court or other Regulatory Authority or arbitration tribunal relating to hazardous substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Seller or any Seller Subsidiary with respect to the same. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Seller or any Seller Subsidiary which reasonably could be expected to have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole.

    (c) From and after January 1, 1993, neither Seller nor any Seller Subsidiary has received any notification or communication which has not been resolved from any Regulatory Authority (i) asserting that any Seller or any Subsidiary of Seller, is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which (A) are set forth on Schedule 2.13C or in any writing previously furnished to Buyer and (B) reasonably could not be expected to have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the Condition of Seller and its Subsidiaries, taken as a whole, including without limitation such company's status as an insured depositary institution under the Federal Deposit Insurance Act, or (iii) requiring or threatening to require Seller or any of its Subsidiaries, or indicating that Seller or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Seller or any of its Subsidiaries, including without limitation any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

    (d) Except as set forth on Schedule 2.17D, neither Seller nor any Seller Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

    2.14. Labor. No work stoppage involving Seller or any Seller Subsidiary, is
          -----
pending or, to the best knowledge of Seller, threatened which reasonably could be expected to have a material adverse effect on the Condition of Seller and its Subsidiaries, taken as a whole. Neither Seller nor any Seller Subsidiary is involved in, or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which reasonably could be expected to have a material adverse affect on the Condition of Seller and its Subsidiaries, taken as a whole. Employees of neither Seller nor any Seller Subsidiary, are represented by any labor union or any collective bargaining organization.

    2.15. Material Interests of Certain Persons. (a) Except as set forth in
          -------------------------------------
Seller's Proxy Statement for its 1996 Annual Meeting of Stockholders, to the best knowledge of Seller, no officer or director of Seller or any Subsidiary of Seller, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of, Seller or any Subsidiary of Seller, which in the case of Seller is required to be disclosed by Item 404 of Regulation S-K promulgated by the SEC or in the case of any such Subsidiary would be required to be so disclosed if such Subsidiary had a class of securities registered under Section 12 of the Exchange Act.

    (b) Except as set forth in Seller's Proxy Statement for its 1996 Annual Meeting of Stockholders or on Schedule 2.15B, there are no loans from Seller or any Seller Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was or would be required under any rule or regulation to be approved by or reported to Seller's or Seller Subsidiary's Board of Directors ("Insider Loans"). All outstanding Insider Loans from Seller or any Seller Subsidiary were approved by or reported to the appropriate board of directors in accordance with applicable law and regulations.

    2.16. Allowance for Loan and Lease Losses; Nonperforming Assets. (a) The
          ---------------------------------------------------------
allowances for loan and lease losses contained in the Seller Financial Statements were established in accordance with the past practices and experiences of Seller and its Subsidiaries, and the allowance for loan losses shown on the consolidated condensed balance sheet of Seller and its Subsidiaries contained in the most recent Seller Form 10-Q is adequate in all material respects under the requirements of GAAP to provide for possible losses on loans (including without limitation accrued interest receivable) and credit commitments (including without limitation stand-by letters of credit) outstanding as of the date of such balance sheet.

    (b) As of September 30, 1996, the aggregate amount of all Nonperforming Assets (as defined below) on the books of Seller and its Subsidiaries does not exceed $74,889,000. "Nonperforming Assets" shall mean (i) all loans and leases (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on nonaccrual status, (C) where a reasonable doubt exists, in the reasonable judgment of Seller, as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loan is less than 90 days past due, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) that have been classified "doubtful", "loss" or the equivalent thereof by any Regulatory Authority, and (ii) all assets classified as real estate acquired through foreclosure or repossession and other assets acquired through foreclosure or repossession.

    2.17. Employee Benefit Plans. (a) Except as set forth on Schedule 2.17A,
          ----------------------
neither Seller nor any Seller Subsidiary is a party to any existing employment, management, consulting, deferred compensation, change-in-control or other similar contract. Schedule 2.17A lists all pension, retirement, supplemental retirement, savings, profit sharing, stock option, stock purchase, stock ownership, stock appreciation right, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained (currently or at any time in the last five years) by or contributed to by Seller or any Seller Subsidiary in respect of any of the present or former directors, officers, or other employees of and/or consultants to Seller or any Seller Subsidiary (collectively, "Seller Employee Plans"). Seller has furnished, or will promptly furnish after the date hereof, Buyer with the following documents with respect to each Seller Employee Plan: (i) a true and complete copy of all written documents comprising such Seller Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Seller Employee Plan; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any. Without limiting the generality of the foregoing, Seller has furnished Buyer with true and complete copies of each form of stock option grant or stock option agreement that is outstanding under any stock option plan of Seller or any Seller Subsidiary.

    (b) All Seller Employee Plans have been maintained and operated materially in accordance with their terms and with the material requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA and the Internal Revenue Code ("IRC"). All contributions required to be made to Seller Employee Plans have been made.

    (c) With respect to each of the Seller Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"): (i) each Pension Plan which is intended to be "qualified" within the meaning of
Section 401(a) of the IRC has been determined to be so qualified by the IRS and, to the knowledge of Seller, such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the IRC; (ii) the actuarial present value of all benefits under each Pension Plan which is subject to Title IV of ERISA, valued using the assumptions in the most recent actuarial report, did not, in each case, as of the last applicable annual valuation date (as indicated on Schedule 2.17A), exceed the value of the assets of the Pension Plan allocable to such vested or accrued benefits; (iii) to the best knowledge of Seller, there has been no "prohibited transaction," as such term is defined in Section 4975 of the IRC or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or the Seller or any Seller Subsidiary, to any material tax or penalty; (iv) except as set forth on
Schedule 2.17C, no Pension Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA for which the 30-day notice requirement has not been waived on or after January 1, 1985; and (v) no Pension Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in
Section 302 of ERISA (whether or not waived). Except as set forth on Schedule 2.17C, no Pension Plan is a "multiemployer plan" as that term is defined in
Section 3(37) of ERISA. With respect to each Pension Plan that is described in
Section 4063(a) of ERISA (a "Multiple Employer Pension Plan"): (i) neither Seller nor any Seller Subsidiary would have any liability or obligation to post a bond under Section 4063 of ERISA if Seller and all Seller Subsidiaries were to withdraw from such Multiple Employer Pension Plan; and (ii) neither Seller nor any Seller Subsidiary would have any liability under Section 4064 of ERISA if such Multiple Employer Pension Plan were to terminate.

    (d) Except as set forth on Schedule 2.17D, neither Seller nor any Seller Subsidiary has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

    (e) Except as set forth on Schedule 2.17E, neither Seller nor any Seller Subsidiary has any material liability under ERISA or the IRC as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the IRC.

    (f) Except as set forth on Schedule 2.17F, neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any material payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Seller or any Seller Subsidiary from any of such entities, (ii) materially increase any benefit otherwise payable under any of the Seller Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit. No holder of an option to acquire stock of Seller has or will have at any time through the Effective Time the right to receive any cash or other payment (other than the issuance of stock of Seller) in exchange for or with respect to all or any portion of such option. Seller shall use its best efforts to insure that no amounts paid or payable by Seller, Seller Subsidiaries or Buyer to or with respect to any employee or former employee of Seller or any Seller Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G of the IRC. No Seller Stock Option has an associated "Additional Option Right" or similar "re-load" feature.

    2.18. Conduct of Seller to Date. From and after January 1, 1996 through the
          -------------------------
date of this Agreement, except as set forth on Schedule 2.18 or in Seller Financial Statements or Seller Reports: (i) Seller and the Seller Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course consistent with past practices; (ii) neither Seller nor any Seller Subsidiary has incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or subjected to Lien any of its assets or properties other than in the ordinary course of business consistent with past practice; (iii) neither Seller nor any Seller Subsidiary has discharged or satisfied any material Lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iv) neither Seller nor any Seller Subsidiary has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its material properties or assets other than for a fair consideration in the ordinary course of business; (v) except as required by contract or law, neither Seller nor any Seller Subsidiary has (A) increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit, promotion or annual increases and bonuses in accordance with existing policy,
(B) entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract, (C) entered into, terminated, or substantially modified any of the Seller Employee Plans or (D) agreed to do any of the foregoing; (vi) neither Seller nor any Seller Subsidiary has suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance; and (vii) neither Seller nor any Seller Subsidiary has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Seller and its Subsidiaries.

    2.19. Proxy Statement, etc. None of the information regarding Seller or any
          --------------------
Seller Subsidiary supplied or to be supplied by Seller for inclusion or included in (i) the registration statement on Form S-4 to be filed with the SEC by Buyer for the purpose of registering the shares of Buyer Common Stock to be exchanged for shares of Seller Common Stock pursuant to the provisions of this Agreement (the "Registration Statement"), (ii) the proxy or information statement (the "Proxy Statement") to be mailed to Seller's stockholders in connection with the transactions contemplated by this Agreement or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of Seller's stockholders referred to in Section 5.03 (the "Meeting") (or, if no Meeting is held, at the time the Proxy Statement is first furnished to Seller's stockholders), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents which Seller or any Seller Subsidiary is responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    2.20. Registration Obligations. Except as set forth on Schedule 2.20,
          ------------------------
neither Seller nor any Seller Subsidiary is under any obligation, contingent or otherwise to register any of its securities under the Securities Act.

    2.21. State Takeover Statutes; Seller's Certificate of Incorporation. (a)
          --------------------------------------------------------------
Except as set forth on Schedule 2.21, the transactions contemplated by this Agreement are not subject to any applicable state takeover law.

    (b) Except as set forth on Schedule 2.21, the transactions contemplated by this Agreement and the agreements contemplated hereby are not, and will not be, prohibited by, or subject to the super majority provisions of Sections 9 or 12 of the Seller's Certificate of Incorporation.

    2.22. Accounting, Tax and Regulatory Matters. Neither Seller nor any Seller
          --------------------------------------
Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the IRC or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

    2.23. Brokers and Finders. Except for Montgomery Securities and Stifel,
          -------------------
Nicolaus & Company, Incorporated neither Seller nor any Seller Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Seller or any Seller Subsidiary in connection with this Agreement or the transactions contemplated hereby. Schedule 2.23 discloses a bona fide estimate of the aggregate amount of all fees and expenses expected to be paid by Seller to all third parties in connection with the Merger ("Merger Fees").

    2.24. Other Activities. (a) Except as set forth on Schedule 2.24A, neither
          ----------------
Seller nor any of its Subsidiaries engages in any insurance activities other than acting as a principal, agent or broker for insurance that is directly related to an extension of credit by Seller or any of its Subsidiaries and limited to assuring the repayment of the balance due on the extension of credit in the event of the death, disability or involuntary unemployment of the debtor.

    (b) Except as set forth on Schedule 2.24B, to the knowledge of Seller's management: each Subsidiary that is a bank that performs personal trust, corporate trust and other fiduciary activities ("Trust Activities") has done so with requisite authority under applicable law of Regulatory Authorities and in material accordance with the agreements and instruments governing such Trust Activities, sound fiduciary principles and applicable law and regulation (specifically including but not limited to Section 9 of Title 12 of the Code of Federal Regulations); there is no investigation or inquiry by any governmental entity pending or threatened against Seller or any of its Subsidiaries thereof relating to the compliance by Seller or any of its Subsidiaries with sound fiduciary principles and applicable law and regulations; and each employee of any such bank had the authority to act in the capacity in which such employee acted with respect to Trust Activities in each case in which such employee was held out as a representative of such bank; and such bank has established policies and procedures for the purpose of complying with applicable laws of governmental entities relating to Trust Activities, has followed such policies and procedures in all material respects and has performed appropriate internal audit reviews of Trust Activities, which audits have disclosed no material violations of applicable laws of governmental entities or such policies and procedures.

    2.25. Interest Rate Risk Management Instruments. (a) Set forth on Schedule
          -----------------------------------------
2.25A is a list, as of the date hereof, of all interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which Seller or any of its Subsidiaries is a party or by which any of their properties or assets may be bound.

    (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Seller or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the best knowledge of Seller, in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. Seller and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    2.26. Accuracy of Information. To the best knowledge of Seller, the
          -----------------------
statements of Seller contained in this Agreement, the Schedules and any other written document executed and delivered by or on behalf of Seller pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.

                                  ARTICLE III
                                  -----------

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

    Buyer represents, and warrants to and covenants with Seller as follows:

    3.01. Organization and Authority. Buyer and each of its Subsidiaries is a
          --------------------------
corporation, bank, trust company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and, except where the failure to be so qualified would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole, has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, except, in the case of the Buyer Subsidiaries, where the failure to be so qualified would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Buyer is registered as a bank holding company with the Board under the Holding Company Act. True and complete copies of the Articles of Incorporation and Bylaws of Buyer and Merger Sub, each in effect on the date of this Agreement, have been provided to Seller.

    3.02. Capitalization of Buyer. The authorized capital stock of Buyer
          -----------------------
consists of (i) 100,000,000 shares of Buyer Common Stock, of which, as of November 30, 1996, 61,586,802 shares were issued and outstanding and (ii) 5,000,000 shares of preferred stock, no par value ("Buyer Preferred Stock"), issuable in series, none of which, as of November 30, 1996, is issued or outstanding. Buyer has designated 1,000,000 shares of Buyer Preferred Stock as "Series A Junior Participating Preferred Stock" and has reserved such shares for issuance upon exercise of Preferred Stock Purchase Rights under a Rights Agreement dated May 23, 1988 (the "Buyer Rights Agreement"), between Buyer and Mercantile Bank of St. Louis National Association, as Rights Agent. As of November 30, 1996 Buyer had reserved (i) 4,074,479 shares of Buyer Common Stock for issuance under various employee stock option and incentive plans ("Buyer Stock Options"), (ii) 600,418 shares of Buyer Common Stock for issuance upon the acquisition of Regional Bancshares, Inc. pursuant to an agreement dated August 22, 1996, and (iii) up to 17,235,960 shares of Buyer Common Stock for issuance upon the acquisition of Mark Twain Bancshares, Inc. ("Mark Twain") pursuant to an agreement dated October 27, 1996 (the "Mark Twain Merger Agreement"). From November 30, 1996 through the date of this Agreement, no shares of Buyer Common Stock or other Equity Securities of Buyer have been issued excluding any such shares which may have been issued pursuant to stock-based employee benefit or incentive plans and programs or pursuant to the foregoing agreements. Buyer continually evaluates possible acquisitions and may prior to the Effective Time enter into one or more agreements providing for, and may consummate, the acquisition by it of another bank, association, bank holding company, savings and loan holding company or other company (or the assets thereof) for consideration that may include equity securities. In addition, prior to the Effective Time, Buyer may, depending on market conditions and other factors, otherwise determine to issue equity, equity-linked or other securities for financing purposes. Notwithstanding the foregoing, Buyer will not take any action that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the IRC or
(ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement. Except as set forth above and except pursuant to the Buyer Rights Agreement, there are no other Equity Securities of Buyer outstanding. All of the issued and outstanding shares of Buyer Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of Buyer. At the Effective Time, the Buyer Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and non-assessable, and will not be issued in violation of any preemptive right of any stockholder of Buyer.

    3.03. Authorization. (a) Each of Buyer and Merger Sub has the corporate
          -------------
power and authority to enter into this Agreement and to carry out its obligations hereunder. No stockholder vote is required for Buyer to approve this Agreement. The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer. This Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

    (b) Neither the execution, delivery and performance by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the material properties or assets of Buyer or any Buyer Subsidiary under any of the terms, conditions or provisions of (x) its articles or certificate of incorporation or bylaws, or
(y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of the material properties or assets of Buyer is a party or by which it may be bound, or to which Buyer may be subject, or (ii) subject to compliance with the statutes and regulations referred to in paragraph (c) of this Section 3.03, to the best knowledge of Buyer, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries or any of their respective material properties or assets.

    (c) Other than in connection with or in compliance with the provisions of the DGCL, the MGBCL, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Holding Company Act, and the HSR Act, or any required approvals of, or notice to, any other Regulatory Authority, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

    3.04. Buyer Financial Statements. The supplemental consolidated and parent
          --------------------------
company only balance sheets of Buyer and its Subsidiaries as of December 31, 1995, 1994 and 1993 and related supplemental consolidated and parent company only statements of income, cash flows and changes in stockholders' equity for each of the three years in the three-year period ended December 31, 1995, together with the notes thereto, audited by KPMG Peat Marwick ("Buyer Auditors") and included in Buyer's current report on Form 8-K dated May 31, 1995 as filed with the SEC, and the unaudited consolidated balance sheets of Buyer and its Subsidiaries as of March 31, June 30, and September 30, 1996 and the related unaudited consolidated statements of income and cash flows for the periods then ended included in quarterly reports on Form 10-Q (including amendments thereto) as filed with the SEC (collectively, the "Buyer Financial Statements"), have been prepared in accordance with GAAP, present fairly the consolidated financial position of Buyer and its Subsidiaries at the dates and the consolidated results of operations, changes in stockholders' equity and cash flows of Buyer and its Subsidiaries for the periods stated therein and are derived from the books and records of Buyer and its Subsidiaries, which are complete and accurate in all material respects and have been maintained in all material respects in accordance with applicable laws and regulations. Neither Buyer nor any of its Subsidiaries has any material contingent liabilities that are not reflected in the Buyer Reports (defined below) or disclosed in the financial statements described above.

    3.05. Buyer Reports. Since January 1, 1993, each of Buyer and the Buyer
          -------------
Subsidiaries has filed all material reports, registrations and statements, together with any required material amendments thereto, that it was required to file with any Regulatory Authority. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Buyer Reports." As of its respective date, each Buyer Report complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.06. Material Adverse Change. Since September 30, 1996, there has been no
          -----------------------
material adverse change in the Condition of Buyer and its Subsidiaries, taken as a whole, except as may have resulted or may result from changes to laws and regulations or changes in economic conditions applicable to banking and thrift institutions generally or in general levels of interest rates affecting banking and thrift institutions generally.

    3.07. Compliance with Laws. (a) Each of Buyer and its Subsidiaries has
          --------------------
complied with all laws, regulations, and orders (including without limitation zoning ordinances, building codes, ERISA, and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations and including without limitation in the case of any Buyer Subsidiary that is a bank, banking organization, banking corporation or trust company, all statutes, rules and regulations, pertaining to the conduct of a banking, deposit-taking or lending or related business or to the exercise of trust powers) and governing instruments applicable to them and to the conduct of their business, except where such failure to comply would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole, and (ii) neither Buyer nor any Buyer Subsidiary is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity, except where such default would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Neither Buyer nor any Buyer Subsidiary is subject to or reasonably likely to incur a liability as a result of its ownership, operation, or use of any Property of Buyer (whether directly or, to the best knowledge of Buyer, as a consequence of such Property being part of the investment portfolio of Buyer or any Buyer Subsidiary) (A) that is contaminated by or contains any Toxic Substance, or (B) on which any Toxic Substance has been stored, disposed of, placed, or used in the construction thereof; and which, in each case, reasonably could be expected to have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Buyer or any Buyer Subsidiary which reasonably could be expected to have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. As of the date of this Agreement, no claim, action, suit, or proceeding is pending against Buyer or any Buyer Subsidiary relating to Property of Buyer before any court or other Regulatory Authority or arbitration tribunal relating to hazardous substances, pollution, or the environment, and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Buyer or any Buyer Subsidiary with respect to the same.

    (b) Buyer and each of its Subsidiaries have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, except where the failure to so have or make would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Buyer, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

    (c) From and after January 1, 1993, neither Buyer nor any Buyer Subsidiary has received any notification or communication which has not been resolved from any Regulatory Authority (i) asserting that any Buyer or any Subsidiary of Buyer, is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which (A) are set forth on Schedule 3.07C or in any writing previously furnished to Buyer or (B) reasonably could not be expected to have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the Condition of Buyer and its Subsidiaries, taken as a whole, including without limitation such company's status as an insured depositary institution under the Federal Deposit Insurance Act, or (iii) requiring or threatening to require Buyer or any of its Subsidiaries, or indicating that Buyer or any of its Subsidiaries may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any material manner the operations of Buyer or any of its Subsidiaries, including without limitation any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

    (d) Neither Buyer nor any Buyer Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

    3.08. Registration Statement, etc. None of the information regarding Buyer
          ---------------------------
or any of its Subsidiaries supplied or to be supplied by Buyer for inclusion or included in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed (or furnished to stockholders of Seller), be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents which Buyer or any of its Subsidiaries are responsible for filing with any Regulatory Authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    3.09. Brokers and Finders. Except for UBS Securities Inc., neither Buyer
          -------------------
nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Buyer or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

    3.10. Commitments and Contracts. Neither Buyer nor any Buyer Subsidiary is
          -------------------------
in violation of its charter documents or bylaws or in default under any material agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except, in all cases, where such default would not have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole.

    3.11. Litigation and Other Proceedings. Neither Buyer nor any Buyer
          --------------------------------
Subsidiary is a party to any pending or, to the best knowledge of Buyer, threatened claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, as of the date of this Agreement, there are no actions, suits, or proceedings pending or, to the best knowledge of Buyer, threatened against Buyer or any Buyer Subsidiary or any of their respective officers or directors by any stockholder of Buyer or any Buyer Subsidiary (or any former stockholder of Buyer or any Buyer Subsidiary) or involving claims under the Securities Act, the Exchange Act, the Community Reinvestment Act of 1977, as amended, or the fair lending laws or which purport or seek to enjoin or restrain the transactions contemplated by this Agreement.

    3.12. Interest Rate Risk Management Instruments. All interest rate swaps,
          -----------------------------------------
caps, floors and option agreements and other interest rate risk management arrangements to which Buyer or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the knowledge of Buyer, in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. Buyer and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Buyer, as of the date hereof, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    3.13. Taxes. Buyer and each Buyer Subsidiary have timely filed or will
          -----
timely file (including extensions) all material tax returns required to be filed at or prior to the Closing Date ("Buyer Returns"). Each of Buyer and its Subsidiaries has paid, or set up adequate reserves on the Buyer Financial Statements for the payment of, all taxes required to be paid in respect of the periods covered by the Buyer Financial Statements and has paid or set up adequate reserves on the most recent financial statements Buyer has filed under the Exchange Act for the payment of, all taxes anticipated to be payable in respect of the periods covered by such financial statements. No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed in writing by any governmental or taxing authority against any of Buyer or any Buyer Subsidiary which have not been settled or would not be covered by existing reserves. Neither Buyer nor any Buyer Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge shown to be due on any Buyer Return (taking into account extensions properly obtained), and no waiver of the time to assess any tax granted in writing by Buyer or any Buyer Subsidiary is pending. The federal and state income tax returns of Buyer and the Buyer Subsidiaries have been audited and settled by the IRS or appropriate state tax authorities for all periods ended through December 31, 1992, or the period for assessment of taxes in respect of such periods has expired.

    3.14. Accounting, Tax and Regulatory Matters. Neither Buyer nor any Buyer
          --------------------------------------
Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the IRC or (ii) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

    3.15. Accuracy of Information. The statements of Buyer contained in this
          -----------------------
Agreement, the Schedules and in any other written document executed and delivered by or on behalf of Buyer pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained herein or therein not misleading.

    3.16. Labor. No work stoppage involving Buyer or any Buyer Subsidiary, is
          -----
pending or, to the best knowledge of Buyer, threatened which reasonably could be expected to have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole. Neither Buyer nor any Buyer Subsidiary is involved in, or, to the best knowledge of Buyer, threatened with or affected by, any labor dispute, arbitration, law suit or administration proceeding which reasonably could be expected to have a material adverse effect on the Condition of Buyer and its Subsidiaries, taken as a whole.

    3.17. Mark Twain Merger Agreement. In the case of the representations and
          ---------------------------
warranties made by Mark Twain, as of the date hereof, to the knowledge of Buyer after reasonable inquiry, (i) the representations and warranties of Mark Twain set forth in Article II of the Mark Twain Merger Agreement are true and correct as if made on the date hereof and (ii) there has been no breach or violation of, or default under, the Mark Twain Merger Agreement by Mark Twain or by Buyer. As of the date hereof, the Mark Twain Merger Agreement has not been amended, modified or supplemented, and there have been no waivers of any conditions granted by either party thereto.

                                  ARTICLE IV
                                  ----------

               CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

    4.01. Conduct of Businesses Prior to the Effective Time. During the period
          -------------------------------------------------
from the date of this Agreement to the Effective Time, each of Buyer and Seller shall, and shall cause each of their respective Subsidiaries to, conduct its business according to the ordinary and usual course consistent with past practices and shall, and shall cause each such Subsidiary to, use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

    4.02. Forbearances. Except as set forth on Schedule 4.02 or as otherwise
          ------------
contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Seller shall not and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer:

        (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from a Subsidiary of Seller to Seller or another Subsidiary of Seller), except that Seller may (i) declare and pay cash dividends on the Seller Common Stock of not more than $.17 per share per quarterly period and (ii) declare and pay cash dividends on Seller Preferred Stock of not more than $.8125 per share per quarterly period; provided, that the parties agree to consult with respect to the last quarterly dividend of Seller payable prior to the Effective Time with the object of assuring that the shareholders of Seller do not receive a shortfall or a premium based on the record and payment dates of their last dividend prior to the Merger and the record and payment dates of the first dividend of Buyer following the Merger; or

        (b) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of the Seller Employee Plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except normal individual increases in compensation to employees consistent with past practice, or as required by law or contract; or

        (c) authorize, recommend (subject to the fiduciary duties of Seller's Board of Directors, based upon written advice of counsel to Seller, which counsel is reasonably acceptable to Buyer), propose or announce an intention to authorize, so recommend or propose, or enter into an agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights; or

        (d) propose or adopt any amendments to its articles of incorporation, association or other charter document or bylaws; or

        (e) issue, sell, grant, confer or award any of its Equity Securities (except that Seller may (i) issue shares of Seller Common Stock upon exercise of Seller Stock Options outstanding on the date of this Agreement,
    (ii) issue shares of Seller Common Stock upon the conversion of Seller Preferred Stock, (iii) issue shares of Seller Common Stock as contemplated by the Seller's Supplemental Pension Plan, or (iv) issue shares of Seller Common Stock pursuant to the Seller's dividend reinvestment plan) or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on the date of this Agreement; or

        (f) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise; provided, however, that Seller shall be permitted to purchase up to 6,973,380 shares of Seller Common Stock (as contemplated by Section 5.17) at a purchase price per share not to exceed $22.00 per share; or

        (g) (i) without first consulting with Buyer, enter into, renew or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to")
    in an amount in excess of (A) $500,000 in respect of commercial transactions, including commercial real estate transactions ("Commercial Transactions") and (B) $1,000,000 in respect of residential real estate transactions, or in an amount which, or when aggregated with any and all loans or credit commitments to such person or entity, would be in excess of
    (A) $500,000 in respect of commercial transactions, including Commercial Transactions and (B) $1,000,000 in respect of residential real estate transactions; (ii) without first obtaining the written consent of Buyer, lend to any person or entity in an amount in excess of $750,000 in respect of Commercial Transactions or in an amount which, when aggregated with any and all loans or credit commitments to such person or entity, would be in excess of $750,000 in respect of Commercial Transactions; (iii) Lend to any person other than in accordance with lending policies as in effect on the date hereof; provided that in the case of clauses (ii) and (iii) Seller or
                 --------
    any Seller Subsidiary may make any such loan in the event (A) Seller or any Seller Subsidiary has delivered to Buyer or its designated representative a notice of its intention to make such loan and such information as Buyer or its designated representative may reasonably require in respect thereof and
    (B) Buyer or its designated representative shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to Buyer of the notice of intention and information as aforesaid; or (iv) Lend to any person or entity any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of Seller or any Seller Subsidiary (except those denoted "pass" thereon), in an amount in excess of $250,000; provided, however, that nothing in this
                                     --------  -------
    paragraph shall prohibit Seller or any Seller Subsidiary from honoring any contractual obligation in existence on the date of this Agreement. Notwithstanding the provisions of clauses (i) and (ii) of this Section 4.02(g), Seller shall be authorized without first consulting with Buyer or obtaining Buyer's prior written consent, to increase the aggregate amount of any credit facilities theretofore established in favor of any person or entity (each a "Pre-Existing Facility"), provided that the aggregate amount of any and all such increases with respect to any Pre-Existing Facility shall not without Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed, be in excess of the lesser of five percent (5%) of such Pre-Existing Facility or $25,000; or;

        (h) directly or indirectly (including through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of Seller or any Seller Subsidiary or the acquisition of Equity Securities of Seller or any Seller Subsidiary or the merger of Seller or any Seller Subsidiary with any person (other than Buyer) or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction"), or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and Seller shall promptly notify Buyer orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction; or

        (i) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer or Seller to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

        (j) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, or pay without prior approval of Buyer, which shall not be unreasonably withheld, any Merger Fees in excess of the amount set forth on Schedule 2.23; or

        (k) materially restructure or materially change its investment securities portfolio, without prior written consent of Buyer which consent shall not be unreasonably withheld or delayed, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute any individual investment transaction for its own account (i) in securities backed by the full faith and credit of the United States or an agency thereof in excess of $10,000,000 and (ii) in any other investment securities in excess of $1,000,000; or

        (l) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

    4.03. Forbearances of Buyer. Except to the extent required by law,
          ---------------------
regulation or Regulatory Authority, or with the prior written consent of Seller, during the period from the date of this Agreement to the Effective Time, Buyer shall not and shall not permit any of the Buyer Subsidiaries to:

        (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock (other than dividends from any of the Buyer Subsidiaries to Buyer or to another of the Buyer Subsidiaries), except that Buyer may pay its regular quarterly dividends in amounts as it shall determine from time to time;

        (b) take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Seller or Buyer to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code; or

        (c) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other action which would make any of the representations and warranties in Article III of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other action.

                                     ARTICLE V
                                     ---------

                               ADDITIONAL AGREEMENTS

    5.01. Access and Information. Buyer and its Subsidiaries, on the one hand,
          ----------------------
and Seller and its Subsidiaries, on the other hand, shall each afford to each other, and to the other's accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Each party hereto shall, and shall cause its advisors and representatives to, (A) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (B) return all documents (including copies thereof) obtained hereunder from the other party to such other party and (C) use its best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

    5.02. Registration Statement; Regulatory Matters. (a) Buyer shall prepare
          ------------------------------------------
and, subject to the review and consent of Seller with respect to matters relating to Seller, file with the SEC as soon as is reasonably practicable the Registration Statement (or the equivalent in the form of preliminary proxy material) with respect to the shares of Buyer Common Stock to be issued in the Merger and the exercise of Buyer Stock Options after the Effective Time. Buyer shall prepare and file a notice with the Board as soon as reasonably practicable. Buyer shall use all reasonable efforts cause the Registration Statement to become effective. Buyer shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares and the exercise of such options, and Seller and its Subsidiaries shall furnish Buyer all information concerning Seller and its Subsidiaries and the stockholders thereof as Buyer may reasonably request in connection with any such action. Buyer shall use its best efforts to cause the shares of Buyer Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

    (b) Seller and Buyer shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and, as and if directed by Buyer, to consummate such other mergers, consolidations or asset transfers or other transactions by and among Buyer's Subsidiaries and Seller's Subsidiaries concurrently with or following the Effective Time, provided, however, that the foregoing shall not (A) alter or
                --------  -------
change the Merger Consideration, (B) adversely affect the tax treatment to Sellers' stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay receipt of any approval referred to in Section 6.01(b) or the consummation of the transactions contemplated by this Agreement.

    5.03. Stockholder Approval. Seller shall call a meeting of its stockholders
          --------------------
to be held as soon as practicable for the purpose of voting upon the Merger or take other action for stockholders to authorize the Merger. In connection therewith, Buyer shall prepare the Proxy Statement and, with the approval of each of Buyer and Seller, the Proxy Statement shall be filed with the SEC and mailed to the stockholders of Seller. The Board of Directors of Seller shall submit for approval of Seller's stockholders the matters to be voted upon in order to authorize the Merger. The Board of Directors of Seller hereby does and (subject to the fiduciary duties of Seller's Board of Directors, as advised by outside counsel) will recommend this Agreement and the transactions contemplated hereby to stockholders of Seller and will use its best efforts to obtain any vote of Seller's stockholders that is necessary for the approval and adoption of this Agreement and consummation of the transactions contemplated hereby.

    5.04. Current Information. During the period from the date of this
          -------------------
Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Each party shall promptly notify the other party of any material change in its business or operations and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party, and shall keep the other party fully informed of such events.

    5.05. Agreements of Affiliates. As soon as practicable after the date of
          ------------------------
this Agreement, Seller shall deliver to Buyer a letter identifying all persons whom Seller believes to be, at the time this Agreement is submitted to a vote of the stockholders of Seller, "affiliates" of Seller for purposes of Rule
145 under the Securities Act. Seller shall use its best efforts to cause each person who is so identified as an "affiliate" to deliver to Buyer as soon as practicable thereafter, and in any event no later than the publication of notice in the Federal Register of Buyer's notice to the Board referred to in
Section 5.02, a written agreement providing that from the date of such agreement each such person will agree not to sell, pledge, transfer or otherwise dispose of any shares of stock of Seller held by such person or any shares of Buyer Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act. Prior to the Effective Time, Seller shall amend and supplement such letter and use its best efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 5.05.

    5.06. Expenses. Each party hereto shall bear its own expenses incident to
          --------
preparing, entering into and carrying out this Agreement and to consummating the Merger.

    5.07. Miscellaneous Agreements and Consents. (a) Subject to the terms and
          -------------------------------------
conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including without limitation using its respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Each party shall, and shall cause each of its respective subsidiaries to, use its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or, in the opinion of Buyer, desirable for the consummation of the transactions contemplated by this Agreement.

    (b) Subject to applicable laws, regulations and requirements of Regulatory Authorities, Seller, prior to the Effective Time, shall (i) consult and cooperate with Buyer regarding the implementation of those policies and procedures established by Buyer for its governance and that of its Subsidiaries and not otherwise referenced in Section 5.15 hereof, including, without limitation, policies and procedures pertaining to the accounting, asset/liability management, audit, credit, human resources, treasury and legal functions, and (ii) at the request of Buyer, conform Seller's existing policies and procedures in respect of such matters to Buyer's policies and procedures or, in the absence of any existing Seller policy or procedure regarding any such function, introduce Buyer's policies or procedures in respect thereof, unless to do so would cause Seller or any of the Seller Subsidiaries to be in violation of any law, rule or regulation of any Regulatory Authority having jurisdiction over Seller and/or the Seller Subsidiary affected thereby, provided, however, that prior to the date that it shall be a requirement
--------  -------
hereunder for such policies and procedures to be established, Buyer shall certify to Seller that Buyer's representations and warranties are true and correct as of such date, that the approval conditions to its obligations contemplated by Section 6.01(b) have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired) and that Buyer is otherwise in compliance with this Agreement; and provided, further, that Seller shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

    5.08. Employee Benefits. The Seller Employee Plans shall not be terminated
          -----------------
by reason of the Merger but shall continue thereafter as plans of the Surviving Corporation until such time as the employees of Seller and the Seller Subsidiaries are integrated into Buyer's employee benefit plans that are available to other employees of Buyer and Buyer Subsidiaries, subject to the terms and conditions specified in such plans and to such changes therein as may be necessary to reflect the consummation of the Merger. Buyer shall take such steps as are necessary or required to integrate the employees of Seller and the Seller Subsidiaries in Buyer's employee benefit plans available to other employees of Buyer and Buyer Subsidiaries as soon as practicable after the Effective Time, (i) with full credit for prior service with Seller or any of the Seller Subsidiaries for all purposes other than determining the amount of benefit accruals under any defined benefit plan, (ii) without any waiting periods, evidence of insurability, or application of any pre-existing condition limitations, and (iii) with full credit for claims arising prior to the Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums, and all other similar limitations for the applicable plan year during which the Merger is consummated. Each of Buyer and Seller shall use all reasonable efforts to insure that no amounts paid or payable by Seller, Seller Subsidiaries or Buyer to or with respect to any employee or former employee of Seller or any Seller Subsidiary will fail to be deductible for federal income tax purposes by reason of Section 280G of the IRC. Seller shall ensure that following the Effective Time no holder of Seller Employee Stock

Options or any participant in any Seller Stock Plan shall have any right thereunder to acquire any securities of Seller or any Seller Subsidiary.

    5.09. Seller Stock Options. (a) At the Effective Time, all rights with
          --------------------
respect to Seller Common Stock pursuant to Seller Stock Options that are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to Buyer Common Stock, and Buyer shall assume Seller Stock Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Seller Stock Option assumed by Buyer shall be exercised solely for shares of Buyer Common Stock, (ii) the number of shares of Buyer Common Stock subject to each Seller Stock Option shall be equal to the number of shares of Seller Common Stock subject to such Seller Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and (iii) the per share exercise price under each Seller Stock Option shall be adjusted by dividing the per share exercise price under such Seller Stock Option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each Seller Stock Option
                  --------  -------
shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in the IRC, as to any Seller Stock Option that is an "incentive stock option."

    (b) At or prior to the Effective Time, Buyer shall take all corporate action necessary to authorize and reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of Seller Stock Options to purchase Seller Common Stock assumed by it in accordance paragraph (a) above. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Buyer Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding.

    5.10. Press Releases. Except as may be required by law, Seller and Buyer
          --------------
shall consult and agree with each other as to the form and substance of any proposed press release relating to this Agreement or any of the transactions contemplated hereby.

    5.11. State Takeover Statutes; Seller's Certificate of Incorporation. (a)
          --------------------------------------------------------------
Seller will take all steps necessary to exempt the transactions contemplated by this Agreement and any agreement contemplated hereby from, and if necessary challenge the validity of, any applicable state takeover law.

    (b) Seller will take all steps necessary to exempt the transactions contemplated by this Agreement and any agreement contemplated hereby from the super-majority voting provisions of Sections 9 and 12 of Seller's Certificate of Incorporation.

    5.12. D&O Indemnification. From and after the Effective Time, Buyer agrees
          -------------------
to (i) indemnify and hold harmless the past and present employees, agents, directors or officers of Seller and its Subsidiaries for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified and held harmless (A) under their respective Articles of Incorporation or Bylaws of Seller and its Subsidiaries in the form in effect at the date of this Agreement, (B) by operation of law, or (C) by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and such duties and obligations shall continue in full force and effect for so long as they would (but for the Merger) otherwise survive and continue in full force and effect, and (ii) assume the obligations of Seller with respect to directors and officers insurance under its prior acquisition agreements, which obligations are set forth on Schedule 5.12. Buyer will provide, or cause to be provided, for a period of not less than six years from the Effective Time, an insurance and indemnification policy that provides the officers and directors of Seller and its Subsidiaries immediately prior to the Effective Time coverage no less favorable than as currently provided by Buyer to its officers and directors.

    5.13. Best Efforts. Each of Buyer and Seller undertakes and agrees to use
          ------------
its best efforts to cause the Merger (i) to qualify as a reorganization within the meaning of Section 368 of the IRC (including, if necessary, to take reasonable steps to restructure the transactions contemplated by this Agreement to so qualify) and (ii) to occur as soon as practicable. Each of Buyer and Seller agrees to not take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of Buyer or Seller to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

    5.14. Insurance. Seller shall, and Seller shall cause each of its
          ---------
Subsidiaries to, use its best efforts to maintain its existing insurance.

    5.15. Conforming Entries. (a) Notwithstanding that Seller believes that
          ------------------
Seller and the Seller Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Seller recognizes that Buyer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable laws, regulations and the requirements of Regulatory Authorities, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Seller and the Seller Subsidiaries to those policies of Buyer, as specified in each case in writing to Seller, based upon such consultation and as hereinafter provided.

    (b) Subject to applicable laws, regulations and the requirements of Regulatory Authorities, in addition, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to determining appropriate Seller accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties' business plans following the Merger, as specified in each case in writing to Seller, based upon such consultation and as hereinafter provided.

    (c) Subject to applicable laws, regulations and the requirements of Regulatory Authorities, Seller and Buyer shall consult and cooperate with each other with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes Seller's expenses of the Merger and the restructuring charges relating to or to be incurred in connection with the Merger.

    (d) Subject to applicable laws, regulations and the requirements of Regulatory Authorities, Seller shall (i) establish and take such reserves and accruals at such time as Buyer shall reasonably request to conform Seller's loan, accrual and reserve policies to Buyer's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are reasonably requested by Buyer; provided, however, that on the date such
                               --------  -------
reserves, accruals and charges are to be taken, Buyer shall certify to Seller that Buyer's representations and warranties are true and correct as of such date, that the approval conditions to its obligations contemplated by Section 6.01(b) have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired) and that Buyer is otherwise in compliance with this Agreement; and provided, further, that Seller shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

    (e) No reserves, accruals or charges taken in accordance with Section 5.15(d) above may be a basis to assert a violation of a breach of a representation, warranty or covenant of Seller herein.

    5.16. Environmental Reports. Seller shall cooperate with Buyer so that
          ---------------------
Buyer may as soon as reasonably practicable obtain, at Buyer's expense, a report of a phase one environmental investigation on all real property owned, leased or operated by Seller or any of the Seller Subsidiaries as of the date hereof (but excluding Brio or Brio related properties, "other real estate owned," property held in trust or in a fiduciary capacity and space in retail or similar establishments leased by Seller or any of the Seller Subsidiaries for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property) and within ten (10) days after the acquisition or lease of any real property acquired or leased by Seller or any of the Seller Subsidiaries after the date hereof (but excluding space in retail and similar establishments leased by Seller or any of the Seller Subsidiaries for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property). If advisable in light of the phase one report with respect to any parcel of real property referred to above, in the reasonable opinion of Buyer, Seller shall also cooperate with Buyer so that Buyer may obtain, at Buyer's expense, a phase two investigation report on such designated parcels.

Buyer shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify Seller of any dissatisfaction with the contents of such report. The after-tax costs (based on the highest federal marginal tax rate) of all remedial or other corrective actions or measures with regard to the real properties referred to above required by applicable law up to and including $6.5 million in the aggregate shall be paid by Buyer. Such after-tax costs of remedial or other corrective actions or measures with regard to such real properties so required which exceed $6.5 million shall be the responsibility of Seller and shall be deducted from the consideration to be paid by Buyer pursuant to this Merger Agreement; provided that in the event such after-tax costs exceed $30,000,000 Seller shall have the right pursuant to
Section 7.01(f) hereof to terminate this Agreement. Any costs associated with the Brio property or Brio related properties are assumed in the transaction and are not part of the subject matter of this Section 5.16.

    5.17. Seller Securities. Subject to Buyer's certification to Seller that
          -----------------
Buyer's representations and warranties are true and correct as of such date, that the approval conditions to its obligations contemplated by Section 6.01(b) have been satisfied or waived (except to the extent that any waiting period associated therewith may then have commenced but not expired) and that Buyer is otherwise in compliance with this Agreement, Seller shall call for redemption at the earliest practicable date permitted pursuant to the related certificate of designation all issued and outstanding shares of Seller Preferred Stock. Seller shall use its reasonable best efforts, subject to prudent business practices, to acquire up to 6,973,380 shares of Seller Common Stock in open-market transactions consummated prior to the Effective Time, and subject to compliance with applicable securities laws and regulations, at a cost per share in each transaction of not more than $22.00 per share.

                                  ARTICLE VI
                                  ----------

                                  CONDITIONS

    6.01. Conditions to Each Party's Obligation To Effect the Merger. The
          ----------------------------------------------------------
respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

        (a) This Agreement shall have received the requisite approval of stockholders of Seller.

        (b) All requisite approvals of this Agreement and the transactions contemplated hereby shall have been received from the Board and any other Regulatory Authority.

        (c) The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

        (d) Neither Seller nor Buyer shall be subject to any order, decree or injunction, and there shall be no pending or threatened order, decree or injunction, of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any of the Transactions.

        (e) There shall be no legislative, statutory or regulatory action (whether federal or state) pending which prohibits or threatens to prohibit consummation of the Transactions or which otherwise materially adversely affects the Transactions.

        (f) Each of Buyer and Seller shall have received, from counsel reasonably satisfactory to it, an opinion reasonably satisfactory in form and substance to it to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the IRC and that no gain or loss will be recognized by the stockholders of Seller to the extent they receive Buyer Common Stock solely in exchange for shares of Seller Common Stock.

    6.02. Conditions to Obligations of Seller To Effect the Merger. The
          --------------------------------------------------------
obligations of Seller to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

        (a) Representations and Warranties. The representations and warranties
            ------------------------------
    of Buyer set forth in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except
    (i) to the extent such representations and warranties are by their express provisions made as of a specified date or period and (ii) for the effect of transactions contemplated by this Agreement) and Seller shall have received a certificate of the chairman or vice chairman of Buyer to that effect.

        (b) Performance of Obligations. Buyer shall have performed in all
            --------------------------
    material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Seller shall have received a certificate of the chairman or vice chairman of Buyer to that effect.

    6.03. Conditions to Obligations of Buyer To Effect the Merger. The
          -------------------------------------------------------
obligations of Buyer to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

        (a) Representations and Warranties. The representations and warranties
            ------------------------------
    of Seller set forth in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (as though made on and as of the Effective Time except
    (i) to the extent such representations and warranties are by their express provisions made as of a specific date or period and (ii) for the effect of transactions contemplated by this Agreement) and Buyer shall have received a certificate of the chairman of Seller and a certificate of the president and chief executive officer of Seller to that effect.

        (b) Performance of Obligations. Seller shall have performed in all
            --------------------------
    material respects all obligations required to be performed by it under this Agreement prior to the Effective Time, and Buyer shall have received a certificate of the chairman of Seller and a certificate of the president and chief executive officer of Seller to that effect.

        (c) All shares of Seller Preferred Stock shall have been either converted into shares of Seller Common Stock or redeemed, in each case in accordance with the terms of the related certificate of designation.

                                    ARTICLE VII
                                    -----------

                         TERMINATION, AMENDMENT AND WAIVER

    7.01. Termination. This Agreement may be terminated at any time prior to
          -----------
the Effective Time, whether before or after any requisite stockholder approval:

        (a) by mutual consent by the Executive Committee of the Board of Directors of Buyer and the Board of Directors of Seller;

        (b) by the Executive Committee of the Board of Directors of Buyer or the Board of Directors of Seller at any time after the date that is twelve months after the date of this Agreement if the Merger shall not theretofore have been consummated (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

        (c) by the Executive Committee of the Board of Directors of Buyer or the Board of Directors of Seller if (i) the Board has denied approval of the Merger and such denial has become final and nonappealable or (ii) stockholders of Seller shall not have approved this Agreement at the Meeting following a favorable recommendation of Seller's Board of Directors;

        (d) by the Executive Committee of the Board of Directors of Buyer in the event of a material breach by Seller of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof to Seller by Buyer;

        (e) by the Board of Directors of Seller in the event of a material breach by Buyer of any representation, warranty, covenant or other agreement contained in this Agreement, which breach is not cured within 30 days after written notice thereof is given to Buyer by Seller; or

        (f) by the Board of Directors of Seller pursuant to and in accordance with the provisions of the last sentence of Section 5.16.

    7.02. Effect of Termination. In the event of termination of this Agreement
          ---------------------
as provided in Sections 7.01(a) through 7.01(c) and Section 7.01(f) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers or directors except as set forth in the second sentence of Section 5.01 and in
Section 5.06.

    7.03. Amendment. This Agreement and the Schedules hereto may be amended by
          ---------
the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the stockholders of Seller; provided, however, that after any such approval by the
                        --------  -------
stockholders of Seller no such
modification shall alter or change the amount or kind of consideration to be received by holders of Seller Common Stock as provided in this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller.

    7.04. Severability. Any term, provision, covenant or restriction contained
          ------------
in this Agreement held by a court or a Regulatory Authority of competent jurisdiction or the Board to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

    7.05. Waiver. Any term, condition or provision of this Agreement may be
          ------
waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof.

                                 ARTICLE VIII
                                 ------------

                              GENERAL PROVISIONS

    (8.01.) Non-Survival of Representations, Warranties and Agreements. No
            ----------------------------------------------------------
investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except as set forth below in this Section 8.01, all representations, warranties and agreements in this Agreement of Buyer and Seller or in any instrument delivered by Buyer or Seller pursuant to or in connection with this Agreement shall expire at the Effective Time or upon termination of this Agreement in accordance with its terms or, in the case of any other such instrument, in accordance with the terms of such instrument. In the event of consummation of the Merger, the agreements contained in or referred to in Sections 5.02(b), 5.07, 5.08, 5.09 and 5.12 shall survive the Effective Time. In the event of termination of this Agreement in accordance with its terms, the agreements contained in or referred to in the second sentence of Section 5.01, Section
5.06 and Section 7.02 shall survive such termination.

    8.02. Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be deemed to be duly received (i) on the date given if delivered personally or (ii) upon confirmation of receipt, if by facsimile transmission or (iii) on the date received if mailed by registered or certified mail (return receipt requested), or (iv) on the business date after being delivered to a reputable overnight delivery service, if by such service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (i)  if to Buyer:

             Mercantile Bancorporation Inc.
             Mercantile Tower
             P.O. Box 524
             St. Louis, Missouri 63166-0524
             Attention: John W. Rowe
                  Executive Vice President

        Copies to:

             Jon W. Bilstrom, Esq.
             General Counsel
             Mercantile Bancorporation Inc.
             Mercantile Tower
             P.O. Box 524
             St. Louis, Missouri 63166-0524

        and

             Wachtell, Lipton, Rosen & Katz
             51 West 52nd Street
             New York, New York 10019

             Attention: Edward D. Herlihy, Esq.
             Telecopy: (212) 403-2000

        (ii) if to Seller:

             Roosevelt Financial Group, Inc.
             900 Roosevelt Parkway
             Chesterfield, Missouri 63017
             Attention: Stanley Bradshaw, President
                      and Chief Executive Officer

        Copies to:

             Silver, Freedman & Taff, L.L.P.
             1100 New York Avenue, N.W.
             Seventh Floor
             Washington, D.C. 20005
             Attention: Barry P. Taff, P.C.
                        Christopher R. Kelly, P.C.
       Telecopy: (202) 682-0354

    8.03. Miscellaneous. This Agreement (including the Schedules and other
          -------------
written documents referred to herein or provided hereunder) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including any confidentiality agreement between the parties hereto, (ii) except for the provisions of Section 5.08 and 5.12, is not intended to confer upon any person not a party hereto any rights or remedies hereunder, (iii) shall not be assigned by operation of law or otherwise and
(iv) shall be governed in all respects by the laws of the State of Missouri, except as otherwise specifically provided herein or required by the DGCL. Nothing in this Agreement shall be construed to require any party (or any subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation. This Agreement may be executed in counterparts which together shall constitute a single agreement.

    IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed and, by such signature, acknowledged by their respective officers thereunto duly authorized, and such signatures to be attested to by their respective officers thereunto duly authorized, all as of the date first written above.

Attest:                                           MERCANTILE BANCORPORATION INC.
------

/s/ John W. Rowe                                  By: /s/ Thomas H. Jacobsen
--------------------------------------------          -------------------------
Name: John W. Rowe                                    Name:  Thomas H. Jacobsen
Title:                                                Title: Chairman, President
                                                             and Chief Executive
                                                             Officer

Attest:                                         ROOSEVELT FINANCIAL GROUP, INC.
------

/s/ Gary W. Douglass                              By: /s/ Stanley J. Bradshaw
--------------------------------------------            ------------------------
Name:  Gary W. Douglass                               Name:  Stanley J. Bradshaw
Title: Executive Vice                                 Title: President and Chief
       President and Chief                                   Executive Officer
       Financial Officer

                                                                        ANNEX B

                            STOCK OPTION AGREEMENT
                            ----------------------

    STOCK OPTION AGREEMENT ("Option Agreement") dated December 22, 1996, between MERCANTILE BANCORPORATION INC. ("Buyer"), a Missouri corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act") and as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"), and Roosevelt Financial Group, Inc. ("Seller"), a Delaware corporation registered as a unitary savings and loan holding company under HOLA and as a bank holding company under the Holding Company Act.

                             W I T N E S S E T H:
                             - - - - - - - - - -

    WHEREAS, the Executive Committee of the Board of Directors of Buyer and the Board of Directors of Seller have approved an Agreement and Plan of Reorganization dated as of even date herewith (the "Merger Agreement") providing for the merger of Seller with and into a wholly owned subsidiary of Buyer;

    WHEREAS, as a condition to Buyer's entering into the Merger Agreement, Buyer has required that Seller agree, and Seller has agreed, to grant to Buyer the option set forth herein to purchase authorized but unissued shares of Seller Common Stock;

    NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

    1. Definitions.
       -----------

    Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

    2. Grant of Option.
       ---------------

    Subject to the terms and conditions set forth herein, Seller hereby grants to Buyer an option (the "Option") to purchase up to 8,785,429 authorized and unissued shares of Seller Common Stock at a price of $18.125 per share (the "Purchase Price") payable in cash as provided in Section 4 hereof.

    3. Exercise of Option.
       ------------------

    (a) Buyer may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred; provided, however, that (i) to the extent the Option shall not have been
--------  -------
exercised, it shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time of the Merger, (ii) the termination of the Merger Agreement in accordance with Sections 7.01(e), 7.01(f) or 7.01(a) through 7.01(c) thereof, and (iii) three years following the termination of the Merger Agreement in accordance with Section 7.01(d) thereof, provided that if
                                                             --------
such termination follows an Extension Event (as defined below), the Option shall not terminate until the date that is 12 months following such termination; (ii) if the Option cannot be exercised on such day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on the 30th business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be; and (iii) that any such exercise shall be subject to compliance with applicable law, including the Holding Company Act.

    (b) As used herein, a "Purchase Event" shall mean any of the following events:

       (i) Seller or any of its Subsidiaries, without having received prior written consent from Buyer, shall have entered into, authorized, recommended, proposed or publicly announced its intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than Buyer or any of its Subsidiaries) to (A) effect a merger or consolidation or similar transaction involving Seller or any of its Subsidiaries (other than internal mergers, reorganizing actions, consolidations or dissolutions involving only existing Subsidiaries of Seller), (B) purchase, lease or otherwise acquire 15% or more of the assets of Seller or any of its Subsidiaries or (C) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or similar transaction) Beneficial Ownership of securities representing 10% or more of the voting power of Seller or any of its Subsidiaries;

      (ii) any person (other than Buyer or any Subsidiary of Buyer or any person acting in concert with Buyer, or

    Seller or any Subsidiary of Seller in a fiduciary capacity) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of 10% or more of the voting power of Seller; or

      (iii) Seller's Board of Directors shall have withdrawn or modified in a manner adverse to Buyer the recommendation of Seller's Board of Directors with respect to the Merger Agreement, in each case after an Extension Event; or

       (iv) the holders of Seller Common Stock shall not have approved the Merger Agreement at the Meeting, or such Meeting shall not have been held or shall have been cancelled prior to termination of the Merger Agreement in accordance with its terms, in each case after an Extension Event.

    (c) As used herein, the term "Extension Event" shall mean any of the following events:

        (i)  a Purchase Event of the type specified in clauses (b)(i) and
    (b)(ii) above;

       (ii) any person (other than Buyer or any of its Subsidiaries) shall have "commenced" (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase shares of Seller Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership (as defined below) or the right to acquire Beneficial Ownership of 10% or more of the voting power of Seller; or,

      (iii) any person (other than Buyer or any Subsidiary of Buyer, or Seller or any Subsidiary of Seller in a fiduciary capacity) shall have publicly announced its willingness, or shall have publicly announced a proposal, or publicly disclosed an intention to make a proposal, (x) to make an offer described in clause (ii) above or (y) to engage in a transaction described in clause (i) above.

    (d) As used herein, the terms "Beneficial Ownership" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

    (e) In the event Buyer wishes to exercise the Option, it shall deliver to Seller a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 calendar days from the Notice Date for the closing of such purchase (the "Closing Date").

    4. Payment and Delivery of Certificates.
       ------------------------------------

    (a) At the closing referred to in Section 3 hereof, Buyer shall pay to Seller the aggregate purchase price for the shares of Seller Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Seller.

    (b) At such closing, simultaneously with the delivery of cash as provided in Section 4(a), Seller shall deliver to Buyer a certificate or certificates representing the number of shares of Seller Common Stock purchased by Buyer, registered in the name of Buyer or a nominee designated in writing by Buyer, and Buyer shall deliver to Seller a letter agreeing that Buyer shall not offer to sell, pledge or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

    (c) If at the time of issuance of any Seller Common Stock pursuant to any exercise of the Option, Seller shall have issued any share purchase rights or similar securities to holders of Seller Common Stock, then each such share of Seller Common Stock shall also represent rights with terms substantially the same as and at least as favorable to Buyer as those issued to other holders of Seller Common Stock.

    (d) Certificates for Seller Common Stock delivered at any closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

        The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder
        hereof and                         , a copy of which is on file at the
                   ------------------------
        principal office of                         , and to resale restrictions
                            ------------------------
        arising under the Securities Act of 1933 and any applicable state securities laws. A copy of such agreement will be provided to the holder
        hereof without charge upon receipt by                          of a
                                              ------------------------
        written request therefor.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Buyer shall have delivered to Seller an opinion of counsel, in form and substance reasonably satisfactory to Seller and its counsel, to the effect that such legend is not required for purposes of the Securities Act and any applicable state securities laws.

    5. Authorization, etc.
       ------------------

    (a) Seller hereby represents and warrants to Buyer that:

       (i) Seller has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

      (ii) such execution, delivery and consummation have been authorized by the Board of Directors of Seller, and no other corporate proceedings are necessary therefor;

     (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms; and

      (iv) Seller has taken all necessary corporate action to authorize and reserve and, subject to Section 11(i), permit it to issue and, at all times from the date hereof through the date of the exercise in full or the expiration or termination of the Option, shall have reserved for issuance upon exercise of the Option, 8,785,429 shares of Seller Common Stock, all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions (other than federal and state securities restrictions) and security interests and not subject to any preemptive rights.

    (b) Buyer hereby represents and warrants to Seller that:

       (i) Buyer has full corporate authority to execute and deliver this Option Agreement and, subject to Section 11(i), to consummate the transactions contemplated hereby;

      (ii) such execution, delivery and consummation have been authorized by all requisite corporate action by Buyer, and no other corporate proceedings are necessary therefor;

     (iii) this Option Agreement has been duly and validly executed and delivered and represents a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms; and

      (iv) any Seller Common Stock or other securities acquired by Buyer upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the Securities Act.

    6. Adjustment upon Changes in Capitalization.
       -----------------------------------------

    In the event of any change in Seller Common Stock by reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of Seller Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of shares of Seller Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals at least 19.9% of the number of shares of Seller Common Stock then issued and outstanding (without considering any shares subject to or issued pursuant to the Option).

    7. Repurchase.
       ----------

    (a) Subject to Section 11(i), at the request of Buyer at any time commencing upon the occurrence of a Purchase Event and ending 13 months immediately thereafter (the "Repurchase Period"), Seller (or any successor entity thereof) shall repurchase the Option from Buyer together with all (but not less than all, subject to Section 10) shares of Seller Common Stock purchased by Buyer pursuant thereto with respect to which Buyer then has Beneficial Ownership, at a price (per share, the "Per Share Repurchase Price") equal to the sum of:

       (i) The exercise price paid by Buyer for any shares of Seller Common Stock acquired pursuant to the Option;

       (ii) The difference between (A) the "Market/Tender Offer Price" for shares of Seller Common Stock (defined as the higher of (x) the highest price per share at which a tender or exchange offer has been made for shares of Seller Common Stock or (y) the highest closing mean of the "bid" and the "ask" price per share of Seller Common Stock reported by NASDAQ, the automated quotation system of the National Association of Securities Dealers, Inc., for any day within that portion of the Repurchase Period which precedes the date Buyer gives notice of the required repurchase under this Section 7) and (B) the exercise price as determined pursuant to Section 2 hereof (subject to adjustment as provided in Section 6), multiplied by the number of shares of Seller Common Stock with respect to which the Option has not been exercised, but only if the Market/Tender Offer Price is greater than such exercise price;

       (ii) The difference between the Market/Tender Offer Price and the exercise price paid by Buyer for any shares of Seller Common Stock purchased pursuant to the exercise of the Option, multiplied by the number of shares so purchased, but only if the Market/Tender Offer Price is greater than such exercise price; and

       (iv) Buyer's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees.

    (b) In the event Buyer exercises its rights under this Section 7, Seller shall, within 10 business days thereafter, pay the required amount to Buyer by wire transfer of immediately available funds to an account designated by Buyer and Buyer shall surrender to Seller the Option and the certificates evidencing the shares of Seller Common Stock purchased thereunder with respect to which Buyer then has Beneficial Ownership, and Buyer shall warrant that it has sole record and Beneficial Ownership of such shares and that the same are free and clear of all liens, claims, charges, restrictions and encumbrances of any kind whatsoever.

    (c) In determining the Market/Tender Offer Price, the value of any consideration other than cash shall be determined by an independent nationally recognized investment banking firm selected by Buyer and reasonably acceptable to Seller.

    8. Repurchase at Option of Seller and First Refusal.
       ------------------------------------------------

    (a) Except to the extent that Buyer shall have previously exercised its rights under Section 7, at the request of Seller during the six-month period commencing 13 months following the first occurrence of a Purchase Event, Seller may repurchase from Buyer, and Buyer shall sell to Seller, all (but not less than all, subject to Section 10) of the Seller Common Stock acquired by Buyer pursuant hereto and with respect to which Buyer has Beneficial Ownership at the time of such repurchase at a price per share equal to the greater of (i) 110% of the Market/Tender Offer Price per share, (ii) the Per Share Repurchase Price or (iii) the sum of (A) the aggregate Purchase Price of the shares so repurchased plus (B) interest on the aggregate Purchase Price paid for the shares so repurchased from the date of purchase to the date of repurchase at the highest rate of interest announced by Buyer as its prime or base lending or reference rate during such period, less any dividends received on the shares so repurchased, plus (C) Buyer's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement, including, without limitation, legal, accounting and investment banking fees. Any repurchase under this Section 8(a) shall be consummated in accordance with
Section 7(b).

    (b) If, at any time after the occurrence of a Purchase Event and prior to the earlier of (i) the expiration of 18 months immediately following such Purchase Event or (ii) the expiration or termination of the Option, Buyer shall desire to sell, assign, transfer or otherwise dispose of the Option or all or any of the shares of Seller Common Stock acquired by it pursuant to the Option, it shall give Seller written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Buyer to Seller, which may be accepted within 10 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Buyer is proposing to transfer the Option or such shares to a third party. The purchase of the Option or any such shares by Seller shall be closed within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Buyer by wire transfer of immediately available funds to an account designated by Buyer. In the event of the failure or refusal of Seller to purchase the Option or all the shares covered by the Offeror's Notice or if the Board or any other Regulatory Authority disapproves Seller's proposed purchase of the Option or such shares, Buyer may, within 60 days from the date of the Offeror's Notice, sell all, but not less than all, of the Option or such shares to such third party at no less than the price specified and on terms no more favorable to the purchaser than those set forth in the Offeror's Notice.

The requirements of this Section 8(b) shall not apply to (i) any disposition as a result of which the proposed transferee would Beneficially Own not more than 2% of the voting power of Seller or (ii) any disposition of Seller Common Stock by a person to whom Buyer has sold shares of Seller Common Stock issued upon exercise of the Option.

    9. Registration Rights.
       -------------------

    At any time after a Purchase Event, Seller shall, if requested by any holder or beneficial owner of shares of Seller Common Stock issued upon exercise of the Option (except any beneficial holder who acquired all of such holder's shares in a transaction exempt from the requirements of Section 8(b) by reason of clause (i) thereof) (each a "Holder"), as expeditiously as possible file a registration statement on a form for general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of Seller Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by any such Holder (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall Beneficially Own more than 2% of the shares of Seller Common Stock then outstanding). Each such Holder shall provide all information reasonably requested by Seller for inclusion in any registration statement to be filed hereunder. Seller shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The registration effected under this Section 9 shall be at Seller's expense except for underwriting commissions and the fees and disbursements of such Holders' counsel attributable to the registration of such Seller Common Stock. In no event shall Seller be required to effect more than one registration hereunder. The filing of the registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Seller of Seller Common Stock or if a special audit of Seller would otherwise be required in connection therewith. If requested by any such Holder in connection with such registration, Seller shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for parties similarly situated. Upon receiving any request for registration under this Section 9 from any Holder, Seller agrees to send a copy thereof to any other person known to Seller to be entitled to registration rights under this
Section 9, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

    10. Severability.
        ------------

    Any term, provision, covenant or restriction contained in this Option Agreement held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable. If for any reason such court or Regulatory Authority determines that applicable law will not permit Buyer or any other person to acquire, or Seller to repurchase or purchase, the full number of shares of Seller Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of the parties hereto to allow Buyer or such other person to acquire, or Seller to repurchase or purchase, such lesser number of shares as may be permissible, without any amendment or modification hereof.

    11. Miscellaneous.
        -------------

    (a) Expenses. Each of the parties hereto shall pay all costs and expenses
        --------
incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

    (b) Entire Agreement. Except as otherwise expressly provided herein, this
        ----------------
Option Agreement and the Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.

    (c) Successors; No Third Party Beneficiaries. The terms and conditions of
        ----------------------------------------
this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

    (d) Assignment. Other than as provided in Sections 8 and 9 hereof, neither
        ----------
of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person (whether by operation of law or otherwise), without the express written consent of the other party.

    (e) Notices. All notices or other communications which are required or
        -------
permitted hereunder shall be in writing and sufficient if delivered in accordance with Section 8.02 of the Merger Agreement (which is incorporated herein by reference).

    (f) Counterparts. This Option Agreement may be executed in counterparts,
        ------------
and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

    (g) Specific Performance. The parties hereto agree that if for any reason
        --------------------
Buyer or Seller shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

    (h) Governing Law. This Option Agreement shall be governed by and construed
        -------------
in accordance with the laws of the State of Missouri applicable to agreements made and entirely to be performed within such state. Nothing in this Option Agreement shall be construed to require any party (or any subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation.

    (i) Regulatory Approvals; Section 16(b). If, in connection with (A) the
        -----------------------------------
exercise of the Option under Section 3 or a sale by Buyer to a third party under Section 8, (B) a repurchase by Seller under Section 7 or a repurchase or purchase by Seller under Section 8, prior notification to or approval of the Board or any other Regulatory Authority is required, then the required notice or application for approval shall be promptly filed and expeditiously processed and periods of time that otherwise would run pursuant to such Sections shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed. In the case of clause
(A) of this subsection (i), such filing shall be made by Buyer, and in the case of clause (B) of this subsection (i), such filing shall be made by Seller, provided that each of Buyer and Seller shall use its best efforts to make all filings with, and to obtain consents of, all third parties and Regulatory Authorities necessary to the consummation of the transactions contemplated hereby, including without limitation applying to the Board under the Holding Company Act for approval to acquire the shares issuable hereunder. Periods of time that otherwise would run pursuant to Sections 3, 7 or 8 shall also be extended to the extent necessary to avoid liability under Section 16(b) of the Exchange Act.

    (j) No Breach of Merger Agreement Authorized. Nothing contained in this
        ----------------------------------------
Option Agreement shall be deemed to authorize Seller to issue any shares of Seller Common Stock in breach of, or otherwise breach any of, the provisions of the Merger Agreement.

    (k) Waiver and Amendment. Any provision of this Agreement may be waived at
        --------------------
any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the date first written above.

                                        MERCANTILE BANCORPORATION INC.

                                        By: /s/ Thomas H. Jacobsen
                                            -----------------------------------
                                            Name:  Thomas H. Jacobsen
                                            Title: Chairman, President and
                                                   Chief Executive Officer

                                        ROOSEVELT FINANCIAL GROUP, INC.

                                        By: /s/ Gary W. Douglass
                                            -----------------------------------
                                            Name:  Gary W. Douglass
                                            Title: Executive Vice President and
                                                   Chief Executive Officer

                                                                        ANNEX C

                     APPRAISAL RIGHTS PROVISIONS UNDER THE
                       DELAWARE GENERAL CORPORATION LAW

    Set forth below is the text of the statutory appraisal rights provisions under Section 262 of the Delaware General Corporation Law.

    262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of Sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security or an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares of fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.

The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

                                                                        ANNEX D

                     Letterhead of Montgomery Securities


                                  MONTGOMERY
                                                              December 22, 1996

Board of Directors
Roosevelt Financial Group, Inc.
900 Roosevelt Parkway
Chesterfield, MO 63017

Members of the Board:

    We understand that Roosevelt Financial Group, Inc., a Delaware corporation ("Roosevelt"), and Mercantile Bancorporation Inc., a Missouri corporation ("Mercantile"), have entered into an Agreement and Plan of Reorganization, pursuant to which Roosevelt will be merged with and into a wholly owned subsidiary of Mercantile (the "Merger"). Pursuant to the Merger, as more fully described in the Agreement and Plan of Reorganization, dated December 22, 1996 provided to us by Roosevelt and as further described to us by management of Roosevelt (the "Merger Agreement"), each outstanding share of the common stock, $0.01 par value per share, of Roosevelt ("Roosevelt Common Stock"), will at the election of the shareholder be exchanged for either $22.00 cash (the "Cash Consideration") or .4211 shares (the "Stock Consideration") of the common stock, par value of $5.00 per share of Mercantile ("Mercantile Common Stock"), provided that the aggregate number of shares of Mercantile Common Stock to be issued, including Mercantile Common Stock issuable upon exercise of common stock options of Roosevelt to be converted into stock options of Mercantile in connection with the Merger, shall not exceed 13,042,110. Cash Consideration and Stock Consideration are hereinafter collectively referred to as the Consideration. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

    We previously delivered to you an opinion dated December 22, 1996 (the "Prior Letter") which stated, subject to the limitations and conditions contained therein, our opinion as investment bankers that the Consideration to be received by the shareholders of Roosevelt pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date of the Merger Agreement. You have asked us to reconfirm the opinion expressed in the Prior Letter, and further asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Roosevelt pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Roosevelt and Mercantile, including the audited, consolidated financial statements for the fiscal years ended December 31, 1994 and 1995 and 1996 and certain other relevant financial and operating data relating to Roosevelt and Mercantile made available to us from published sources and from the internal records of Roosevelt and Mercantile; (ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Roosevelt Common Stock and Mercantile Common Stock; (iv) compared both Roosevelt and Mercantile from a financial point of view with certain other companies in the thrift and bank industries, respectively, which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected thrift acquisitions which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Roosevelt and Mercantile certain information of a business and financial nature regarding Roosevelt and Mercantile, furnished to us by them, and third party analysts' estimates; (vii) reviewed and discussed with representatives of the management of Roosevelt and Mercantile estimates of cost savings and other synergies furnished to us by them; (viii) made inquiries regarding and discussed the proposed Merger and the Merger Agreement and other matters related thereto with Roosevelt's counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

                                      D-1

                             MONTGOMERY SECURITIES
                INVESTMENT BANKING, BROKERAGE, ASSET MANAGEMENT
 600 MONTGOMERY STREET, SAN FRANCISCO, CALIFORNIA 94111 TELEPHONE 415-627-2000

                                  MONTGOMERY

    In connection with our review, and with your consent, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. Upon the advice of representatives of the management of Roosevelt and Mercantile and with your consent we have assumed that the third party analysts' estimates provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Roosevelt's or Mercantile's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Roosevelt or Mercantile, nor have we been furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Roosevelt and Mercantile are in the aggregate adequate to cover such losses. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based upon economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the Merger will be consummated substantially in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Roosevelt of any of the conditions to its obligations thereunder.

    We have acted as financial advisor to Roosevelt in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Roosevelt and Mercantile for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Roosevelt and performed various investment banking services for Roosevelt.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Roosevelt pursuant to the Merger Agreement is fair to such shareholders from a financial point of view, as of the date hereof.

    This opinion is directed to the Board of Directors of Roosevelt in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address any other aspect of the Merger. This opinion may not be used or referred to by Roosevelt, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or registration statement filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of
Section 11 of the Securities Act.

                                          Very truly yours,

                                          MONTGOMERY SECURITIES

                                 [FORM OF PROXY]

                                     [FRONT]

                          ROOSEVELT FINANCIAL GROUP, INC.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
           THE ROOSEVELT ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  JUNE 20, 1997


    The undersigned hereby appoints the Board of Directors to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of ROOSEVELT FINANCIAL GROUP, INC., a Delaware corporation (the "Company"), held by the undersigned, with full power of substitution and revocation, with the same force and effect as the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the St. Louis Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri, on June 20, 1997, at 2:00 p.m. (Central Time), and at any adjournment or postponement thereof, as follows:


1.  Approval and adoption of the Agreement and      FOR  AGAINST  ABSTAIN
    Plan of Reorganization, dated December 22,      [ ]    [ ]      [ ]
    1996 (the "Merger Agreement"), by and
    between Mercantile Bancorporation Inc., a
    Missouri corporation, and the Company.

2.  Election as directors of the nominees           FOR       WITHHELD
    listed below for a term of three years.         [ ]         [ ]

    INSTRUCTION:  To withhold your vote for
    any individual nominee, strike a line in the nominees name in the list below.

    Stanley J. Bradshaw     Patricia M. Gammon
    Hiram S. Liggett, Jr.   Clarence M. Turley, Jr.

3.  Ratification of the appointment of KPMG         FOR  AGAINST  ABSTAIN
    Peat Marwick LLP as independent auditors        [ ]    [ ]      [ ]
    for the Company for the fiscal year ending
    December 31, 1997.

4. OTHER MATTERS: Discretionary authority is hereby granted to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

See back side for important information.
===============================================================================

                                    [BACK]

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES STATED HEREIN AND "FOR" THE RATIFICATION OF APPOINTMENT OF AUDITORS.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF THIS PROXY IS SUBMITTED, BUT NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES STATED HEREIN AND "FOR" THE RATIFICATION OF APPOINTMENT OF AUDITORS.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement/Prospectus, each dated May 19, 1997, furnished herewith.

Dated:  ----------------------, 1997
Signature: ----------------------------------------------
Signature(s) (if held jointly): -------------------------------
Title or Authority:----------------------------------------

IMPORTANT: Please sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Each joint owner should sign the proxy. If executed by a partnership, this proxy should be signed by an authorized partner.

                              PART II

            INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

      Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for proper expenses. Section 331.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably, incurred in connection with such action, suit or proceeding.
Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsections (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or, as provided in
Article 12 of the Restated Articles of Incorporation of the Registrant, which involved an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934.

      Article 12 of the Restated Articles of Incorporation of the Registrant provides that the Registrant shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) and may also extend the additional indemnification authorized in subsection (7) and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

      Pursuant to directors' and officers' liability insurance policies, with total limits of $45,000,000 per loss, the Registrant's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of the Registrant, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of the Registrant.

Item 21.  Exhibits and Financial Statement Schedules

            (a)   Exhibits.  See Exhibit Index.

            (b)   Financial Statement Schedules.  Not Applicable.

            (c)   Reports, Opinions or Appraisals.  Not Applicable.


Item 22.  Undertakings

      (a)   The undersigned Registrant hereby undertakes:

            1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration
            Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

      (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.


                                    SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 19, 1997.


                                    MERCANTILE BANCORPORATION INC.


                                    By: /s/Thomas H. Jacobsen
                                        ---------------------------------
                                        Thomas H. Jacobsen
                                        Chairman of the Board,

                                       President and Chief Executive
                                       Officer


                              POWER OF ATTORNEY

            We, the undersigned officers and directors of Mercantile Bancorporation Inc., hereby severally and individually constitute and appoint Thomas H. Jacobsen and John Q. Arnold, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4, registering shares of Mercantile Bancorporation Inc. common stock and the rights attached thereto to be issued in connection with the proposed acquisition of Roosevelt Financial Group, Inc., and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 19th day of May, 1997.

       Signature                                 Title                                 Date
       ---------                                 -----                                 ----

/s/ Thomas H. Jacobsen                    Chairman of the Board,                    May 19, 1997
----------------------------              President, Chief Executive
Thomas H. Jacobsen                        Officer and Director
Principal Executive Officer


/s/ John Q. Arnold                        Senior Executive                          May 19, 1997
----------------------------              Vice President and
John Q. Arnold                            Chief Financial Officer
Principal Financial Officer


/s/ Michael T. Normile                    Senior Vice President --                  May 19, 1997
---------------------------               Finance and Control
Michael T. Normile
Principal Accounting Officer


/s/ Harry M. Cornell, Jr.                 Director                                  May 19, 1997
---------------------------
Harry M. Cornell, Jr.


/s/ William A. Hall                       Director                                  May 19, 1997
---------------------------
William A. Hall


/s/ Thomas A. Hays                        Director                                  May 19, 1997
---------------------------
Thomas A. Hays


/s/ Frank Lyon, Jr.
---------------------------               Director                                  May 19, 1997
Frank Lyon, Jr.


/s/ Edward A. Mueller
---------------------------               Director                                  May 19, 1997
Edward A. Mueller


/s/ Robert W. Murray
---------------------------               Director                                  May 19, 1997
Robert W. Murray


/s/ Harvey Saligman
---------------------------               Director                                  May 19, 1997
Harvey Saligman


/s/ Craig D. Schnuck
---------------------------               Director                                  May 19, 1997
Craig D. Schnuck



---------------------------               Director
Alvin Siteman


/s/ Robert L. Stark
---------------------------               Director                                  May 19, 1997
Robert L. Stark


/s/ Patrick T. Stokes
---------------------------               Director                                  May 19, 1997
Patrick T. Stokes



---------------------------               Director
John A. Wright

                              INDEX TO EXHIBITS

Exhibit
Number                              Description
-------                             -----------
2.1         Agreement and Plan of Reorganization, dated December 22, 1996, by and between MBI and Roosevelt Financial Group, Inc.
            ("Roosevelt"), included as Annex A to the accompanying Proxy
            Statement/Prospectus.

2.2         Stock Option Agreement, dated December 22, 1996, between
            Registrant and Roosevelt, included as Annex B to the accompanying Proxy Statement/Prospectus.

3.1 Registrant's Restated Articles of Incorporation, as amended and currently in effect, filed as Exhibit 3 to Registrant's Quarterly
            Report on Form 10-Q for the quarter ended March 31, 1997 (File
            No. 1-11792), are incorporated herein by reference.

3.2 Registrant's By-Laws, as amended and currently in effect, filed as Exhibit 3.2 to Amendment No. 2 to Registrant's Registration
            Statement No. 333-17757, are incorporated herein by reference.

4.1         Form of Indenture Regarding Subordinated Securities between
            Registrant and The First National Bank of Chicago, Trustee, filed as Exhibit 4-1 to Registrant's Report on Form 8-K dated
            September 24, 1992 (File No. 1-11792), is incorporated herein by reference.

4.2         Form of Indenture Regarding Floating Rate Junior Subordinated
            Definable Interest Debentures Due 2027 between Registrant and the Chase Manhattan Bank, as Trustee, filed as Exhibit 4.2 to
            Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-11792), is incorporated herein by reference.

4.3         Form of First Supplemental Indenture Regarding Floating Rate
            Junior Subordinated Definable Interest Debentures Due 2027 between Registrant and the Chase Manhattan Bank, as Trustee, filed as Exhibit 4.3 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 1-11792), is incorporated herein by reference.




4.4 Rights Agreement, dated as of May 23, 1988, between Registrant and Mercantile Bank National Association, as Rights Agent
            (including as exhibits thereto the form of Certificate of Designation, Preferences and Rights of Series A Junior
            Participating Preferred Stock and the form of Right
            Certificate), filed on May 24, 1988 as Exhibits 1 and 2 to
            Registrant's Registration Statement on Form 8-A (File No.
            1-11792), is incorporated herein by reference.

5 Opinion of Jon W. Bilstrom as to the legality of the securities being issued.

8.1 Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters in the Merger.

8.2 Opinion of Silver, Freedman & Taff, L.L.P. as to certain tax matters in the Merger.

10.1 The Mercantile Bancorporation Inc. 1987 Stock Option Plan as amended, filed as Exhibit 10.3 to Registrant's Report on Form
            10- K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.

10.2        The Mercantile Bancorporation Inc. Amended and Restated Executive
            Incentive Compensation Plan, filed as Annex H to Registrant's definitive Proxy Statement for the 1997 Annual Meeting of
            Shareholders, is incorporated herein by reference.

10.3 The Mercantile Bancorporation Inc. Employee Stock Purchase Plan, filed as Exhibit 10.7 to Registrant's Report on Form 10-K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.

10.4 The Mercantile Bancorporation Inc. 1991 Employee Incentive Plan, filed as Exhibit 10.7 to Registrant's Report on Form 10-K for the year ended December 31, 1990 (File No. 1-11792), is incorporated herein by reference.

10.5        Amendment Number One to the Mercantile Bancorporation Inc. 1991
            Employee Incentive Plan, filed as Exhibit 10.6 to Registrant's
            Report on Form 10-K for the year ended December 31, 1994 (File No.
            1-11792), is incorporated herein by reference.

10.6        The Mercantile Bancorporation Inc. Amended and Restated Stock
            Incentive Plan, filed as Annex G to Registrant's definitive Proxy
            Statement for the 1997 Annual Meeting of Shareholders, is incorporated herein by reference.

10.7        The Mercantile Bancorporation Inc. 1994 Stock Incentive Plan for
            Non-Employee Directors, filed as Appendix E to Registrant's definitive Proxy Statement for the 1994 Annual Meeting of
            Shareholders, is incorporated herein by reference.

10.8        The Mercantile Bancorporation Inc. Voluntary Deferred
            Compensation Plan, filed as Appendix D to Registrant's definitive
            Proxy Statement for the 1994 Annual Meeting of Shareholders, in incorporated herein by reference.

10.9 Form of Employment Agreement for Thomas H. Jacobson, as amended, filed as Exhibit 10.8 to Registrant's Report on Form 10-K for the year ended December 31, 1989 (File No. 1-11792), is incorporated herein by reference.




10.10       Form of Change of Control Employment Agreement for John W.
            McClure, W. Randolph Adams, John Q. Arnold and Certain Other
            Executive Officers, filed as Exhibit 10.10 to Registrant's Report on
            Form 10-K for the year ended December 31, 1989 (File No. 1-11792), incorporated herein by reference.

10.11 Agreement and Plan of Reorganization, dated August 4, 1995, by and between Registrant and Hawkeye Bancorporation, filed as Exhibit
            2.1 to MBI's Registration Statement No. 33-63609, is incorporated herein by reference.

10.12 The Mercantile Bancorporation Inc. Supplemental Retirement Plan, filed as Exhibit 10.12 to Registrant's Report on Form 10-K for the year ended December 31, 1992 (File No. 1-11792), is incorporated herein by reference.

10.13       Agreement and Plan of Reorganization, dated as of October 27,
            1996, by and between Registrant, Ameribanc, Inc. and Mark Twain
            Bancshares, Inc. ("Bancshares"), filed as Exhibit 2.1 to
            Registrant's Current Report on Form 8-K, dated November 6, 1996, is incorporated herein by reference.

10.14       Amendment to Agreement and Plan of Reorganization, dated January
            24, 1997, by and among Registrant, Ameribanc, Inc. and Bancshares, filed as Exhibit 10.16 to Amendment No. 2 to Registrant's
            Registration Statement No. 333-17757, is incorporated herein by reference.

10.15       Stock Option Agreement, dated October 27, 1996, by and between
            Mercantile Bancorporation Inc., as grantee, and Mark Twain
            Bancshares, Inc., as issuer, filed as Exhibit 2.2 to Registrant's
            Report on Form 8-K filed on November 6, 1996, is incorporated herein by reference.

23.1 Consent of KPMG Peat Marwick LLP with regard to use of its report on Registrant's financial statements.

23.2 Consent of KPMG Peat Marwick LLP with regard to the use of its report on Roosevelt's financial statements.

23.3        Consent of Jon W. Bilstrom (included in Exhibit 5).

23.4        Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).

23.5        Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit
            8.2).

23.6        Consent of Montgomery Securities.

24.1        Power of Attorney (included on signature page).

99.1 Form of Support Agreement, dated as of December 22, 1996, by and between Registrant and each director of Roosevelt.


                                  APPENDIX

     Page 75 of the proxy contains a Total Return Performance Graph. The information contained in the graph is set forth in the table immediately following the graph.